SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN

PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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☐	Preliminary Proxy Statement

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

EXELIXIS, INC.

(Name of the Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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210 East Grand Ave.

South San Francisco, CA 94080

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 28, 2014

To the Stockholders of Exelixis, Inc.:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Exelixis, Inc., a Delaware corporation (“Exelixis”), will be held on Wednesday, May 28, 2014, at 8:00 a.m., local time, at Exelixis’ offices located at 210 East Grand Avenue, South San Francisco, CA 94080 for the following purposes:

1.	To elect the four Class III nominees for director named in the Proxy Statement accompanying this Notice to hold office until the 2017 Annual Meeting of Stockholders.

2.	To ratify the selection by the Audit Committee of the Board of Directors of Ernst & Young LLP as Exelixis’ independent registered public accounting firm for the fiscal year ending January 2, 2015.

3.	To approve the Exelixis, Inc. 2014 Equity Incentive Plan (the “2014 Equity Plan”). A copy of the 2014 Equity Plan is attached to the Proxy Statement accompanying this Notice as Appendix A.

4.	To approve, on an advisory basis, the compensation of Exelixis’ named executive officers, as disclosed in the Proxy Statement accompanying this Notice.

5.	To conduct any other business properly brought before the meeting.

These items of business are more fully described in the Proxy Statement accompanying this Notice.

The record date for the Annual Meeting is March 31, 2014. Only stockholders of record at the close of business on that date may vote at the meeting or any adjournment thereof.

Important notice regarding the availability of proxy materials for the Annual Meeting of Stockholders to be held on May 28, 2014, at 8:00 a.m., local time, at Exelixis’ offices located at 210 East Grand Avenue, South San Francisco, CA 94080.

The Proxy Statement and Annual Report to stockholders are available at http://exel-annualstockholdermeeting.com.

The Board of Directors recommends that you vote “FOR” Proposal Nos. 1-4 identified above.

By Order of the Board of Directors

JAMES B. BUCHER
Vice President, Corporate Legal Affairs and Secretary

South San Francisco, California

April 17, 2014

YOU ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD, OR VOTE OVER THE TELEPHONE OR THE INTERNET AS INSTRUCTED IN THESE MATERIALS, AS PROMPTLY AS POSSIBLE TO ENSURE YOUR REPRESENTATION AT THE MEETING. A RETURN ENVELOPE (WHICH IS POSTAGE PREPAID IF MAILED IN THE UNITED STATES) IS ENCLOSED FOR YOUR CONVENIENCE. EVEN IF YOU HAVE VOTED BY PROXY, YOU MAY STILL VOTE IN PERSON IF YOU ATTEND THE MEETING. PLEASE NOTE, HOWEVER, THAT IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO VOTE AT THE MEETING, YOU MUST OBTAIN A PROXY ISSUED IN YOUR NAME FROM THAT RECORD HOLDER. YOU MAY ALSO BE ABLE TO SUBMIT YOUR PROXY VIA THE INTERNET OR BY TELEPHONE. PLEASE REFER TO THE INFORMATION PROVIDED WITH YOUR PROXY CARD OR VOTING INSTRUCTION FORM FOR FURTHER INFORMATION.

210 East Grand Ave.

South San Francisco, CA 94080

PROXY STATEMENT

FOR THE 2014 ANNUAL MEETING OF STOCKHOLDERS

MAY 28, 2014

QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING

Why am I receiving these materials?

We have sent you this Proxy Statement and the enclosed proxy card because the Board of Directors, or the Board, of Exelixis, Inc. (sometimes referred to as “we,” “us” or “Exelixis”) is soliciting your proxy to vote at the 2014 Annual Meeting of Stockholders, or the Annual Meeting, including at any adjournments or postponements of the meeting. You are invited to attend the Annual Meeting to vote on the proposals described in this Proxy Statement. However, you do not need to attend the meeting to vote your shares. Instead, you may simply complete, sign and return the enclosed proxy card, or follow the instructions below to submit your proxy over the telephone or on the Internet.

We intend to mail this Proxy Statement and accompanying proxy card on or about April 29, 2014, to all stockholders of record entitled to vote at the Annual Meeting.

Who can vote at the Annual Meeting?

Only stockholders of record at the close of business on March 31, 2014, will be entitled to vote at the Annual Meeting. On this record date, there were 194,684,040 shares of common stock outstanding and entitled to vote.

Stockholder of Record: Shares Registered in Your Name

If on March 31, 2014, your shares were registered directly in your name with our transfer agent, Computershare Shareowner Services LLC, then you are a stockholder of record. As a stockholder of record, you may vote in person at the meeting or vote by proxy. Whether or not you plan to attend the Annual Meeting, we urge you to fill out and return the enclosed proxy card or vote by proxy over the telephone or on the Internet as instructed below to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

If on March 31, 2014, your shares were held, not in your name, but rather in an account at a brokerage firm, bank, dealer, or other similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker or other agent regarding how to vote the shares in your account. You are also invited to attend the Annual Meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the meeting unless you request and obtain a valid proxy from your broker or other agent.

What am I voting on?

There are four matters scheduled for a vote:

•	Election of the four Class III nominees for director named herein to hold office until the 2017 Annual Meeting of Stockholders;

•	Ratification of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending January 2, 2015;

•	Approval of the Exelixis, Inc. 2014 Equity Incentive Plan, or the 2014 Equity Plan; and

•	Advisory approval of the compensation of our named executive officers, as disclosed in this Proxy Statement.

How do I vote?

As a stockholder of Exelixis, you have a right to vote on certain business matters affecting the company. The proposals that will be presented at the Annual Meeting and upon which you are being asked to vote are discussed below in this Proxy Statement. The procedures for voting are as follows:

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record, you may vote in person at the Annual Meeting, vote by proxy using the enclosed proxy card, vote by proxy over the telephone or vote by proxy on the Internet. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the meeting and vote in person even if you have already voted by proxy.

•	To vote in person, come to the Annual Meeting and we will give you a ballot when you arrive.

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To vote using the proxy card, simply complete, sign and date the enclosed proxy card and return it promptly in the envelope provided. If you return your signed proxy card to us so that we receive it before the Annual Meeting, we will vote your shares as you direct.

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To vote over the telephone, dial toll-free 1-800-652-VOTE (8683) from the United States using a touch-tone phone and follow the recorded instructions. You will be asked to provide the company number and control number from the enclosed proxy card. Your vote must be received by 11:59 p.m., Eastern Time, on May 27, 2014, to be counted.

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To vote on the Internet, go to www.investorvote.com/EXEL to complete an electronic proxy card. You will be asked to provide the company number and control number from the enclosed proxy card. Your vote must be received by 11:59 p.m., Eastern Time, on May 27, 2014, to be counted.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

Most beneficial owners whose stock is held in street name receive voting instruction forms from their banks, brokers or other agents, rather than the proxy card. You must follow these instructions for your bank, broker or other agent to vote your shares per your instructions. Alternatively, many brokers and banks provide the means to grant proxies to vote shares by telephone and via the Internet. If your shares are held in an account with a broker or bank providing such a service, you may grant a proxy to vote those shares by telephone or over the Internet as instructed by your broker or bank. To vote in person at the Annual Meeting, you must obtain a valid proxy from your broker, bank or other agent. Follow the instructions from your broker or bank included with these proxy materials, or contact your broker or bank to request a proxy form.

We provide Internet proxy voting to allow you to vote your shares online, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your Internet access, such as usage charges from Internet access providers and telephone companies.

How many votes do I have?

On each matter to be voted upon, you have one vote for each share of common stock you own as of March 31, 2014.

What if I return a proxy card but do not make specific choices?

If you are a registered stockholder and you return a signed and dated proxy card without marking any voting selections, your shares will be voted on the proposals as follows:

•	“For” the election of Drs. Morrissey, Papadopoulos, Scangos and Willsey in Proposal 1;

•	“For” the ratification of our selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending January 2, 2015 in Proposal 2;

•	“For” the approval of the 2014 Equity Plan in Proposal 3; and

•	“For” the advisory approval of the compensation of our named executive officers in Proposal 4.

If any other matter is properly presented at the meeting, your proxyholder (one of the individuals named on your proxy card) will vote your shares using his or her best judgment.

Who is paying for this proxy solicitation?

We will bear the entire cost of soliciting proxies, including the preparation, assembly, printing and mailing of this Proxy Statement, the proxy card and any additional information furnished to stockholders. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of our common stock beneficially owned by others to forward to such beneficial owners. We may reimburse persons representing beneficial owners of our common stock for their costs of forwarding solicitation materials to such beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, telegram or personal solicitation by our directors, officers or other regular employees. No additional compensation will be paid to directors, officers or other regular employees for such services.

What does it mean if I receive more than one proxy card?

If you receive more than one proxy card, your shares are registered in more than one name or are registered in different accounts. Please complete, sign and return each proxy card to ensure that all of your shares are voted.

Can I change my vote after submitting my proxy?

Yes. You can revoke your proxy at any time before the final vote at the Annual Meeting. You may revoke your proxy in the following ways:

Stockholder of Record: Shares Registered in Your Name

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Your proxy may be revoked by filing with the Secretary of Exelixis at our principal executive office, Exelixis, Inc., 210 East Grand Avenue, South San Francisco, California 94080, either (1) a written notice of revocation or (2) a duly executed proxy card bearing a later date.

•	Your proxy may also be revoked by granting a subsequent proxy by telephone or on the Internet (your latest telephone or Internet proxy is the one that is counted).

•	Your proxy may also be revoked by attending the Annual Meeting and voting in person. Attendance at the Annual Meeting will not, by itself, revoke your proxy.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

•	If your shares are held by your broker or bank as nominee or agent, you should follow the instructions provided by your broker or bank to revoke any prior voting instructions.

What happens if I do not vote?

Stockholder of Record; Shares Registered in Your Name

If you are a stockholder of record and do not vote by completing your proxy card, by telephone, over the internet or in person at the Annual Meeting, your shares will not be counted towards a quorum, and will have no effect on the vote count for Proposals 1, 2, 3 and 4.

Beneficial Owner; Shares Registered in the Name of a Broker or Bank

If on March 31, 2014, your shares were held, not in your name, but rather in an account at a brokerage firm, bank, dealer, or other similar organization, then you are the beneficial owner of shares held in “street name” and only your broker will be able to vote your shares. A “broker non-vote” occurs when a broker or nominee holding shares for a beneficial owner does not vote on a particular “non-routine” proposal, including the election of directors, because the broker or nominee does not have discretionary voting power with respect to that proposal and has not received instructions with respect to that proposal from the beneficial owner (despite voting on at least one other proposal for which it does have discretionary authority or for which it has received instructions). Therefore, if you do not give your broker or nominee specific instructions, your shares will not be voted on with respect to such “non-routine” proposals. Proposal 2 constitutes a “routine” management proposal, and thus, if you do not give your broker or nominee specific instructions, your broker or nominee will nevertheless have the authority to vote your shares with respect to this proposal, but will not have the authority to vote your shares with respect to Proposals 1, 3 or 4, which constitute “non-routine” proposals.

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if at least a majority of the outstanding shares entitled to vote are present or represented by proxy at the meeting. On the record date, there were 194,684,040 shares outstanding and entitled to vote.

Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you vote in person at the meeting. Abstentions will be counted towards the number of shares considered to be present at the meeting for quorum purposes. Shares represented by “broker non-votes” will be counted in determining whether there is a quorum present.

If there is no quorum, either the chairman of the Annual Meeting or the holders of a majority of shares present at the Annual Meeting in person or represented by proxy may adjourn the Annual Meeting to another date.

How many votes are needed to approve each proposal and how are votes counted?

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Proposal 1—Election of Directors: Directors are elected by majority vote. Each of the four Class III nominees must receive “For” votes from the holders of a majority of shares cast with respect to such director (number of shares voted “For” a director must exceed the number of shares voted “Against” that director). Abstentions and broker non-votes, if any, are not counted for purposes of electing directors and will have no effect on the results of this vote.

You may vote “For,” “Against” or “Abstain” for each nominee for election as a director.

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Proposal 2—Ratification of Ernst & Young LLP: The affirmative vote of a majority of shares present in person or represented by proxy at the Annual Meeting and entitled to vote on the proposal is required to ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending January 2, 2015. Abstentions will have the effect of votes against this proposal. Brokers generally have discretionary authority to vote on the ratification of our independent accounting firm; thus we do not expect any broker non-votes on this proposal. To the extent there are any broker non-votes, they will have no effect on the results of this vote.

You may vote “For,” “Against” or “Abstain” on the proposal to ratify the appointment of Ernst & Young LLP as Exelixis’ independent registered public accounting firm for the fiscal year ending January 2, 2015.

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Proposal 3—2014 Equity Plan: The affirmative vote of a majority of shares present in person or represented by proxy at the Annual Meeting and entitled to vote on the proposal is required to approve the 2014 Equity Plan. Abstentions will be counted toward the tabulation of votes cast on the proposal and will have the same effect as votes against this proposal. Broker non-votes will have no effect and will not be counted towards the vote total.

You may vote “For,” “Against” or “Abstain” on the proposal to approve the 2014 Equity Plan.

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Proposal 4—Advisory Vote on Executive Compensation: The affirmative vote of a majority of shares present in person or by represented proxy at the Annual Meeting and entitled to vote on the proposal is required to approve the non-binding, advisory vote on executive compensation. Abstentions will be counted toward the tabulation of votes cast on the proposal and will have the same effect as votes against this proposal. Broker non-votes will have no effect and will not be counted towards the vote total. Since the vote is advisory, it is not binding on the Board or on us. Nevertheless, the views expressed by our stockholders, whether through this vote or otherwise, are important to management and the Board and, accordingly, the Compensation Committee and Board intend to consider the results of this vote in making determinations in the future regarding executive compensation arrangements. Your vote will serve as an additional tool to guide the Compensation Committee and Board in continuing to improve the alignment of our executive compensation programs with business objectives and performance and with the interests of our stockholders.

You may vote “For,” “Against” or “Abstain” on the proposal to approve the compensation of our named executive officers.

Votes will be counted by the inspector of election appointed for the Annual Meeting, who will separately count “For,” “Against” and “Abstain” votes with respect to each proposal.

Do I have dissenters’ rights?

We are organized as a corporation under Delaware law. Under the Delaware General Corporation Law, our stockholders are not entitled to dissenters’ rights with respect to any of the proposals set forth in this Proxy Statement and we will not independently provide the stockholders with any such rights.

How can I find out the results of the voting at the Annual Meeting?

Preliminary voting results will be announced at the Annual Meeting. In addition, final voting results will be published in a current report on Form 8-K that we expect to file within four business days after the Annual Meeting. If final voting results are not available to us in time to file a Form 8-K within four business days after the Annual Meeting, we intend to file a Form 8-K to publish preliminary results and, within four business days after the final results are known to us, file an additional Form 8-K to publish the final results.

Will other matters be voted on at the Annual Meeting?

We are not aware of any matters to be presented at the Annual Meeting other than those described in this Proxy Statement. If any other matters not described in the Proxy Statement are properly presented at the meeting, proxies will be voted in accordance with the best judgment of the proxyholders.

What proxy materials are available on the Internet?

This Proxy Statement and our 2013 annual report to stockholders are available at http://exel-annualstockholdermeeting.com.

What is the deadline for submitting stockholder proposals for the 2015 Annual Meeting?

To be considered for inclusion in the 2015 proxy materials, your proposal must be submitted in writing by December 30, 2014, to Exelixis’ Secretary at Exelixis, Inc., 210 East Grand Avenue, South San Francisco, California 94080, and you must comply with all applicable requirements of Rule 14a-8 promulgated under the Securities Exchange Act of 1934, as amended. However, if our 2015 Annual Meeting of Stockholders is not held between April 28, 2015, and June 27, 2015, then the deadline will be a reasonable time prior to the time that we begin to print and mail our proxy materials.

If you wish to submit a proposal or nominate a director at the 2015 Annual Meeting of Stockholders, but you are not requesting that your proposal or nomination be included in next year’s proxy materials, you must submit your proposal in writing, in the manner set forth in our Bylaws, to Exelixis’ Secretary at Exelixis, Inc., 210 East Grand Avenue, South San Francisco, California 94080, to be received no earlier than the close of business on February 27, 2015, and no later than the close of business on March 29, 2015. However, if our 2015 Annual Meeting of Stockholders is not held between April 28, 2015 and June 27, 2015, then you must notify Exelixis’ Secretary, in writing, not earlier than the close of business on the 90th day prior to the date of the 2015 Annual Meeting of Stockholders and not later than the close of business on the later of (i) the 60th day prior to the date of the 2015 Annual Meeting of Stockholders or (ii) if we publicly announce the date of the 2015 Annual Meeting of Stockholders fewer than 70 days prior to the date of the 2015 Annual Meeting of Stockholders, the 10th day following the day that we first make such public announcement of the date of the 2015 Annual Meeting of Stockholders. We also advise you to review our Bylaws, which contain additional requirements about advance notice of stockholder proposals and director nominations. The chairperson of the 2015 Annual Meeting of Stockholders may determine, if the facts warrant, that a matter has not been properly brought before the meeting and, therefore, may not be considered at the meeting. In addition, if you do not also comply with the requirements of Rule 14a-4(c)(1) promulgated under the Securities Exchange Act of 1934, as amended, our management will have discretionary authority to vote all shares for which it has proxies for any such stockholder proposal or director nomination, including in opposition to such stockholder proposal or director nomination.

Where can I obtain directions to the Annual Meeting?

You may contact Investor Relations at (650) 837-7000 to obtain directions to the Annual Meeting.

PROPOSAL 1

ELECTION OF CLASS III DIRECTORS

Our Certificate of Incorporation and Bylaws provide that the Board is divided into three classes, with each class having a three-year term. Vacancies on the Board may be filled only by persons elected by a majority of the remaining directors. A director elected by the Board to fill a vacancy in a class, including a vacancy created by an increase in the number of directors, shall serve for the remainder of the full term of that class and until the director’s successor is elected and qualified, or, if sooner, until such director’s death, resignation or removal.

As of the date of this Proxy Statement, the Board has eleven members. The term of office for each of the five directors in Class III will expire at the Annual Meeting. As we previously disclosed in February 2014, one of the directors currently in Class III, Frank McCormick, Ph.D., FRS, provided us with notice that he will retire at the end of his current term, at which time the size of the Board will be reduced to ten members. The four remaining directors in Class III were nominated by the Board for election at the Annual Meeting. Each of the director nominees set forth in this Proxy Statement is currently a director of Exelixis who was previously elected by the stockholders. If elected at the Annual Meeting, each of these nominees would serve until the 2017 Annual Meeting and until his successor is elected and has qualified, or, if sooner, until the director’s death, resignation or removal.

Directors are elected by a majority of the votes present in person or represented by proxy and entitled to vote at the Annual Meeting, except in the case of a contested election. A contested election occurs when the number of nominees up for election exceeds the number of directors to be elected, in which case directors are elected by a plurality of the votes present in person or represented by proxy and entitled to vote on the election of directors at any such meeting. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the four nominees named below. If any nominee becomes unavailable for election as a result of an unexpected occurrence, your shares will be voted for the election of such substitute nominee as the Nominating and Corporate Governance Committee of the Board may propose. Each person nominated for election has agreed to serve if elected, and we have no reason to believe that any nominee will be unable to serve.

All director nominees set forth in this Proxy Statement have tendered an irrevocable resignation as a director conditioned upon (i) such director failing to receive a majority of the votes present in person or represented by proxy and entitled to vote at the Annual Meeting and (ii) acceptance by the Board of such resignation. If a director nominee who is serving as a director at the time of the election does not receive a majority of the votes present in person or represented by proxy and entitled to vote at the Annual Meeting, the Nominating and Corporate Governance Committee will act to determine whether to accept the director’s conditional resignation and will submit such recommendation for prompt consideration by the Board. The Board will act on the Nominating and Corporate Governance Committee’s recommendation within ninety days following certification of the stockholder vote. In making their decision, the Nominating and Corporate Governance Committee will evaluate the best interests of Exelixis and its stockholders and shall consider all factors and information deemed relevant. The director who tenders his conditional resignation shall not participate in the Nominating and Corporate Governance Committee’s recommendation or Board action regarding whether to accept the conditional resignation of such director. If the Board shall determine not to accept the conditional resignation of a director, the Board shall promptly disclose its decision-making process and decision to reject the conditional resignation in a Form 8-K furnished to the Securities and Exchange Commission, or the SEC.

Set forth below is biographical information for each person nominated and each person whose term of office as a director will continue after the Annual Meeting. Incorporated within each biography is a description of the specific experience, qualifications, attributes and skills of each director or director nominee that led our Board to conclude that the individual should serve as a director as of the date of this Proxy Statement.

Class III Nominees for Election for a Three-Year Term Expiring at the 2017 Annual Meeting

Michael M. Morrissey, Ph.D., age 53, has served as a director and as Exelixis’ President and Chief Executive Officer since July 2010. Dr. Morrissey has held positions of increasing responsibility at Exelixis since he joined the company in February 2000, including serving as President of Research and Development from January 2007 until July 2010. From 1991 to 2000, Dr. Morrissey held several positions at Berlex Biosciences, last holding the position of Vice President, Discovery Research. He is the author of numerous scientific publications in medicinal chemistry and drug discovery and an inventor on 70 issued U.S. patents and 25 additional published U.S. patent applications. Dr. Morrissey holds a B.S. (Honors) in Chemistry from the University of Wisconsin and a Ph.D. in Chemistry from Harvard University. Our Board has concluded that Dr. Morrissey should continue to serve as a director of Exelixis as of the date of this Proxy Statement due particularly to his leadership role as the President and Chief Executive Officer of Exelixis. Beyond his role as Exelixis’ principal executive officer, the Board also considered Dr. Morrissey’s extensive qualifications, including his training as a scientist, his significant knowledge and experience with respect to the biotechnology, healthcare and pharmaceutical industries, and comprehensive leadership background resulting from service as an executive in the biotechnology industry and his ability to bring historic knowledge and continuity to the Board.

Stelios Papadopoulos, Ph.D., age 65, a co-founder of Exelixis, has been a director since December 1994 and the Chairman of the Board since January 1998. Dr. Papadopoulos retired as Vice Chairman of Cowen & Co., LLC in August 2006 after six years as an investment banker with the firm, where he focused on the biotechnology and pharmaceutical sectors. Prior to joining Cowen & Co., he spent 13 years as an investment banker at PaineWebber, Incorporated, where he was most recently Chairman of PaineWebber Development Corp., a PaineWebber subsidiary focusing on biotechnology. He joined PaineWebber in April 1987 from Drexel Burnham Lambert, where he was a Vice President in the Equity Research Department covering the biotechnology industry. Prior to Drexel, he was a biotechnology analyst at Donaldson, Lufkin & Jenrette. Before coming to Wall Street in 1985, Dr. Papadopoulos was on the faculty of the Department of Cell Biology at New York University Medical Center. He continues his affiliation with New York University Medical Center as an Adjunct Associate Professor of Cell Biology. Dr. Papadopoulos is a co-founder of Anadys Pharmaceuticals, Inc., a publicly-held drug discovery and development company acquired by Hoffmann-La Roche Inc. in November 2011. Dr. Papadopoulos served as a member of the board of directors of Anadys Pharmaceuticals from 2000 to 2011 and as its chairman in 2011, prior to its acquisition. Dr. Papadopoulos has also served as a member of the board of directors of three other publicly-held companies, BG Medicine, Inc., a diagnostics company focused on the development and commercialization of cardiovascular diagnostic tests, since 2003, Biogen Idec Inc., a biopharmaceutical company focused on the treatment of serious diseases, since 2008, and Regulus Therapeutics Inc., a biopharmaceutical company focused on the development of medicines targeting microRNAs, since 2008. Dr. Papadopoulos was appointed Chairman of the Board of Regulus Therapeutics Inc. in June 2013 and has been appointed Chairman of the Board of Biogen Idec Inc. effective as of Biogen Idec’s 2014 Annual Meeting of Stockholders. Dr. Papadopoulos previously served as a member of the board of directors of GenVec, Inc., a publicly-held biotechnology company from August 2003 until October 2006 and as a member of the board of directors of SGX Pharmaceuticals, Inc. from July 2001 to September 2006 prior to its acquisition by Eli Lilly and Company. Dr. Papadopoulos is a member of the board of directors of a privately-held biotechnology company, Joule Unlimited, Inc. Dr. Papadopoulos was also co-founder and member of the board of directors of Cellzome Inc., a privately-held drug discovery company acquired by GlaxoSmithKline in May 2012. In the not-for-profit sector, Dr. Papadopoulos is a co-founder and Chairman of Fondation Santé, a member of the board of visitors of Duke University Medical Center and a member of the Global Advisory Board of the Duke Institute for Health Innovation. Dr. Papadopoulos holds a Ph.D. in Biophysics and an M.B.A. in Finance, both from New York University. Our Board has concluded that Dr. Papadopoulos should continue to serve as a director of Exelixis as of the date of this Proxy Statement due particularly to his training as a scientist, his knowledge and experience with respect to the biotechnology, healthcare and pharmaceutical industries, his broad leadership experience resulting from extensive service on various boards, his knowledge and experience with respect to finance matters and his ability to bring historic knowledge and continuity to the Board.

George A. Scangos, Ph.D., age 65, has been a director since October 1996. Since July 2010, Dr. Scangos has served as Chief Executive Officer and as a member of the board of directors of Biogen Idec Inc. From October 1996 to July 2010, Dr. Scangos served as our President and Chief Executive Officer. From September 1993 to October 1996, Dr. Scangos served as President of Biotechnology at Bayer Corporation, a pharmaceutical company, and was responsible for research, business and process development, manufacturing, engineering and quality assurance. Dr. Scangos has served as a member of the board of directors of various publicly-held companies, including Anadys Pharmaceuticals, Inc. from 2003 to 2010 and Entelos, Inc. from 1997 to 2010. Dr. Scangos also served as a member of the board of directors of our former subsidiary, TaconicArtemis GmbH (previously known as Artemis Pharmaceuticals GmbH) until 2010. Dr. Scangos previously served as the Chair of the California Healthcare Institute (CHI), as a member of the Board of the Global Alliance for TB Drug Development and as a member of the board of directors of BayBio. Dr. Scangos currently serves as a director of Fondation Santé. Dr. Scangos is also a member of the Board of Advisors of the University of California, San Francisco School of Pharmacy and the National Board of Advisors of the University of California, Davis School of Medicine. Dr. Scangos was a Jane Coffin Childs Post-Doctoral Fellow at Yale University and a faculty member at Johns Hopkins University. Dr. Scangos currently holds an appointment as Adjunct Professor of Biology at Johns Hopkins University. Dr. Scangos holds a B.A. in Biology from Cornell University and a Ph.D. in Microbiology from the University of Massachusetts. Our Board has concluded that Dr. Scangos should continue to serve as a director of Exelixis as of the date of this Proxy Statement due particularly to his prior leadership role as our President and Chief Executive Officer. Beyond his prior role as our principal executive officer, the Board also considered Dr. Scangos’ extensive qualifications, including his training as a scientist, his significant knowledge and experience with respect to the biotechnology, healthcare and pharmaceutical industries, his comprehensive leadership background resulting from service on various boards and as an executive in the biotechnology industry and his ability to bring historic knowledge and continuity to the Board.

Lance Willsey, M.D., age 52, has been a director since April 1997. Dr. Willsey was a founding partner of DCF Capital, a hedge fund focused on investing in the life sciences, from July 1998 to March 2002, and currently is a consultant to institutional investors in the field of oncology. Since 2000, Dr. Willsey has served on the Visiting Committee of the Department of Genitourinary Oncology at the Dana Farber Cancer Institute at Harvard University School of Medicine. From July 1997 to July 1998, Dr. Willsey served on the Staff Department of Urologic Oncology at the Dana Farber Cancer Institute. From July 1996 to July 1997, Dr. Willsey served on the Staff Department of Urology at Massachusetts General Hospital at Harvard University School of Medicine, where he was a urology resident from July 1992 to July 1996. From 2000 to 2010, Dr. Willsey served a member of the board of directors of Exact Sciences Corporation, a publicly-held biotechnology company. Dr. Willsey holds a B.S. in Physiology from Michigan State University and an M.S. in Biology and an M.D., both from Wayne State University. Our Board has concluded that Dr. Willsey should continue to serve as a director of Exelixis as of the date of this Proxy Statement due particularly to his skill as a physician, his knowledge and experience with respect to the life sciences and healthcare industries and his knowledge and experience with respect to finance matters.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF EACH NAMED NOMINEE.

Class I Directors Continuing in Office Until the 2015 Annual Meeting

Charles Cohen, Ph.D., age 63, has been a director since November 1995. Since May 2007, Dr. Cohen has been a managing director of Synthesis Capital (formerly Advent Healthcare Ventures), a venture capital firm. From 2003 to 2007, Dr. Cohen was Vice President of Advent International, a global private equity firm. From 2000 to 2002, Dr. Cohen was the Chief Executive Officer of Cellzome AG, a post-genomics biotechnology company. Prior to that time, Dr. Cohen co-founded Creative BioMolecules, Inc., a biotechnology company, in 1982 and was one of its directors and its Chief Executive Officer from 1985 to 1995. Dr. Cohen has served as a member of the board of directors of the following publicly-held biopharmaceutical companies: Anadys Pharmaceuticals, Inc., from 2000 to 2005, and Anesiva, Inc., from 2005 to 2007. Dr. Cohen serves on the board of directors and as a Chief Executive Officer of several Advent Healthcare Ventures privately-held portfolio companies. Dr. Cohen also served as the Chairman of the Supervisory Board of Cellzome AG, prior to its acquisition by GlaxoSmithKline in May 2012, and as the Chief Executive Officer of several other companies. Dr. Cohen received his Ph.D. from New York University School of Medicine. Our Board has concluded that Dr. Cohen should continue to serve as a director of Exelixis as of the date of this Proxy Statement due to particularly to his training as a scientist, his knowledge and experience with respect to the biotechnology, pharmaceutical and healthcare industries, his broad leadership experience resulting from service on various boards and as a chief executive officer and his knowledge and experience with respect to finance matters.

George Poste, D.V.M., Ph.D., FRS, age 69, has been a director since August 2004. Since February 2009, Dr. Poste has been the Chief Scientist at Complex Adaptive Systems Initiative and Regents’ Professor and Del E. Webb Professor of Health Innovation at Arizona State University. From May 2003 to February 2009, Dr. Poste served as the director of the Biodesign Institute at Arizona State University. Dr. Poste has served as the Chief Executive Officer of Health Technology Networks, a consulting company that specializes in the application of genomic technologies and computing in healthcare, since 2000. From 1992 to 1999, he was the Chief Science and Technology Officer and President, R&D of SmithKline Beecham Corporation, a pharmaceutical company. Dr. Poste served on the Defense Science Board of the U.S. Department of Defense from 2001 to 2010 and is a member of other organizations dedicated to advance the defense against bioweapons and biowarfare. Since February 2003, Dr. Poste has served as a member of the board of directors of Monsanto Company, a publicly-held provider of agricultural products and solutions. From April 2000 until August 2009, Dr. Poste served as the Non-Executive Chairman of Orchid Cellmark, Inc., a publicly-held DNA forensics company. Dr. Poste currently serves as a Board Member of Caris Life Sciences, a privately held medical diagnostics company. Dr. Poste is a Fellow of the Royal Society, the UK Academy of Medical Sciences, Hoover Institution, Stanford University, and various other prestigious organizations and has been awarded honorary doctorates from several universities. Dr. Poste holds a D.V.M. in veterinary medicine and a Ph.D. in Virology from the University of Bristol, England. Our Board has concluded that Dr. Poste should continue to serve as a director of Exelixis as of the date of this Proxy Statement due to particularly to his training as a scientist, his knowledge and experience with respect to the life sciences, healthcare and pharmaceutical industries, his broad leadership experience resulting from service on various boards, and his knowledge and experience with policymaking, regulatory issues and other governmental matters.

Jack L. Wyszomierski, age 58, has been a director since February 2004. From June 2004 to June 2009, Mr. Wyszomierski served as the Executive Vice President and Chief Financial Officer of VWR International, LLC, a supplier of laboratory supplies, equipment and supply chain solutions to the global research laboratory industry. From 1982 to 2003, Mr. Wyszomierski held positions of increasing responsibility within the finance group at Schering-Plough Corporation, a health care company, culminating with his appointment as Executive Vice President and Chief Financial Officer in 1996. Prior to joining Schering-Plough, he was responsible for capitalization planning at Joy Manufacturing Company, a producer of mining equipment, and was a management consultant at Data Resources, Inc. Mr. Wyszomierski has served as a member of the board of directors of XOMA Ltd., a publicly-held company that discovers, develops and manufactures novel antibody therapeutics, since August 2010, and as a member of the board of directors of Athersys, Inc., a publicly-held company engaged in the discovery and development of therapeutic product candidates, since June 2010. Mr. Wyszomierski previously served as a member of the board of directors of Unigene Laboratories, Inc., a publicly-held biopharmaceutical company, from April 2010 to July 2013, and AssuraMed Holding, Inc., a privately-held distributor of home healthcare products, from January 2011 until its acquisition by Cardinal Health Inc. in March 2013. Mr. Wyszomierski holds a M.S. in Industrial Administration and a B.S. in Administration, Management Science and Economics from Carnegie Mellon University. Our Board has concluded that Mr. Wyszomierski should continue to serve as director of Exelixis as of the date of this Proxy Statement particularly due to his extensive financial reporting, accounting and finance experience, as well as his experience in the healthcare and life sciences industries. These qualities have also formed the basis for the Board’s decision to appoint Mr. Wyszomierski as a member and chairman of the Audit Committee.

Class II Directors Continuing in Office Until the 2016 Annual Meeting

Carl B. Feldbaum, Esq., age 70, has been a director since February 2007. Mr. Feldbaum is currently a member of the board of directors of Actelion, Ltd, a biopharmaceutical company, and previously served as a member of the board of directors of Connetics Corporation from 2005 until its acquisition by Stiefel Laboratories, Inc. in 2006. In 2009, Mr. Feldbaum was elected as chairman of BIO Ventures for Global Health, a non-profit organization, where he has served as a member of the board of directors since its inception in 2004. Mr. Feldbaum is president emeritus of the Biotechnology Industry Organization (BIO), which represents more than 1,000 biotechnology companies, academic institutions and state biotechnology centers internationally. Mr. Feldbaum served as president of BIO from 1993 until his retirement in 2005. Prior to joining BIO, Mr. Feldbaum was chief of staff to Senator Arlen Specter of Pennsylvania. He also was president and founder of Palomar Corporation, a national security “think tank” in Washington, D.C. Before founding Palomar Corporation, Mr. Feldbaum was Assistant to the Secretary of Energy and served as the Inspector General for defense intelligence in the U.S. Department of Defense. Mr. Feldbaum received an A.B. in Biology from Princeton University and his J.D. from the University of Pennsylvania Law School. Our Board has concluded that Mr. Feldbaum should continue to serve as a director of Exelixis as of the date of this Proxy Statement due particularly to his training as an attorney, his knowledge and experience with respect to the biotechnology, pharmaceutical and healthcare industries, his broad leadership experience resulting from service on various boards and as an executive officer and his knowledge and experience with policymaking, regulatory issues and other governmental matters.

Alan M. Garber, M.D., Ph.D., age 58, has been a director since January 2005. He became Provost of Harvard University, Mallinckrodt Professor of Health Care Policy at Harvard Medical School, and a Professor in the Harvard Kennedy School of Government and in the Department of Economics at Harvard in September 2011. Before moving to Harvard, from 1998 until August 2011, he was the Henry J. Kaiser Jr. Professor, a Professor of Medicine, and a Professor (by courtesy) of Economics, Health Research and Policy, and of Economics in the Graduate School of Business at Stanford University. Dr. Garber also served as the Director of the Center for Primary Care and Outcomes Research and the Center for Health Policy at Stanford. During his tenure at Stanford University, Dr. Garber also served as a Senior Fellow at the Freeman Spogli Institute for International Studies and as a staff physician at the VA Palo Alto Health Care System. Dr. Garber is a member of the Institute of Medicine of the National Academy of Sciences, the American Society of Clinical Investigation, the Association of American Physicians and the Board on Science, Technology, and Economic Policy at the National Academies. He is a Fellow of the American College of Physicians and the Royal College of Physicians. Dr. Garber is also a Research Associate with the National Bureau of Economic Research and served as founding Director of its Health Care Program for nineteen years. He has also served as a member of the National Advisory Council on Aging at the National Institutes of Health, as a member of the Board of Health Advisers of the Congressional Budget Office and as Chair of the Medicare Evidence Development and Coverage Advisory Committee at the Centers for Medicare and Medicaid Services. Dr. Garber is on the editorial board of acclaimed scientific journals and has received numerous awards and honors. Dr. Garber holds an A.B. summa cum laude, an A.M. and a Ph.D., all in Economics, from Harvard University, and an M.D. with research honors from Stanford University. Our Board has concluded that Dr. Garber should continue to serve as a director of Exelixis as of the date of this Proxy Statement due particularly to his training as a physician and economist, his knowledge and experience with respect to the life sciences, healthcare and pharmaceutical industries, and his knowledge and experience with policymaking, regulatory issues and other governmental matters.

Vincent T. Marchesi, M.D., Ph.D., age 78, has been a director since May 2001. Since 1973, Dr. Marchesi has been a Professor of Pathology and Cell Biology at Yale University and, since 1991, the Director of the Boyer Center for Molecular Medicine at Yale University. In 1982, Dr. Marchesi co-founded Molecular Diagnostics, Inc., a diagnostic development company. Dr. Marchesi was formerly Chair of Pathology at the Yale-New Haven Hospital. Dr. Marchesi holds an M.D. from Yale University and a Ph.D. from Oxford University, and is a member of the National Academy of Sciences and the Institute of Medicine. Our Board has concluded that Dr. Marchesi should continue to serve as director of Exelixis as of the date of this Proxy Statement due particularly to his training as a physician and scientist and his research and experience in the fields of healthcare and life sciences, with a particular focus on biotechnology.

INFORMATION REGARDING THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Corporate Governance

Corporate Governance Guidelines

We have adopted written corporate governance guidelines, which may be viewed at www.exelixis.com under the caption “Investors & Media—Corporate Governance.” These guidelines include guidelines for determining director independence and qualifications for directors. Our Board regularly reviews, and modifies from time to time, the corporate governance guidelines, Board committee charters and Board practices. Please note that information found on, or accessible through, our website is not a part of, and is not incorporated into, this Proxy Statement.

Code of Conduct and Ethics

We have adopted a Code of Conduct and Ethics that applies to all directors, officers and employees, including the principal executive officer, principal financial officer and principal accounting officer. The Code of Conduct and Ethics is posted on our website at www.exelixis.com under the caption “Investors & Media—Corporate Governance.” We intend to satisfy the disclosure requirement under Item 5.05 of Form 8-K regarding an amendment to, or waiver from, a provision of this Code of Conduct and Ethics by posting such information on our website, at the address and location specified above and, to the extent required by the listing standards of the NASDAQ Stock Market, by filing a Current Report on Form 8-K with the SEC, disclosing such information.

Director Independence

We have adopted standards for director independence pursuant to NASDAQ listing standards, which require that a majority of the members of a listed company’s board of directors qualify as “independent,” as affirmatively determined by the board of directors. An “independent director” means a person other than an officer or employee of Exelixis or one of our subsidiaries, or another individual having a relationship that, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Consistent with these considerations, after review of all relevant transactions or relationships between each director, or any of his or her family members, and Exelixis, its senior management and its independent registered public accounting firm, the Board has affirmatively determined that Drs. Cohen, Garber, Marchesi, McCormick, Papadopoulos, Poste, Scangos and Willsey and Messrs. Wyszomierski and Feldbaum, who are ten of the eleven members of the Board, represent a majority of the Board and are independent. In making this determination, the Board considered Dr. Cohen’s status as a less than 10% equity owner of Nexeptor Therapeutics, LLC, or Nexeptor. In 2013, Exelixis entered into an asset purchase agreement pursuant with Nexeptor pursuant to which Nexeptor may acquire certain assets, technologies and intellectual property relating to one of Exelixis’ terminated pre-clinical programs. After review of this relationship, the Board found that Dr. Cohen did not have a material or other disqualifying relationship with Exelixis. In making this determination with respect to Dr. Scangos, the Board also considered that Dr. Scangos was previously our President and Chief Executive Officer from 1996 to July 2010, and given the amount of time that has elapsed from the date Dr. Scangos ceased to be an executive officer of Exelixis, the Board found that Dr. Scangos did not have a material or other disqualifying relationship with Exelixis. Dr. Morrissey, our President and Chief Executive Officer, is not independent by virtue of his employment with Exelixis. In addition, the Board has also determined that: (i) all directors who serve on the Audit, Compensation and Nominating and Corporate Governance Committees are independent under applicable NASDAQ listing standards; and (ii) all members of the Audit Committee meet the independence requirements under the Securities Exchange Act of 1934, as amended.

Board Leadership Structure

The Board does not have a formal policy on whether the role of chairman and chief executive officer should be separate or combined. Our corporate governance guidelines provide that the Board will select its chairman and the chief executive officer in the manner it considers to be in the best interests of our company and those of our stockholders. Currently, we have an independent chairman of the board separate from the chief executive officer. The Board believes this bifurcated structure provides for sufficient independent oversight of management and strong Board leadership, while allowing for the effective management of company affairs. The Board believes that if the positions of chairman and chief executive officer are combined, the appointment of a lead independent director would be necessary for effective governance. Accordingly, our corporate governance guidelines provide that if the roles are combined, the independent directors of the Board must appoint a lead independent director. Our corporate governance guidelines further provide that the lead independent director would: (i) preside at all meetings of the Board at which the chairman is not present, including executive sessions of the independent directors; (ii) have the authority to call meetings of the independent directors; (iii) serve as the principal liaison on Board-wide issues between the independent directors and the chairman; and (iv) have such other authority and duties as the Board may from time to time determine. The Board believes that this flexible approach provides it with the ability to establish a leadership structure, based upon its judgment, that is in the best interests of our company and those of our stockholders at any given time.

Role of the Board in Risk Oversight

Management is responsible for identifying the various risks facing our company, including, without limitation, strategic, operational, financial and regulatory risks that may exist from time to time. Management is also charged with the responsibility of implementing appropriate risk management policies and procedures and managing our risk exposure on a day-to-day basis. While we do not have a formal risk oversight policy, the Board, as a whole and through its various committees, conducts the risk oversight function for our company. In its risk oversight role, the Board evaluates whether management has reasonable controls in place to address material risks currently facing our company and those we may face in the future. The Board and its committees meet at regularly scheduled and special meetings throughout the year at which they are presented with information regarding risks facing the company. The Board also is presented with such information during monthly teleconferences among our Board and senior management established to provide the members of our Board with more frequent business updates. Following consideration of the information provided by management, the Board provides feedback, makes recommendations and, as needed, issues directives to management to address our risk exposure.

Prohibitions on Derivative, Hedging, Monetization and Other Transactions

We maintain an insider trading policy applicable to directors and employees, including our executive officers, which prohibits certain transactions in our stock, including short sales, puts, calls or other transactions involving derivative securities, hedging or monetization transactions, purchases of Exelixis securities on margin or borrowing against an account in which Exelixis securities are held, or pledging Exelixis stock as collateral for a loan.

Stockholder Communications with the Board

Security holders may send communications to the Board by mail at 210 East Grand Avenue, South San Francisco, California 94080, by facsimile at (650) 837-7951 or by e-mail at info@exelixis.com, each of the foregoing sent “Attn: Board of Directors.”

Board Committees and Meetings

During the fiscal year ended December 27, 2013, the Board held eight meetings. As required under applicable NASDAQ listing standards, during the fiscal year ended December 27, 2013, our independent directors met four times in regularly scheduled executive sessions.

During the fiscal year ended December 27, 2013, all of our directors attended at least 75% of the total meetings of the Board and of the committees on which they served during the period for which they were a director or committee member, respectively, except Dr. McCormick. Dr. McCormick’s absences were due principally to scheduling conflicts with certain activities and meetings in connection with the RAS program undertaken by the United States government’s National Cancer Institute, for which Dr. McCormick became project leader and consultant in 2013. In February 2014, Dr. McCormick provided us with notice that he will retire from the Board at the end of his current term, which expires at the 2014 Annual Meeting.

In 2013, the Board had four standing committees: an Audit Committee, Compensation Committee, Nominating and Corporate Governance Committee and Research and Development Committee.

Audit Committee

The Audit Committee of the Board oversees our corporate accounting and financial reporting process, ensures the integrity of our financial statements and has been designated as the Qualified Legal Compliance Committee within the meaning of Rule 205.2(k) of Title 17, Chapter II of the Code of Federal Regulations. The Audit Committee performs several functions, such as evaluating the performance of, and assessing the qualifications of, the independent registered public accounting firm; determining whether to retain or terminate the existing independent registered public accounting firm or to appoint and engage a new independent registered public accounting firm; reviewing and approving the engagement of the independent registered public accounting firm to perform any proposed permissible services and appropriate compensation thereof; reviewing, providing oversight of and approving related party transactions; establishing procedures, as required under applicable law, for the receipt, retention and treatment of complaints received by Exelixis regarding accounting, internal accounting controls or auditing matters and the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters; reviewing the financial statements to be included in our Annual Report on Form 10-K; discussing with management and the independent registered public accounting firm the results of the annual audit and the results of our quarterly financial statement reviews; and resolving any disagreements between the independent registered public accounting firm and management. The Audit Committee also has the specific responsibilities and authority necessary to comply with the listing standards of the NASDAQ Stock Market applicable to audit committees.

During 2013, the Audit Committee comprised three independent directors: Drs. Cohen and Papadopoulos and Mr. Wyszomierski (chairman). The Board has determined that Mr. Wyszomierski is an “audit committee financial expert” as defined in applicable SEC rules. The Audit Committee met four times during the fiscal year ended December 27, 2013. The Audit Committee’s report is set forth in “Report of the Audit Committee” below. The Audit Committee has a written charter, which is available on our website at www.exelixis.com under the caption “Investors & Media—Corporate Governance.”

Compensation Committee

The purpose of the Compensation Committee is to: oversee our compensation policies, plans and programs; review and determine the compensation to be paid to officers; work with management to address any conflict of interest with any compensation adviser engagement by management or the Compensation Committee; review with management our Compensation Discussion and Analysis and to consider whether to recommend that it be included in our proxy statements and other filings; and prepare and review the Compensation Committee’s report included in our annual proxy statement or Annual Report on Form 10-K, as applicable, in accordance with applicable rules and regulations of the SEC. The Compensation Committee reviews and recommends to the Board the compensation and benefits of all officers, establishes and reviews general policies relating to compensation and benefits of employees, including executive officers, and performs such other functions regarding compensation as the Board may delegate. The Compensation Committee also administers the issuance of stock options and other awards under our stock plans.

During 2013, the Compensation Committee comprised three independent directors: Drs. Cohen (chairman), Marchesi and Willsey. The Compensation Committee met eight times during the fiscal year ended December 27, 2013. The Compensation Committee’s report is set forth in “Compensation Committee Report” below. Information on the Compensation Committee’s processes and procedures for consideration of executive compensation are addressed in “—Compensation Discussion and Analysis” below. For information regarding our processes and procedures for the consideration and determination of director compensation, please see “—Compensation of Directors” below. The Compensation Committee has a written charter, which is available on our website at www.exelixis.com under the caption “Investors & Media —Corporate Governance.”

The Compensation Committee retained Frederick W. Cook & Co., Inc., a national compensation consulting firm, as its external compensation consultant to assist the Compensation Committee in its duties related to executive compensation. The Compensation Committee retained Frederick W. Cook & Co., Inc. principally to assist the Compensation Committee in establishing a new peer group for the Compensation Committee to use to benchmark executive officer compensation decisions in 2013. For more detailed information regarding the services provided by Frederick W. Cook & Co., Inc., please see “—Compensation Discussion and Analysis” below. Frederick W. Cook & Co., Inc. did not perform any work for us other than the executive compensation consulting services provided to the Compensation Committee and reported directly to the Compensation Committee through its chairperson. In March 2013, the Compensation Committee assessed the independence of Frederick W. Cook & Co., Inc. pursuant to SEC rules and concluded that there was no conflict of interest that would prevent Frederick W. Cook & Co., Inc. from serving as an independent consultant to the Compensation Committee during 2013. In connection with the assessment, Frederick W. Cook & Co., Inc. provided a certification to the Compensation Committee regarding its independence and provision of services.

Management retained Radford, a compensation consulting firm serving technology and life sciences companies, as its external compensation consultant to assist with executive and non-employee director compensation. Management retained Radford principally to provide benchmark and industry compensation data for our senior management. For more detailed information regarding the services provided by Radford, please see “—Compensation of Directors” and “—Compensation Discussion and Analysis” below. In March 2013, the Compensation Committee assessed the independence of Radford pursuant to SEC rules and concluded that there was no conflict of interest that would prevent Radford from serving as an independent consultant to management during 2013. The Compensation Committee performed a similar assessment of Radford in March 2014 and concluded that the engagement of Radford did not raise any conflicts of interest that would prevent Radford from continuing to serve as an independent consultant to management during 2014. In connection with each assessment, Radford provided a certification to the Compensation Committee regarding its independence and provision of services. Radford is an Aon Hewitt Company and an affiliate of Aon plc which has provided insurance brokerage services to Exelixis since 2012. Aggregate fees paid to Aon plc for 2013 did not exceed $120,000.

Nominating and Corporate Governance Committee

The purpose of the Nominating and Corporate Governance Committee is to: oversee all aspects of our corporate governance functions on behalf of the Board; make recommendations to the Board regarding corporate governance issues; identify, review and evaluate candidates to serve as directors; serve as a focal point for communication between such candidates, non-committee directors and management; recommend such candidates to the Board and make such other recommendations to the Board regarding affairs relating to the directors, including director compensation; and develop a set of corporate governance principles for Exelixis. The Nominating and Corporate Governance Committee also oversees our healthcare compliance programs created to prevent fraud and abuse in federal healthcare programs and non-compliance with applicable healthcare laws. During 2013, the Nominating and Corporate Governance Committee comprised three independent directors: Drs. Garber (chairman) and Poste and Mr. Feldbaum. The Nominating and Corporate Governance Committee met two times during the fiscal year ended December 27, 2013. The Nominating and Corporate Governance Committee has a written charter, which is available on our website at www.exelixis.com under the caption “Investors & Media—Corporate Governance.”

Because we are a biotechnology company with rapidly evolving and expanding clinical and commercial programs, the Board does not believe that it is appropriate to adopt, and the Nominating and Corporate Governance Committee has not adopted, a formal policy with respect to a fixed set of minimum qualifications for its candidates for membership on the Board. Instead, in considering candidates for directorship, the Nominating and Corporate Governance Committee will generally consider all relevant factors, including the candidate’s applicable expertise and demonstrated excellence in his or her field, the usefulness of such expertise to us, the availability of the candidate to devote sufficient time and attention to the affairs of Exelixis, the existence of any relationship that would interfere with the exercise of the candidate’s independent judgment, and the candidate’s demonstrated character and judgment. In the review process, the Nominating and Corporate Governance Committee evaluates prospective candidates for directorship in the context of the existing membership of the Board (including the qualities and skills of the existing directors), our operating requirements and the long-term interests of our stockholders. The Board does not have a formal policy with regard to the consideration of diversity in identifying director nominees, but the Nominating and Corporate Governance Committee believes that the factors considered above enable it to identify director candidates that possess a wide range of backgrounds, industry knowledge, skills and experiences.

The Nominating and Corporate Governance Committee generally will consider and assess all candidates recommended by our directors, officers and stockholders. In previous years, we engaged an executive search firm to assist the committee in identifying and recruiting potential candidates for membership on the Board. The Nominating and Corporate Governance Committee intends to consider stockholder recommendations for directors using the same criteria as potential nominees recommended by the members of the Nominating and Corporate Governance Committee or others. The Nominating and Corporate Governance Committee has not received any recommended nominations from any of our stockholders in connection with the 2014 Annual Meeting. Evaluations of candidates generally involve a review of background materials, internal discussions and interviews with selected candidates as appropriate. If, after its review, the Nominating and Corporate Governance Committee supports a candidate, it would recommend the candidate for consideration by the full Board.

Stockholders who wish to recommend individuals for consideration by the Nominating and Corporate Governance Committee to become nominees for election to the Board may do so by delivering a written recommendation to the Nominating and Corporate Governance Committee within the timeframe specified in our Bylaws that is applicable to matters to be brought before an Annual Meeting of Stockholders as set forth under “Questions and Answers About These Proxy Materials and Voting” above. Such communications should be sent to the following address: Exelixis, Inc., 210 East Grand Ave., South San Francisco, California 94080, Attn: Nominating and Corporate Governance Committee of the Board. Submissions must include the full name of the proposed nominee, a description of the proposed nominee’s business experience for at least the previous five years, complete biographical information, a description of the proposed nominee’s qualifications as a director and a representation that the nominating stockholder is a beneficial or record owner of our stock. Any such submission must be accompanied by the written consent of the proposed nominee to be named as a nominee and to serve as a director, if elected.

Research and Development Committee

The Research and Development Committee, which was established effective January 1, 2006, is responsible for advising Exelixis and the Board on matters of scientific importance as the Board, in consultation with management, may designate from time to time. During 2013, the Research and Development Committee comprised four members: Drs. McCormick, Marchesi, Poste (chairman) and Willsey. The Research and Development Committee met two times during the fiscal year ended December 27, 2013.

Annual Meeting; Attendance

The Board does not have a formal policy with respect to the attendance of its members at Annual Meetings of Stockholders. Dr. Morrissey was the only member of the Board in attendance at the 2013 Annual Meeting of Stockholders.

Compensation of Directors

The compensation program for our non-employee directors is intended to be competitive and fair so that we can attract optimal talent to our Board, and recognize the time and effort required of a director given the size and complexity of our operations. In addition to cash compensation, our non-employee directors receive compensation in the form of stock options.

Cash Compensation Arrangements

The table below provides information regarding the cash compensation arrangements for our non-employee directors for 2013. Dr. Morrissey receives no compensation in his capacity as a member of the Board.

Service	Fee Type	Cash Compensation ($)
Board	Retainer Fee	20,000
	Additional Chair Retainer Fee	30,000
	Regular Meeting Fee	2,500
	Special Meeting Fee(1)	1,000

Audit Committee	Retainer Fee	6,000
	Additional Chair Retainer Fee	15,000
	Meeting Fee(2)	1,000

Compensation Committee	Retainer Fee	5,000
	Additional Chair Retainer Fee	10,000
	Meeting Fee(2)	1,000

Nominating & Corporate Governance Committee	Retainer Fee	5,000
	Additional Chair Retainer Fee	10,000
	Meeting Fee(2)	1,000

Research & Development Committee	Retainer Fee	10,000
	Additional Chair Retainer Fee	10,000
	Meeting Fee(2)	5,000

(1)	Meeting at which minutes are generated.
(2)	In-person meeting or teleconference at which minutes are generated.

Equity Compensation Arrangements

Our 2000 Non-Employee Directors’ Stock Option Plan, or the Directors’ Plan, provides for the automatic grant of options to purchase shares of common stock to non-employee directors. Such options are granted automatically, without further action by us, the Board or our stockholders. Non-employee directors are eligible to receive a one-time initial option to purchase 50,000 shares of common stock when they first join the Board and an annual option to purchase 30,000 shares of common stock on the day following each Annual Meeting of Stockholders. Beginning in December 2013, non-employee directors are also eligible to receive discretionary grants of stock options under the Directors’ Plan.

Options granted under the Directors’ Plan are not intended to qualify as incentive stock options under the Internal Revenue Code of 1986, as amended, or the Code. The exercise price of automatic grants of stock options under the Directors’ Plan is equal to 100% of the fair market value of a share of common stock on the grant date. Under the terms of the Directors’ Plan, the initial options to purchase 50,000 shares are immediately exercisable but will vest at the rate of 25% of the shares on the first anniversary of the grant date and monthly thereafter over the next three years. The annual grants are exercisable immediately but will vest monthly over a one-year period. As long as the optionholder continues to serve with us or with an affiliate of us, the option will continue to vest and be exercisable during its term. When the optionholder’s service terminates, we will have the right to repurchase any unvested shares acquired upon exercise of the option at the original exercise price, without interest. Generally, stock options issued under the Directors’ Plan prior to May 18, 2011, have a term of ten years. However, in connection with the adoption of the Exelixis, Inc. 2011 Equity Incentive Plan, or the 2011 Equity Plan, stock options issued under the Directors’ Plan after May 18, 2011 are subject to a term that does not exceed seven years. Stock options issued under the Directors’ Plan prior to December 1, 2010, are generally set to terminate three months after a non-employee director’s service terminates, with certain extensions of the termination date to avoid violation of registration requirements under the Securities Act of 1933, as amended, or the optionholder’s death or disability. Effective December 1, 2010, all options granted under the Directors’ Plan are generally set to terminate the earlier of three years after a non-employee director’s service terminates or the remainder of the term of the option.

In May 2013, we granted an annual option to purchase 30,000 shares of common stock to each of our non-employee directors, or the Annual Options. The Annual Options were granted at an exercise price per share of $4.58, which equaled the fair market value of our common stock at the date of grant (based on the last reported sale price as quoted on the NASDAQ Global Select Market on the last trading day prior to the day of grant). In December 2013, the Board reviewed the historical initial and annual stock option awards granted to non-employee members of the Board and concluded that such grants and the cumulative stock option holdings of the Board members were low in relation to our peers over time. As a result, in December 2013, we granted a one-time discretionary option to purchase shares of common stock to each of our non-employee directors in an amount that was commensurate with the period of time that such non-employee director has served as a member of the Board, or the Discretionary Options. The number of shares subject to each Discretionary Option is as follows: 115,396 shares for Dr. Cohen, 43,546 shares for Mr. Feldbaum, 56,596 shares for Dr. Garber, 80,004 shares for Dr. Marchesi, 66,070 shares for Dr. McCormick, 120,791 shares for Dr. Papadopoulos, 59,662 shares for Dr. Poste, 21,686 shares for Dr. Scangos, 106,142 shares for Dr. Willsey and 62,403 shares for Mr. Wyszomierski. The Discretionary Options were granted at an exercise price per share of $5.82, which equaled the fair market value of our common stock at the date of grant (based on the last reported sale price as quoted on the NASDAQ Global Select Market on the last trading day prior to the day of grant).

Subject to the approval of the 2014 Equity Plan by our stockholders at the Annual Meeting, future grants to our non-employee directors will be made under the 2014 Equity Plan pursuant to the Exelixis, Inc. Non-Employee Director Equity Compensation Policy, or the Directors’ Policy, adopted by the Board. If the 2014 Equity Plan is approved by the stockholders, the Directors’ Policy will become effective on the date of the Annual Meeting and will provide for the automatic grant of options to purchase shares of common stock to non-employee directors. Under the terms of the Directors’ Policy, non-employee directors will be eligible to receive a one-time initial option to purchase 65,000 shares of common stock when they first join the Board and an annual option to purchase 40,000 shares of common stock on the day following each Annual Meeting of Stockholders.

Reimbursement of Expenses

The members of the Board are also eligible for reimbursement of expenses incurred in connection with their attendance of Board meetings and their service on the Board in accordance with our policy. In 2013, total reimbursement for such expenses was approximately $40,901.

Processes and Procedures for Determining Director Compensation

Our Nominating and Corporate Governance Committee is responsible for recommending to the Board for approval the annual compensation for our non-employee directors. The Nominating and Corporate Committee acts on behalf of the Board in discharging the Board’s responsibilities with respect to overseeing our compensation policies with respect to non-employee directors. For non-employee director compensation decisions for 2013, the Nominating and Corporate Governance Committee considered information provided by Radford, a compensation consultant retained by Exelixis to compile benchmark and industry compensation data. Dr. Morrissey, Laura Dillard, our Vice President, Human Resources, Pamela A. Simonton, our Executive

President, and James B. Bucher, our Vice President, Corporate Legal Affairs and Secretary, participated in a discussion with the Nominating and Corporate Governance Committee regarding the 2013 compensation decisions for non-employee directors. However, none of these officers participated in the determination of non-employee director compensation. Except as described above, no other executive officers participated in the determination or recommendation of the amount or form of non-employee director compensation for 2013. The Nominating and Corporate Governance Committee did not delegate any of its functions to others in determining non-employee director compensation for 2013, and we do not currently engage any other consultants with respect to director compensation matters.

The Nominating and Corporate Governance Committee benchmarked cash compensation as well as compensation in the form of stock options for non-employee directors. For 2013, the Nominating and Corporate Governance Committee used data from a peer group developed with the assistance of Frederick W. Cook & Co., Inc. primarily to ensure that our compensation program for non-employee directors as a whole was competitive. For a more detailed discussion of our peer list, please see “Compensation of Executive Officers—Compensation Discussion and Analysis.”

After the Nominating and Corporate Governance Committee finalized its recommendations regarding compensation for our non-employee directors, the Nominating and Corporate Governance Committee presented its recommendations to the full Board for consideration and approval.

Director Compensation Table

The following table shows compensation information for our non-employee directors for the fiscal year ended December 27, 2013. Two option awards were made to each non-employee director in 2013, the aggregate grant date fair value of which is reflected in the table.

Director Compensation for Fiscal 2013

Name	Fees Earned or Paid in Cash($)	Option Awards($)(1)(2)	Total($)
Charles Cohen, Ph.D. (3)	67,000	462,867	529,867
Carl B. Feldbaum, Esq. (3)	41,000	223,297	264,297
Alan M. Garber, M.D., Ph.D. (3)	50,000	268,010	318,010
Vincent T. Marchesi, M.D., Ph.D. (3)	67,000	344,859	411,859
Frank McCormick, Ph.D. (3)	42,000	298,399	340,399
Stelios Papadopoulos, Ph.D. (3)	74,000	480,855	554,855
George Poste, D.V.M., Ph.D. (3)	68,500	277,033	345,533
George A. Scangos, Ph.D. (3)	30,500	150,410	180,910
Lance Willsey, M.D. (3)	67,000	432,011	499,011
Jack L. Wyszomierski (3)	59,000	286,172	345,172

(1)	Amounts shown in this column reflect the aggregate grant date fair value for the option awards granted in fiscal 2013 as computed in accordance with Financial Accounting Standards Board Accounting Standards, or FASB, Codification Topic 718, or ASC 718. The assumptions used to calculate the value of option awards are set forth in Note 11 of the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended December 27, 2013, filed with the SEC on February 20, 2014. There can be no assurance that the options will ever be exercised (in which case no value will actually be realized by the director) or that the value on exercise will be equal to the grant date fair value shown in this column.

(2)	The following table sets forth the grant date fair value of each option award granted in fiscal 2013 as computed in accordance with FASB ASC 718:

Name	Annual Options($)	Discretionary Options($)
Charles Cohen, Ph.D.	78,102	384,765
Carl B. Feldbaum, Esq.	78,102	145,195
Alan M. Garber, M.D., Ph.D.	78,102	189,908
Vincent T. Marchesi, M.D., Ph.D.	78,102	266,757
Frank McCormick, Ph.D.	78,102	220,297
Stelios Papadopoulos, Ph.D.	78,102	402,753
George Poste, D.V.M., Ph.D.	78,102	198,931
George A. Scangos, Ph.D.	78,102	72,308
Lance Willsey, M.D.	78,102	353,909
Jack L. Wyszomierski	78,102	208,070

(3)	The aggregate number of shares subject to outstanding stock options held by each director listed in the table above as of December 27, 2013, was as follows: 256,646 shares for Dr. Cohen, 179,796 shares for Mr. Feldbaum, 213,206 shares for Dr. Garber, 221,254 shares for Dr. Marchesi, 207,320 shares for Dr. McCormick, 362,041 shares for Dr. Papadopoulos, 215,912 shares for Dr. Poste, 2,156,684 shares for Dr. Scangos, 247,392 shares for Dr. Willsey and 228,653 shares for Mr. Wyszomierski.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During 2013, the Compensation Committee comprised Drs. Cohen, Marchesi and Willsey. None of the members of the Compensation Committee during 2013 has at any time been an officer or employee of Exelixis, except that Dr. Cohen (1) served as our acting Chief Scientific Officer from December 1995 to April 1997 and (2) was named as an officer of one of our former subsidiaries from 2001 through March 2005 for which he did not receive any compensation. No interlocking relationship exists between the Board or Compensation Committee and the board of directors or compensation committee of any other company, nor has any interlocking relationship existed in the past.

COMPENSATION COMMITTEE REPORT(1)

The Compensation Committee of the Board of Directors of Exelixis, Inc., consisting solely of independent directors, has reviewed and discussed with management the Compensation Discussion and Analysis contained in this Proxy Statement and, based on this review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated into our Annual Report on Form 10-K for the year ended December 27, 2013.

Compensation Committee:

Charles Cohen, Chairman

Vincent T. Marchesi

Lance Willsey

(1)	The material in this report is not “soliciting material,” is not deemed “filed” with the Securities and Exchange Commission and is not deemed to be incorporated by reference in any filing of Exelixis under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

REPORT OF THE AUDIT COMMITTEE(1)

In connection with the audited consolidated financial statements for the fiscal year ended December 27, 2013, of Exelixis, Inc. (“Exelixis”), the Audit Committee of the Board of Directors of Exelixis has:

(1) reviewed and discussed the audited financial statements for the fiscal year ended December 27, 2013, with management of Exelixis;

(2) discussed with Ernst & Young LLP, Exelixis’ independent registered public accounting firm (“Ernst & Young”), the matters required to be discussed by Statement on Auditing Standard No. 16, Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board (“PCAOB”); and

(3) received the written disclosures and the letter from Ernst & Young required by applicable requirements of the PCAOB regarding Ernst & Young’s communications with the Audit Committee concerning independence, and has discussed with Ernst & Young that accounting firm’s independence.

Based on the foregoing, the Audit Committee has recommended to the Board of Directors that the audited financial statements be included in Exelixis’ Annual Report on Form 10-K for the fiscal year ended December 27, 2013.

Audit Committee:

Jack L. Wyszomierski, Chairman

Charles Cohen

Stelios Papadopoulos

(1)

The material in this report is not “soliciting material,” is not deemed “filed: with the Securities and Exchange Commission and is not deemed to be incorporated by reference in any filing of Exelixis under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

PROPOSAL 2

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board has selected Ernst & Young LLP as Exelixis’ independent registered public accounting firm for the fiscal year ending January 2, 2015. The Board, on behalf of the Audit Committee, has further directed that management submit the selection of the independent registered public accounting firm for ratification by the stockholders at the Annual Meeting. Ernst & Young LLP has audited our financial statements for each of the thirteen fiscal years in the period ended December 27, 2013. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Neither our Bylaws nor other governing documents or law require stockholder ratification of the selection of Ernst & Young LLP as Exelixis’ independent registered public accounting firm. However, the Board is submitting the selection of Ernst & Young LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee of the Board will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee of the Board in its discretion may direct the appointment of different independent registered public accounting firm at any time during the year if they determine that such a change would be in the best interests of Exelixis and its stockholders.

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting is required to ratify the selection of Ernst & Young LLP. Abstentions will be counted toward the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as a vote against this proposal. Broker non-votes are counted towards a quorum, but will have no effect on the results of this vote.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF PROPOSAL 2.

Principal Accountant Fees and Services

The aggregate fees billed by Ernst & Young LLP for the last two fiscal years for the services described below are as follows:

	Fiscal Year Ended
	December 27, 2013	December 28, 2012
Audit Fees (1)	$825,873	$915,458
Audit-Related Fees (2)	75,000	—
Tax Fees (3)	—	—
All Other Fees (4)	2,110	6,000

Total Fees	$902,983	$921,458

(1)	“Audit fees” consist of fees billed for professional services rendered for the audit of our consolidated financial statements and review of the interim consolidated financial statements included in quarterly reports and services that are normally provided by Ernst & Young LLP in connection with statutory and regulatory filings and other engagements such as comfort letters, consents, and review of documents filed with the SEC.
(2)	“Audit-related fees” consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not reported under “Audit fees.” During fiscal 2013, these services included consultations relating to various transactions. No audit-related fees were billed during fiscal 2012.
(3)	“Tax fees” include fees for tax compliance, tax advice and tax planning. No tax fees were billed during fiscal 2013 or fiscal 2012.

(4)	“All other fees” consist of fees for products and services other than the services described above. During fiscal 2013, these fees related to an online subscription to an Ernst & Young, LLP database. During fiscal 2012, these fees consisted of professional services rendered pertaining to the Form S-3 filing on June 8, 2012.

All fees described above were pre-approved by the Audit Committee. The Audit Committee has determined that the rendering of the services other than audit services by Ernst & Young LLP is compatible with maintaining the independence of the independent registered public accounting firm.

Pre-Approval of Services

During 2013 and 2012, the Audit Committee of the Board pre-approved the audit and non-audit services to be performed by Exelixis’ independent registered public accounting firm, Ernst & Young LLP. Non-audit services are defined as services other than those provided in connection with an audit or a review of our financial statements. The Audit Committee pre-approves all audit and non-audit services rendered by Ernst & Young LLP. The Audit Committee generally pre-approves specified services in the defined categories of audit services, audit-related services, tax services and all other services up to specified amounts. Pre-approval may also be given as part of the Audit Committee’s approval of the scope of the engagement of the independent registered public accounting firm or on an individual explicit case-by-case basis before the independent auditor is engaged to provide each service. The Audit Committee or its chairman, whom the Audit Committee has designated as a one-person subcommittee with pre-approval authority, pre-approved all audit fees, audit-related fees, tax fees and other fees in 2013 and 2012. Any pre-approvals by the subcommittee must be and were presented to the Audit Committee at its next scheduled meeting.

PROPOSAL 3

APPROVAL OF 2014 EQUITY INCENTIVE PLAN

We are asking our stockholders to approve the Exelixis, Inc. 2014 Equity Incentive Plan at the 2014 Annual Meeting of Stockholders. The 2014 Equity Plan was approved by our Board on February 28, 2014 and amended by our Compensation Committee on April 14, 2014, subject to approval by our stockholders. The 2014 Equity Plan is intended to be the successor to the Exelixis, Inc. 2011 Equity Incentive Plan, or 2011 Equity Plan, and the Directors’ Plan (collectively, the “Prior Plans”).

Approval of the 2014 Equity Plan by our stockholders will allow us to grant stock options, restricted stock unit awards and other awards at levels determined appropriate by our Board. The 2014 Equity Plan will also allow us to utilize a broad array of equity incentives and performance cash incentives in order to secure and retain the services of our employees, directors and consultants, and to provide long-term incentives that align the interests of our employees, directors and consultants with the interests of our stockholders.

Approval of the 2014 Equity Plan by our stockholders will also constitute approval of terms and conditions set forth therein that will permit us to grant stock options and performance-based stock and cash awards under the 2014 Equity Plan that may qualify as “performance-based compensation” within the meaning of Section 162(m) of the Code. Section 162(m) of the Code disallows a deduction to any publicly held corporation and its affiliates for certain compensation paid to “covered employees” in a taxable year to the extent that compensation to a covered employee exceeds $1 million. However, some kinds of compensation, including qualified “performance-based compensation,” are not subject to this deduction limitation. For compensation awarded under a plan to qualify as “performance-based compensation” under Section 162(m) of the Code, among other things, the following terms must be disclosed to and approved by the stockholders before the compensation is paid: (i) a description of the employees eligible to receive such awards; (ii) a per-person limit on the number of shares subject to stock options and performance-based stock awards, and the amount of cash subject to performance-based cash awards, that may be granted to any employee under the plan in any year; and (iii) a description of the business criteria upon which the performance goals for performance-based awards may be granted (or become vested or exercisable). Accordingly, we are requesting that our stockholders approve the 2014 Equity Plan, which includes terms regarding eligibility for awards, annual per-person limits on awards intended to be deductible under Section 162(m) and the business criteria for performance-based awards granted under the 2014 Equity Plan (as described in the summary below).

We believe it is in the best interests of the company and our stockholders to preserve the ability to grant “performance-based compensation” under Section 162(m) of the Code. However, in certain circumstances, we may determine to grant compensation to covered employees that will not qualify as “performance-based compensation” for purposes of Section 162(m) of the Code. Moreover, even if we intend to grant compensation that qualifies as “performance-based compensation” for purposes of Section 162(m) of the Code, we cannot guarantee that such compensation ultimately will be deductible by us.

If this Proposal 3 is approved by our stockholders, the 2014 Equity Plan will become effective as of the date of the 2014 Annual Meeting of Stockholders and no additional stock awards will be granted under the Prior Plans (although all outstanding stock awards granted under the Prior Plans will continue to be subject to the terms and conditions as set forth in the agreements evidencing such stock awards and the terms of the Prior Plans). In the event that our stockholders do not approve this Proposal 3, the 2014 Equity Plan will not become effective and the Prior Plans will continue to be effective in accordance with their terms.

Information Regarding Our Equity Incentive Program

Overhang

As of March 31, 2014
Total number of shares of common stock subject to outstanding stock options (1)	24,348,394
Total number of shares of common stock subject to outstanding full value awards	1,770,086
Total number of shares of common stock outstanding	194,684,040
Per-share closing price of common stock as reported on NASDAQ Global Select Market	$3.54
Weighted-average exercise price of outstanding stock options	$6.46
Weighted-average remaining term of outstanding stock options	4.52
Total number of shares of common stock available for grant under the 2011 Equity Plan and the Directors’ Plan	1,309,954

(1)	Includes all issued and outstanding performance-based stock options.

Burn Rate

	Fiscal Year 2013(1)	Fiscal Year 2012	Fiscal Year 2011
Shares of common stock subject to stock options granted:
New hires	671,718	178,160	206,683
Current employee retention program (time-based awards)	2,825,960	1,778,692	2,150,092
Current employee retention program (performance-based awards)	2,028,720	1,256,644	—
Current employee promotion awards	135,120	79,200	38,850
Non-employee directors	1,032,656	150,000	150,000

Total number of shares of common stock subject to stock options granted	6,694,174	3,442,696	2,545,625

Shares of common stock subject to full value awards granted:
New hires	127,906	34,646	52,728
Current employee retention program	946,787	676,497	283,319
Current employee promotion awards	45,040	22,815	20,451

Total number of shares of common stock subject to full value awards granted	1,119,733	733,958	356,498

Total number of shares of common stock subject to stock options cancelled	1,146,138	2,248,545	2,577,473
Total number of shares of common stock subject to full value awards cancelled	85,959	234,631	488,801
Weighted-average common stock outstanding	184,061,956	160,138,456	126,018,471
Total common stock outstanding at Fiscal Year End	184,533,464	183,697,213	135,563,735
Gross Burn Rate as a % of common stock outstanding (2)	4.25	2.61	2.30
Adjusted Burn Rate as a % of common stock outstanding (3)	3.58	1.06	(0.13)

3-Year Average for Fiscal Years 2013, 2012 and 2011
Gross Burn Rate (2)	3.05
Adjusted Burn Rate (3)	1.50

(1)	See “—Compensation Discussion and Analysis – Executive Summary” for a description of our employee compensation decisions for 2013 and “—Information Regarding the Board of Directors and Corporate Governance – Compensation of Directors” for a description of our director compensation program in 2013.

(2)	Gross Burn Rate is calculated as: (shares subject to options granted + shares subject to full value awards granted)/weighted average common shares outstanding.
(3)	Adjusted Burn Rate is calculated as: (shares subject to options granted + shares subject to full value awards granted – shares subject to options and full value awards that expired, terminated or were forfeited)/weighted average common shares outstanding.

Future Utilization of 2014 Equity Plan

The success of our business is dependent upon the successful development and commercialization of COMETRIQ® (cabozantinib), our wholly-owned inhibitor of multiple receptor tyrosine kinases, and of cobimetinib (GDC-0973/XL518), a potent, highly selective inhibitor of MEK, which we out-licensed to Genentech, Inc. (a wholly-owned member of the Roche Group), or Genentech. Cabozantinib and cobimetinib are currently the subject of six ongoing phase 3 pivotal trials, with top-line results from four of these pivotal trials expected in 2014.

We are focusing our proprietary resources and our development and commercialization efforts primarily on COMETRIQ (cabozantinib), which was approved by the U.S. Food and Drug Administration, or FDA, on November 29, 2012 for the treatment of progressive, metastatic medullary thyroid cancer, or MTC, in the United States, where it became commercially available in late January 2013. In March 2014, the European Commission approved COMETRIQ for the treatment of adult patients with progressive, unresectable locally advanced or metastatic MTC. The European Commission granted conditional marketing authorization following a positive opinion from the European Committee for Medicinal Products for Human Use (CHMP) issued in December 2013. Similar to another drug approved in this setting, the approved indication for the European Union states that for patients in whom Rearranged during Transfection (RET) mutation status is not known or is negative, a possible lower benefit should be taken into account before individual treatment decisions.

Cabozantinib is being evaluated in a broad development program, including two ongoing phase 3 pivotal trials in metastatic castration-resistant prostate cancer, or CRPC, an ongoing phase 3 pivotal trial in metastatic renal cell cancer, or RCC, and an ongoing phase 3 pivotal trial in advanced hepatocellular cancer, or HCC. We believe cabozantinib has the potential to be a high-quality, broadly-active and differentiated anti-cancer agent that can make a meaningful difference in the lives of patients. Our objective is to develop cabozantinib into a major oncology franchise, and we believe that the initial regulatory approvals of COMETRIQ (cabozantinib) for the approved MTC indications provide us with the opportunity to establish a commercial presence in furtherance of this objective. We currently expect top-line results from our two phase 3 pivotal trials of cabozantinib in CRPC and the overall survival analysis of our phase 3 pivotal trial of cabozantinib in progressive, metastatic MTC in 2014.

Cobimetinib is also being evaluated in a broad development program, including a multicenter, randomized, double-blind, placebo-controlled phase 3 clinical trial evaluating the combination of cobimetinib with vemurafenib versus vemurafenib in previously untreated BRAFV600 mutation positive patients with unresectable locally advanced or metastatic melanoma that was initiated on November 1, 2012. Roche and Genentech have announced that they expect top-line data from this trial and to file a new drug application (NDA) with the FDA, if the data are positive, in 2014.

We believe we are at unique position in our corporate history and in the biopharmaceutical industry as an independent biotechnology company with a wholly-owned drug that has been approved in its first indication in both the United States and the European Union and with a total of six ongoing phase 3 pivotal trials of two drug candidates. We believe that the outcomes of these trials could have a significant impact on our business and strategy in 2014 and beyond, and in turn, our equity utilization. Due to the inherent unpredictability of clinical trial outcomes and of regulatory approval processes, we are not presently able to forecast the rate at which we will utilize equity as a tool for attracting and retaining talent. Taking these factors into consideration, our Board determined that our share request for new shares available to grant under the 2014 Equity Plan described in “—Description of the 2014 Equity Incentive Plan” below is an appropriate amount that we believe a majority of our institutional investors would support.

Note Regarding Forward-Looking Statements

This Proxy Statement contains forward-looking statements, including, without limitation, statements related to: conditional marketing authorization for COMETRIQ for the treatment of adult patients with progressive, unresectable locally advanced or metastatic MTC in the European Union; the continued development and clinical, therapeutic and commercial potential of, and opportunities for, cabozantinib and cobimetinib; the expected timing of various trials, including expected top-line results in 2014 from phase 3 pivotal trials of cabozantinib and cobimetinib; and our belief that the outcomes of these trials may have a significant impact on our business and strategy in 2014 and beyond, and in turn, our equity utilization. Words such as “being,” “believe,” “potential,” “expect,” “could,” “will” or other similar words or expressions, identify forward-looking statements, but the absence of these words or expressions does not necessarily mean that a statement is not forward-looking. In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances are forward-looking statements. These forward-looking statements are based upon our current plans, assumptions, beliefs, expectations, estimates and projections. Forward-looking statements involve risks and uncertainties. Our actual results and the timing of events could differ materially from those anticipated in the forward-looking statements as a result of these risks and uncertainties, which include, without limitation: the availability of data at the expected times; risks related to the potential failure of cabozantinib or cobimetinib to demonstrate safety and efficacy in clinical testing; the uncertain timing and level of expenses associated with the development of cabozantinib; our ability to conduct clinical trials of cabozantinib sufficient to achieve a positive completion; our dependence on Genentech/Roche with respect to cobimetinib and our ability to maintain our rights under the collaboration; the uncertainty of regulatory approval processes; the risk that unanticipated developments could adversely affect the commercialization of cabozantinib or cobimetinib; the degree of market acceptance of, and the availability of coverage and reimbursement for, cabozantinib and cobimetinib; risks and uncertainties related to compliance with applicable regulatory requirements, including healthcare fraud and abuse laws and post-marketing requirements; our dependence on third-party vendors; market competition; changes in economic and business conditions; and other factors discussed under the caption “Risk Factors” in our annual report on Form 10-K filed with the SEC on February 20, 2014, and in our other filings with the SEC. The forward-looking statements made in this Proxy Statement speak only as of the date it was filed with the SEC. We expressly disclaim any duty, obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in our expectations with regard thereto or any change in events, conditions or circumstances on which any such statements are based.

Description of the 2014 Equity Incentive Plan

The material features of the 2014 Equity Plan are outlined below. The following description of the 2014 Equity Plan is a summary only and is qualified in its entirety by reference to the complete text of the 2014 Equity Plan. Stockholders are urged to read the actual text of the 2014 Equity Plan in its entirety, which is appended to this Proxy Statement as Appendix A.

Purpose

The 2014 Equity Plan is designed to secure and retain the services of our employees, directors and consultants, provide incentives for our employees, directors and consultants to exert maximum efforts for the success of our company and our affiliates, and provide a means by which our employees, directors and consultants may be given an opportunity to benefit from increases in the value of our common stock.

Successor to Prior Plans

The 2014 Equity Plan is intended to be the successor to our 2011 Equity Plan and our Directors’ Plan. If the 2014 Equity Plan is approved by our stockholders, no additional stock awards will be granted under the Prior Plans.

Types of Awards

The terms of the 2014 Equity Plan provide for the grant of incentive stock options, nonstatutory stock options, stock appreciation rights, restricted stock awards, restricted stock unit awards, other stock awards, and performance awards that may be settled in cash, stock, or other property.

Shares Available for Awards

Subject to adjustment for certain changes in our capitalization, the aggregate number of shares of our common stock that may be issued under the 2014 Equity Plan, or the Share Reserve, will not exceed the sum of (i) the number of unallocated shares remaining available for grant under the Prior Plans as of the effective date of the 2014 Equity Plan, (ii) 12,000,000 new shares, and (iii) any Prior Plans’ Returning Shares (as defined below), as such shares become available from time to time.

The “Prior Plans’ Returning Shares” are shares subject to outstanding stock awards granted under the Prior Plans, the Exelixis, Inc. 2000 Equity Incentive Plan, as amended and restated, or the 2000 Equity Plan, or the Exelixis, Inc. 2010 Inducement Award Plan, or the Inducement Plan, that, from and after the effective date of the 2014 Equity Plan, (i) expire or terminate for any reason prior to exercise or settlement, (ii) are forfeited, cancelled or otherwise returned to us because of the failure to meet a contingency or condition required for the vesting of such shares, or (iii) other than with respect to outstanding options and stock appreciation rights granted under the Prior Plans, the 2000 Equity Plan or the Inducement Plan with respect to which the exercise or strike price is at least 100% of the fair market value of the underlying common stock subject to the option or stock appreciation right on the date of grant, or Prior Plans’ Appreciation Awards, are reacquired or withheld (or not issued) by us to satisfy a tax withholding obligation in connection with a stock award.

The number of shares of our common stock available for issuance under the 2014 Equity Plan will be reduced by (i) one share for each share of common stock issued pursuant to a stock option or stock appreciation right with an exercise or strike price of at least 100% of the fair market value of the underlying common stock on the date of grant, and (ii) 1.55 shares for each share of common stock issued pursuant to a full value award (i.e., any stock award that is not a stock option or stock appreciation right with an exercise or strike price of at least 100% of the fair market value of the underlying common stock on the date of grant).

If (i) any shares of common stock subject to a stock award are not issued because the stock award expires or otherwise terminates without all of the shares covered by the stock award having been issued or is settled in cash, (ii) any shares of common stock issued pursuant to a stock award are forfeited back to or repurchased by us because of the failure to meet a contingency or condition required for the vesting of such shares, or (iii) with respect to a full value award, any shares of common stock are reacquired or withheld (or not issued) by us to satisfy a tax withholding obligation in connection with the award, such shares will again become available for issuance under the 2014 Equity Plan, collectively, the 2014 Equity Plan Returning Shares. For each 2014 Equity Plan Returning Share subject to a full value award or Prior Plans’ Returning Share subject to a stock award other than a Prior Plans’ Appreciation Award, the number of shares of common stock available for issuance under the 2014 Equity Plan will increase by 1.55 shares.

Any shares of common stock reacquired or withheld (or not issued) by us to satisfy the exercise or purchase price of a stock award will no longer be available for issuance under the 2014 Equity Plan, including any shares subject to a stock award that are not delivered to a participant because the stock award is exercised through a reduction of shares subject to the stock award. In addition, any shares reacquired or withheld (or not issued) by us to satisfy a tax withholding obligation in connection with a stock option or stock appreciation right granted under the 2014 Equity Plan or a Prior Plans’ Appreciation Award, or any shares repurchased by us on the open market with the proceeds of the exercise or strike price of a stock option or stock appreciation right granted under the 2014 Equity Plan or a Prior Plans’ Appreciation Award will no longer be available for issuance under the 2014 Equity Plan.

Eligibility

All of our approximately 240 employees, including those of our affiliates, and 10 non-employee directors, in each case as of March 31, 2014, are eligible to participate in the 2014 Equity Plan and may receive all types of awards other than incentive stock options. Incentive stock options may be granted under the 2014 Equity Plan only to our employees (including officers) and employees of our affiliates.

Section 162(m) Limits

Under the 2014 Equity Plan, subject to adjustment for certain changes in our capitalization, no participant will be eligible to be granted during any calendar year more than: (i) a maximum of 5,000,000 shares of our common stock subject to stock options, stock appreciation rights and other stock awards whose value is determined by reference to an increase over an exercise or strike price of at least 100% of the fair market value of our common stock on the date of grant; (ii) a maximum of 5,000,000 shares of our common stock under performance stock awards; and (iii) a maximum of $10,000,000 under performance cash awards. These limits are designed to allow us to grant awards that are intended to be exempt from the $1 million limitation on the income tax deductibility of compensation paid per covered employee imposed by Section 162(m) of the Code.

Administration

The 2014 Equity Plan will be administered by our Board, which may in turn delegate authority to administer the 2014 Equity Plan to a committee. Our Board has delegated concurrent authority to administer the 2014 Equity Plan to our Compensation Committee, but may, at any time, revest in itself some or all of the power previously delegated to our Compensation Committee. Each of the Board and the Compensation Committee is considered to be a Plan Administrator for purposes of this Proposal 3. Subject to the terms of the 2014 Equity Plan, the Plan Administrator may determine the recipients, the numbers and types of awards to be granted, and the terms and conditions of awards granted under the 2014 Equity Plan, including the period of their exercisability and vesting. The Plan Administrator also has the authority to provide for accelerated exercisability and vesting of awards. Subject to the limitations set forth below, the Plan Administrator also determines the fair market value applicable to a stock award and the exercise or strike price of stock options and stock appreciation rights granted under the 2014 Equity Plan.

The Plan Administrator may also delegate to one or more officers the authority to designate employees who are not officers to be recipients of certain stock awards and the number of shares subject to such stock awards. Under any such delegation, the Plan Administrator will specify the total number of shares of our common stock that may be subject to the stock awards granted by such officer. The officer may not grant a stock award to himself or herself.

Repricing; Cancellation and Re-Grant of Stock Awards

Under the 2014 Equity Plan, the Plan Administrator does not have the authority to reprice any outstanding stock option or stock appreciation right by reducing the exercise or strike price of the stock option or stock appreciation right or to cancel any outstanding stock option or stock appreciation right that has an exercise or strike price greater than the then-current fair market value of our common stock in exchange for cash or other stock awards without obtaining the approval of our stockholders within 12 months prior to the repricing or cancellation and re-grant event.

Stock Options

Stock options may be granted under the 2014 Equity Plan pursuant to stock option agreements. The 2014 Equity Plan permits the grant of stock options that are intended to qualify as incentive stock options, or ISOs, and nonstatutory stock options, or NSOs.

The exercise price of an NSO may not be less than 100% of the fair market value of the common stock subject to the stock option on the date of grant. The exercise price of an ISO may not be less than 100% of the fair market value of the common stock subject to the stock option on the date of grant and, in some cases (see “Limitations on Incentive Stock Options” below), may not be less than 110% of such fair market value.

The term of stock options granted under the 2014 Equity Plan may not exceed seven years and, in some cases (see “Limitations on Incentive Stock Options” below), may not exceed five years. Except as otherwise provided in a participant’s stock option agreement or other agreement with us or one of our affiliates, if a participant’s service relationship with us or any of our affiliates (referred to in this Proposal 3 as “continuous service”) terminates (other than for cause and other than upon the participant’s disability or death), the participant may exercise any vested stock options for up to three months following the participant’s termination of continuous service. Except as otherwise provided in a participant’s stock option agreement or other agreement with us or one of our affiliates, if a participant’s continuous service terminates due to the participant’s disability or death (or the participant dies within a certain period, if any, following termination of continuous service), the participant, or his or her beneficiary, as applicable, may exercise any vested stock options for up to 12 months following the participant’s termination due to the participant’s disability or for up to 18 months following the participant’s death. Except as explicitly provided otherwise in a participant’s stock option agreement or other agreement with us or one of our affiliates, if a participant’s continuous service is terminated for cause (as defined in the 2014 Equity Plan), all stock options held by the participant will terminate upon the participant’s termination of continuous service and the participant will be prohibited from exercising any stock option from and after such termination date. Under the 2014 Equity Plan, the term of a stock option may be extended if the exercise of the stock option following the participant’s termination of continuous service (other than for cause and other than upon the participant’s disability or death) would be prohibited by applicable securities laws or the sale of any common stock received upon exercise of the stock option following the participant’s termination of continuous service (other than for cause) would violate our insider trading policy. In no event, however, may a stock option be exercised after its original expiration date.

Acceptable forms of consideration for the purchase of our common stock pursuant to the exercise of a stock option under the 2014 Equity Plan will be determined by the Plan Administrator and may include payment: (i) by cash, check, bank draft or money order payable to us; (ii) pursuant to a program developed under Regulation T as promulgated by the Federal Reserve Board; (iii) by delivery to us of shares of common stock (either by actual delivery or attestation); (iv) by a net exercise arrangement (for NSOs only); or (v) in other legal consideration approved by the Plan Administrator.

Stock options granted under the 2014 Equity Plan may become exercisable in cumulative increments, or “vest,” as determined by the Plan Administrator at the rate specified in the stock option agreement. Shares covered by different stock options granted under the 2014 Equity Plan may be subject to different vesting schedules as the Plan Administrator may determine.

The Plan Administrator may impose limitations on the transferability of stock options granted under the 2014 Equity Plan in its discretion. Generally, a participant may not transfer a stock option granted under the 2014 Equity Plan other than by will or the laws of descent and distribution or, subject to approval by the Plan Administrator, pursuant to a domestic relations order or an official marital settlement agreement. However, the Plan Administrator may permit transfer of a stock option in a manner consistent with applicable tax and securities laws. In addition, subject to approval by the Plan Administrator, a participant may designate a beneficiary who may exercise the stock option following the participant’s death.

Limitations on Incentive Stock Options

The aggregate fair market value, determined at the time of grant, of shares of our common stock with respect to ISOs that are exercisable for the first time by a participant during any calendar year under all of our stock plans may not exceed $100,000. The stock options or portions of stock options that exceed this limit or otherwise fail to qualify as ISOs are treated as NSOs. No ISO may be granted to any person who, at the time of the grant, owns or is deemed to own stock possessing more than 10% of our total combined voting power or that of any affiliate unless the following conditions are satisfied:

•	the exercise price of the ISO must be at least 110% of the fair market value of the common stock subject to the ISO on the date of grant; and

•	the term of the ISO must not exceed five years from the date of grant.

Subject to adjustment for certain changes in our capitalization, the aggregate maximum number of shares of our common stock that may be issued pursuant to the exercise of ISOs under the 2014 Equity Plan is 66,000,000 shares.

Restricted Stock Awards

Restricted stock awards may be granted under the 2014 Equity Plan pursuant to restricted stock award agreements. A restricted stock award may be granted in consideration for cash, check, bank draft or money order payable to us, the participant’s services performed for us or any of our affiliates, or any other form of legal consideration acceptable to the Plan Administrator. Shares of our common stock acquired under a restricted stock award may be subject to forfeiture to us in accordance with a vesting schedule to be determined by the Plan Administrator. Rights to acquire shares of our common stock under a restricted stock award may be transferred only upon such terms and conditions as are set forth in the restricted stock award agreement. Upon a participant’s termination of continuous service for any reason, any shares subject to restricted stock awards held by the participant that have not vested as of such termination date may be forfeited to or repurchased by us.

Restricted Stock Unit Awards

Restricted stock unit awards may be granted under the 2014 Equity Plan pursuant to restricted stock unit award agreements. Payment of any purchase price may be made in any form of legal consideration acceptable to the Plan Administrator. A restricted stock unit award may be settled by the delivery of shares of our common stock, in cash, in a combination of cash and stock, or in any other form of consideration determined by the Plan Administrator and set forth in the restricted stock unit award agreement. Under the 2014 Equity Plan, dividend equivalents may be credited in respect of shares of our common stock covered by a restricted stock unit award. Restricted stock unit awards may be subject to vesting in accordance with a vesting schedule to be determined by the Plan Administrator. Except as otherwise provided in a participant’s restricted stock unit award agreement, restricted stock units that have not vested will be forfeited upon the participant’s termination of continuous service for any reason.

Stock Appreciation Rights

Stock appreciation rights may be granted under the 2014 Equity Plan pursuant to stock appreciation right agreements. Each stock appreciation right is denominated in common stock share equivalents. The strike price of each stock appreciation right will be determined by the Plan Administrator, but will in no event be less than 100% of the fair market value of the common stock subject to the stock appreciation right on the date of grant. The Plan Administrator may also impose restrictions or conditions upon the vesting of stock appreciation rights that it deems appropriate. The appreciation distribution payable upon exercise of a stock appreciation right may be paid in shares of our common stock, in cash, in a combination of cash and stock, or in any other form of consideration determined by the Plan Administrator and set forth in the stock appreciation right agreement. Stock appreciation rights will be subject to the same conditions upon termination of continuous service and restrictions on transfer as stock options under the 2014 Equity Plan.

Performance Awards

The 2014 Equity Plan allows us to grant performance stock and cash awards that may qualify as performance-based compensation that is not subject to the $1 million limitation on the income tax deductibility of compensation paid per covered employee imposed by Section 162(m) of the Code.

A performance stock award is a stock award that is payable (including that may be granted, may vest, or may be exercised) contingent upon the achievement of pre-determined performance goals during a performance period. A performance stock award may require the completion of a specified period of continuous service. The length of any performance period, the performance goals to be achieved during the performance period, and the measure of whether and to what degree such performance goals have been attained will be determined by our Compensation Committee, except that the Plan Administrator also may make any such determinations to the extent that the award is not intended to comply with Section 162(m) of the Code. In addition, to the extent permitted by applicable law and the performance stock award agreement, the Plan Administrator may determine that cash may be used in payment of performance stock awards.

A performance cash award is a cash award that is payable contingent upon the achievement of pre-determined performance goals during a performance period. A performance cash award may require the completion of a specified period of continuous service. The length of any performance period, the performance goals to be achieved during the performance period, and the measure of whether and to what degree such performance goals have been attained will be determined by our Compensation Committee, except that the Plan Administrator also may make any such determinations to the extent that the award is not intended to comply with Section 162(m) of the Code. The Plan Administrator may specify the form of payment of performance cash awards, which may be cash or other property, or may provide for a participant to have the option for his or her performance cash award, or such portion thereof as the Plan Administrator may specify, to be paid in whole or in part in cash or other property.

In granting a performance award intended to qualify as “performance-based compensation” under Section 162(m) of the Code, our Compensation Committee will set a period of time, or a performance period, over which the attainment of one or more goals, or performance goals, will be measured. Within the time period prescribed by Section 162(m) of the Code (no later than the earlier of the 90th day of a performance period and the date on which 25% of the performance period has elapsed, and in any event at a time when the achievement of the performance goals remains substantially uncertain), our Compensation Committee will establish the performance goals, based upon one or more criteria, or performance criteria, enumerated in the 2014 Equity Plan and described below. As soon as administratively practicable following the end of the performance period, our Compensation Committee will certify in writing whether the performance goals have been satisfied.

Performance goals under the 2014 Equity Plan will be based on any one or more of the following performance criteria: (1) earnings (including earnings per share and net earnings); (2) earnings before interest, taxes and depreciation; (3) earnings before interest, taxes, depreciation and amortization; (4) total stockholder return; (5) return on equity or average stockholder’s equity; (6) return on assets, investment, or capital employed; (7) stock price; (8) margin (including gross margin); (9) income (before or after taxes); (10) operating income; (11) operating income after taxes; (12) pre-tax profit; (13) operating cash flow; (14) sales or revenue targets; (15) increases in revenue or product revenue; (16) expenses and cost reduction goals; (17) improvement in or attainment of working capital levels; (18) economic value added (or an equivalent metric); (19) market share; (20) cash flow; (21) cash flow per share; (22) share price performance; (23) debt reduction; (24) implementation or completion of projects or processes; (25) customer satisfaction; (26) stockholders’ equity; (27) capital expenditures; (28) debt levels; (29) operating profit or net operating profit; (30) workforce diversity; (31) growth of net income or operating income; (32) billings; and (33) to the extent that an award is not intended to comply with Section 162(m) of the Code, other measures of performance selected by the Plan Administrator.

Performance goals may be based on a company-wide basis, with respect to one or more business units, divisions, affiliates or business segments, and in either absolute terms or relative to the performance of one or more comparable companies or the performance of one or more relevant indices. Under the 2014 Equity Plan, unless specified otherwise by our Compensation Committee (or, if not required for compliance with Section 162(m) of the Code, the Plan Administrator) (i) in the award agreement at the time the award is granted or (ii) in such other document setting forth the performance goals at the time the performance goals are established, our Compensation Committee (or, if not required for compliance with Section 162(m) of the Code, the Plan Administrator) will appropriately make adjustments in the method of calculating the attainment of performance goals for a performance period: (1) to exclude restructuring and/or other nonrecurring charges; (2) to exclude exchange rate effects, as applicable, for non-U.S. dollar denominated performance goals; (3) to exclude the effects of changes to generally accepted accounting principles; (4) to exclude the effects of any statutory adjustments to corporate tax rates; and (5) to exclude the effects of any “extraordinary items” as determined under generally accepted accounting principles. In addition, our Compensation Committee (or, if not required for compliance with Section 162(m) of the Code, the Plan Administrator) retains the discretion to reduce or eliminate the compensation or economic benefit due upon the attainment of any performance goals and to define the manner of calculating the performance criteria it selects to use for a performance period.

Other Stock Awards

Other forms of stock awards valued in whole or in part by reference to, or otherwise based on, our common stock may be granted either alone or in addition to other stock awards under the 2014 Equity Plan. The Plan Administrator will have sole and complete authority to determine the persons to whom and the time or times at which such other stock awards will be granted, the number of shares of our common stock to be granted and all other terms and conditions of such other stock awards.

Clawback Policy

Awards granted under the 2014 Equity Plan will be subject to recoupment in accordance with any clawback policy that we are required to adopt pursuant to the listing standards of any national securities exchange or association on which our securities are listed or as is otherwise required by the Dodd-Frank Wall Street Reform and Consumer Protection Act or other applicable law. In addition, the Plan Administrator may impose other clawback, recovery or recoupment provisions in an award agreement as the Plan Administrator determines necessary or appropriate, including a reacquisition right in respect of previously acquired shares of our common stock or other cash or property upon the occurrence of cause.

Changes to Capital Structure

In the event of certain capitalization adjustments, the Plan Administrator will appropriately adjust: (i) the class(es) and maximum number of securities subject to the 2014 Equity Plan; (ii) the class(es) and maximum number of securities that may be issued pursuant to the exercise of ISOs; (iii) the class(es) and maximum number of securities that may be awarded to any person pursuant to Section 162(m) limits; and (iv) the class(es) and number of securities and price per share of stock subject to outstanding stock awards.

Corporate Transaction

The following applies to stock awards under the 2014 Equity Plan in the event of a corporate transaction (as defined in the 2014 Equity Plan), unless otherwise provided in a participant’s stock award agreement or other written agreement with us or one of our affiliates or in any director compensation policy or unless otherwise expressly provided by the Plan Administrator at the time of grant.

In the event of a corporate transaction, any stock awards outstanding under the 2014 Equity Plan may be assumed, continued or substituted for by any surviving or acquiring corporation (or its parent company), and any reacquisition or repurchase rights held by us with respect to the stock award may be assigned to the successor (or its parent company). If the surviving or acquiring corporation (or its parent company) does not assume, continue or substitute for such stock awards, then (i) with respect to any such stock awards that are held by participants whose continuous service has not terminated prior to the effective time of the corporate transaction, or Current Participants, the vesting (and exercisability, if applicable) of such stock awards will be accelerated in full to a date prior to the effective time of the corporate transaction (contingent upon the effectiveness of the corporate transaction), and such stock awards will terminate if not exercised (if applicable) at or prior to the effective time of the corporate transaction, and any reacquisition or repurchase rights held by us with respect to such stock awards will lapse (contingent upon the effectiveness of the corporate transaction), and (ii) any such stock awards that are held by persons other than Current Participants will terminate if not exercised (if applicable) prior to the effective time of the corporate transaction, except that any reacquisition or repurchase rights held by us with respect to such stock awards will not terminate and may continue to be exercised notwithstanding the corporate transaction.

In the event a stock award will terminate if not exercised prior to the effective time of a corporate transaction, the Plan Administrator may provide, in its sole discretion, that the holder of such stock award may not exercise such stock award but instead will receive a payment equal in value to the excess (if any) of (i) the value of the property the participant would have received upon exercise of such stock award immediately prior to the effective time of the corporate transaction (including, at the discretion of the Plan Administrator, any unvested portion of such stock award) over (ii) any exercise price payable in connection with such exercise.

For purposes of the 2014 Equity Plan, a corporate transaction generally will be deemed to occur in the event of the consummation of: (i) a sale, lease or other disposition of all or substantially all of our assets; (ii) an acquisition by a person, entity or group of the beneficial ownership of our securities representing at least 50% of the combined voting power entitled to vote in the election of our directors; (iii) a merger, consolidation or similar transaction in which we are not the surviving corporation; or (iv) a reverse merger, consolidation or similar transaction in which we are the surviving corporation but shares of our outstanding common stock are converted into other property by virtue of the transaction.

Control Acquisition

The following applies to stock awards under the 2014 Equity Plan in the event of a control acquisition (as defined in the 2014 Equity Plan), unless otherwise provided in a participant’s stock award agreement or other written agreement with us or one of our affiliates or in any director compensation policy or unless otherwise expressly provided by the Plan Administrator at the time of grant.

In the event of a control acquisition that was not approved by the Plan Administrator prior to the consummation of such transaction, the vesting (and exercisability, if applicable) of any stock awards that are held by Current Participants will be accelerated in full to a date prior to the effective time of the control acquisition (contingent upon the effectiveness of the control acquisition), and any reacquisition or repurchase rights held by us with respect to such stock awards will lapse (contingent upon the effectiveness of the control acquisition).

For purposes of the 2014 Equity Plan, a control acquisition generally will be deemed to occur in the event of the consummation of an acquisition by a person, entity or group of the beneficial ownership of our securities representing at least 50% of the combined voting power entitled to vote in the election of our directors.

Change in Control

The following applies to stock awards under the 2014 Equity Plan in the event of a change in control (as defined in the 2014 Equity Plan), unless otherwise provided in a participant’s stock award agreement or other written agreement with us or one of our affiliates or in any director compensation policy or unless otherwise expressly provided by the Plan Administrator at the time of grant.

If a change in control occurs and within one month before, as of, or within 13 months after, the effective time of such change in control, a participant’s continuous service terminates due to an involuntary termination (not including death or disability) without cause (as defined in the 2014 Equity Plan) or due to a voluntary termination with good reason (as defined in the 2014 Equity Plan), then the vesting (and exercisability, if applicable) of such participant’s stock awards will be accelerated in accordance with the vesting schedule applicable to such stock awards as if such participant’s continuous service had continued for 12 months following the date of termination. Any such acceleration will occur on the date of termination, or if later, the effective date of the change in control.

For purposes of the 2014 Equity Plan, a change in control generally will be deemed to occur in the event of the consummation of: (i) a sale, lease or other disposition of all or substantially all of our assets; (ii) an acquisition by a person, entity or group of the beneficial ownership of our securities representing at least 50% of the combined voting power entitled to vote in the election of our directors other than by virtue of a merger, consolidation or similar transaction; (iii) a merger, consolidation or similar transaction in which we are not the surviving corporation; or (iv) a reverse merger, consolidation or similar transaction in which we are the surviving corporation but shares of our outstanding common stock are converted into other property by virtue of the transaction.

Plan Amendments and Termination

The Plan Administrator will have the authority to amend or terminate the 2014 Equity Plan at any time. However, except as otherwise provided in the 2014 Equity Plan or an award agreement, no amendment or termination of the 2014 Equity Plan may impair a participant’s rights under his or her outstanding awards without the participant’s consent. We will obtain stockholder approval of any amendment to the 2014 Equity Plan as required by applicable law and listing requirements. No incentive stock options may be granted under the 2014 Equity Plan after the tenth anniversary of the date the 2014 Equity Plan was adopted by our Board.

U.S. Federal Income Tax Consequences

The following is a summary of the principal United States federal income tax consequences to participants and us with respect to participation in the 2014 Equity Plan. This summary is not intended to be exhaustive and does not discuss the income tax laws of any local, state or foreign jurisdiction in which a participant may reside. The information is based upon current federal income tax rules and therefore is subject to change when those rules change. Because the tax consequences to any participant may depend on his or her particular situation, each participant should consult the participant’s tax adviser regarding the federal, state, local and other tax consequences of the grant or exercise of an award or the disposition of stock acquired the 2014 Equity Plan. The 2014 Equity Plan is not qualified under the provisions of Section 401(a) of the Code and is not subject to any of the provisions of the Employee Retirement Income Security Act of 1974. Our ability to realize the benefit of any tax deductions described below depends on our generation of taxable income as well as the requirement of reasonableness, the provisions of Section 162(m) of the Code and the satisfaction of our tax reporting obligations.

Nonstatutory Stock Options

Generally, there is no taxation upon the grant of an NSO if the stock option is granted with an exercise price equal to the fair market value of the underlying stock on the grant date. Upon exercise, a participant will recognize ordinary income equal to the excess, if any, of the fair market value of the underlying stock on the date of exercise of the stock option over the exercise price. If the participant is employed by us or one of our affiliates, that income will be subject to withholding taxes. The participant’s tax basis in those shares will be equal to their fair market value on the date of exercise of the stock option, and the participant’s capital gain holding period for those shares will begin on that date.

Subject to the requirement of reasonableness, the provisions of Section 162(m) of the Code and the satisfaction of a tax reporting obligation, we will generally be entitled to a tax deduction equal to the taxable ordinary income realized by the participant.

Incentive Stock Options

The 2014 Equity Plan provides for the grant of stock options that are intended to qualify as “incentive stock options,” as defined in Section 422 of the Code. Under the Code, a participant generally is not subject to ordinary income tax upon the grant or exercise of an ISO. If the participant holds a share received upon exercise of an ISO for more than two years from the date the stock option was granted and more than one year from the date the stock option was exercised, which is referred to as the required holding period, the difference, if any, between the amount realized on a sale or other taxable disposition of that share and the participant’s tax basis in that share will be long-term capital gain or loss.

If, however, a participant disposes of a share acquired upon exercise of an ISO before the end of the required holding period, which is referred to as a disqualifying disposition, the participant generally will recognize ordinary income in the year of the disqualifying disposition equal to the excess, if any, of the fair market value of the share on the date of exercise of the stock option over the exercise price. However, if the sales proceeds are less than the fair market value of the share on the date of exercise of the stock option, the amount of ordinary income recognized by the participant will not exceed the gain, if any, realized on the sale. If the amount realized on a disqualifying disposition exceeds the fair market value of the share on the date of exercise of the stock option, that excess will be short-term or long-term capital gain, depending on whether the holding period for the share exceeds one year.

For purposes of the alternative minimum tax, the amount by which the fair market value of a share of stock acquired upon exercise of an ISO exceeds the exercise price of the stock option generally will be an adjustment included in the participant’s alternative minimum taxable income for the year in which the stock option is exercised. If, however, there is a disqualifying disposition of the share in the year in which the stock option is exercised, there will be no adjustment for alternative minimum tax purposes with respect to that share. In computing alternative minimum taxable income, the tax basis of a share acquired upon exercise of an ISO is increased by the amount of the adjustment taken into account with respect to that share for alternative minimum tax purposes in the year the stock option is exercised.

We are not allowed an income tax deduction with respect to the grant or exercise of an ISO or the disposition of a share acquired upon exercise of an ISO after the required holding period. If there is a disqualifying disposition of a share, however, we will generally be entitled to a tax deduction equal to the taxable ordinary income realized by the participant, subject to the requirement of reasonableness and the provisions of Section 162(m) of the Code, and provided that either the employee includes that amount in income or we timely satisfy our reporting requirements with respect to that amount.

Restricted Stock Awards

Generally, the recipient of a restricted stock award will recognize ordinary income at the time the stock is received equal to the excess, if any, of the fair market value of the stock received over any amount paid by the recipient in exchange for the stock. If, however, the stock is not vested when it is received (for example, if the employee is required to work for a period of time in order to have the right to sell the stock), the recipient generally will not recognize income until the stock becomes vested, at which time the recipient will recognize ordinary income equal to the excess, if any, of the fair market value of the stock on the date it becomes vested over any amount paid by the recipient in exchange for the stock. A recipient may, however, file an election with the Internal Revenue Service, within 30 days following his or her receipt of the stock award, to recognize ordinary income, as of the date the recipient receives the award, equal to the excess, if any, of the fair market value of the stock on the date the award is granted over any amount paid by the recipient for the stock.

The recipient’s basis for the determination of gain or loss upon the subsequent disposition of shares acquired from a restricted stock award will be the amount paid for such shares plus any ordinary income recognized either when the stock is received or when the stock becomes vested.

Subject to the requirement of reasonableness, the provisions of Section 162(m) of the Code and the satisfaction of a tax reporting obligation, we will generally be entitled to a tax deduction equal to the taxable ordinary income realized by the recipient of the stock award.

Restricted Stock Unit Awards

Generally, the recipient of a restricted stock unit award structured to conform to the requirements of Section 409A of the Code or an exception to Section 409A of the Code will recognize ordinary income at the time the stock is delivered equal to the excess, if any, of the fair market value of the stock received over any amount paid by the recipient in exchange for the stock. To conform to the requirements of Section 409A of the Code, the stock subject to a restricted stock unit award may generally only be delivered upon one of the following events: a fixed calendar date (or dates), separation from service, death, disability or a change in control. If delivery occurs on another date, unless the restricted stock unit award otherwise complies with or qualifies for an exception to the requirements of Section 409A of the Code, in addition to the tax treatment described above, the recipient will owe an additional 20% federal tax and interest on any taxes owed.

The recipient’s basis for the determination of gain or loss upon the subsequent disposition of shares acquired from a restricted stock unit award will be the amount paid for such shares plus any ordinary income recognized when the stock is delivered.

Subject to the requirement of reasonableness, the provisions of Section 162(m) of the Code and the satisfaction of a tax reporting obligation, we will generally be entitled to a tax deduction equal to the taxable ordinary income realized by the recipient of the restricted stock unit award.

Stock Appreciation Rights

Generally, if a stock appreciation right is granted with an exercise price equal to the fair market value of the underlying stock on the grant date, the recipient will recognize ordinary income equal to the fair market value of the stock or cash received upon such exercise. Subject to the requirement of reasonableness, the provisions of Section 162(m) of the Code, and the satisfaction of a tax reporting obligation, we will generally be entitled to a tax deduction equal to the taxable ordinary income realized by the recipient of the stock appreciation right.

New Plan Benefits

2014 Equity Incentive Plan

Name and position	Number of shares subject to stock awards
Michael M. Morrissey, Ph.D. (1) President and Chief Executive Officer	*

Frank L. Karbe (1) Executive Vice President and Chief Financial Officer	*

J. Scott Garland (1) Executive Vice President and Chief Commercial Officer	*

Gisela M. Schwab, M.D. (1) Executive Vice President and Chief Medical Officer	*

Pamela A. Simonton, J.D., LL.M. (1) Executive Vice President and General Counsel	*

All current executive officers as a group (1)	*

All current non-executive directors as a group (2)	360,000

All current and former employees as a group (including all current non-executive officers) (1)	*

(1)

Awards granted under the 2014 Equity Plan to our executive officers and other employees are discretionary and are not subject to set benefits or amounts under the terms of the 2014 Equity Plan, and our Compensation Committee and Board have not granted any awards under the 2014 Equity Plan subject to stockholder approval of this Proposal 3. Accordingly, the benefits or amounts that will be received by or allocated to our executive officers and other employees under the 2014 Equity Plan, as well as the benefits or amounts which would have been received by or allocated to our executive officers and other employees for fiscal year 2013 if the 2014 Equity Plan had been in effect, are not determinable.

(2)	Awards granted under the 2014 Equity Plan to our non-employee directors are discretionary and are not subject to set benefits or amounts under the terms of the 2014 Equity Plan. However, our Board has adopted the Directors’ Policy which establishes the number of shares subject to initial and annual stock awards that automatically will be granted to our non-employee directors under the 2014 Equity Plan if this Proposal 3 is approved by our stockholders. Pursuant to the Directors’ Policy, if this Proposal 3 is approved by our stockholders, on the day following the 2014 Annual Meeting of Stockholders, each person who is then a non-employee director will be granted a stock option to purchase 40,000 shares of our common stock under the 2014 Equity Plan. For additional information regarding our non-employee director equity compensation policy, see the “Compensation of Directors—Equity Compensation Arrangements” section above.

Equity Compensation Plan Information

The following table provides certain information about our common stock that may be issued upon the exercise of stock options and other rights under all of our existing equity compensation plans as of December 31, 2013, which consists of our 2000 Equity Plan, our Directors’ Plan, our 2000 Employee Stock Purchase Plan, or the ESPP, our Inducement Plan, our 2011 Equity Plan, and our 401(k) Retirement Plan, or the 401(k) Plan:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights(1)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by stockholders (2)	25,779,649	$6.48	3,750,072
Equity compensation plans not approved by stockholders (3)	14,147	n/a	857,396

Total	25,793,796	$6.48	4,607,468

(1)	The weighted average exercise price does not take into account the shares subject to outstanding restricted stock units which have no exercise price.
(2)	Represents shares of our common stock issuable pursuant to the 2000 Equity Plan, the 2011 Equity Plan, the Directors’ Plan and the ESPP.

The 2000 Equity Plan was originally adopted by our Board in January 2000 and approved by our stockholders in March 2000. The 2000 Equity Plan was amended and restated by our Board in December 2006 to require that the exercise price for options granted pursuant to the 2000 Equity Plan be equal to the fair market value as of the determination date. The 2000 Equity Plan is administered by the Compensation Committee of our Board. The 2000 Equity Plan expired in January 2010 and there are no shares available for future issuance. As of December 31, 2013, there were options outstanding to purchase 10,812,808 shares of our common stock under the 2000 Equity Plan at a weighted average exercise price of $7.47 per share. The weighted average exercise price does not take into account the shares subject to outstanding restricted stock units which have no exercise price. As of December 31, 2013, there were 68,081 shares reserved for issuance upon the vesting of outstanding restricted stock units under the 2000 Equity Plan.

The Directors’ Plan was originally adopted by our Board in January 2000 and approved by our stockholders in March 2000. The Directors’ Plan provides for the automatic grant of options to purchase shares of common stock to non-employee directors. The Directors’ Plan was amended by our Board in February 2004 to increase the annual automatic option grant to each non-employee director from 5,000 shares to 10,000 shares, which amendment was approved by our stockholders in April 2004. The Directors’ Plan was further amended by our Board in February 2008 to increase the annual automatic option grant to each non-employee director from 10,000 shares to 15,000 shares and again in December 2010 to extend the post-termination exercise period for future granted options. Stockholder approval of the February 2008 and December 2010 amendments was not required. The Directors’ Plan was further amended by our Board in February 2011 to reduce the number of shares available for future grant to 1,227,656 shares, which amendment became effective in May 2011 in connection with stockholder approval of the 2011 Equity Plan. The Directors’ Plan was further amended by our Board in February 2013 to increase the initial grant to new non-employee directors from 25,000 shares to 50,000 shares and the annual automatic option grant to each non-employee director from 15,000 shares to 30,000 shares. Stockholder approval of the February 2013 amendments was not required. The Directors’ Plan was further amended by our Board in December 2013 to provide for discretionary grants. Stockholder approval of the December 2013 amendment was not required. The Directors’ Plan is administered by the Compensation Committee of our Board. As of December 31, 2013, there were no shares available for future issuance under the Directors’ Plan. As of December 31, 2013, there were options outstanding to purchase 2,113,906 shares of our common stock under the Directors’ Plan at a weighted average exercise price of $6.70.

The ESPP was originally adopted by our Board in January 2000 and approved by our stockholders in March 2000. The ESPP allows for qualified employees to purchase shares of our common stock at a price equal to the lower of 85% of the closing price at the beginning of the offering period or 85% of the closing price at the end of each purchase period. The ESPP is implemented by one offering period during each six-month period; provided, however, our Board may alter the duration of an offering period without stockholder approval. Employees may authorize up to 15% of their compensation for the purchase of stock under the ESPP; provided, that an employee may not accrue the right to purchase stock at a rate of more than $25,000 of the fair market value of our common stock for each calendar year in which the purchase right is outstanding. The ESPP was amended by our Board in January 2005 and February 2009, each time to increase the number of shares available for issuance under the ESPP. Each increase in the ESPP share reserve was approved by our stockholders in April 2005 and May 2009, respectively. As of December 31, 2013, there were 2,040,839 shares available for future issuance under the ESPP.

The 2011 Equity Plan was originally adopted by our Board on February 16, 2011, and amended by the Compensation Committee on March 18, 2011, subject to stockholder approval. The 2011 Equity Plan was approved by our stockholders in May 2011. As of December 31, 2013, there were 1,709,233 shares available for future issuance under the 2011 Equity Plan. As of December 31, 2013, there were options outstanding to purchase 11,056,561 shares of our common stock under the 2011 Equity Plan at a weighted average exercise price of $5.47 per share. The weighted average exercise price does not take into account the shares subject to outstanding restricted stock units which have no exercise price. As of December 31, 2013, there were 1,728,293 shares reserved for issuance upon the vesting of outstanding restricted stock units under the 2011 Equity Plan.

(3)	Represents shares of our common stock issuable pursuant to the Inducement Plan and the 401(k) Plan.

In December 2009, we adopted the Inducement Plan to replace the 2000 Equity Plan, which expired in January 2010. A total of 1,000,000 shares of our common stock were authorized for issuance under the Inducement Plan. Following stockholder approval of the 2011 Equity Plan in May 2011, no further stock awards have been or will be granted under the Inducement Plan. The Inducement Plan is administered by the Compensation Committee. As of December 31, 2013, there were 14,147 shares reserved for issuance upon the vesting of outstanding restricted stock units under the Inducement Plan. As of December 31, 2013, there were no remaining options outstanding under the Inducement Plan.

We sponsor a 401(k) Plan whereby eligible employees may elect to contribute up to the lesser of 50% of their annual compensation or the statutorily prescribed annual limit allowable under Internal Revenue Service regulations. The 401(k) Plan permits us to make matching contributions on behalf of all participants. From 2002 through 2010, we matched 50% of the first 4% of participant contributions into the 401(k) Plan in the form of our common stock. Beginning in 2011, we match 100% of the first 3% of participant contributions into the 401(k) Plan in the form of our common stock.

Required Vote and Board of Directors Recommendation

Stockholder approval of this Proposal 3 requires a “FOR” vote from at least a majority of the shares present in person or represented by proxy and entitled to vote at the annual meeting. The 2014 Equity Plan will not go into effect if our stockholders do not vote “FOR” approval of the 2014 Equity Plan.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL 3.

PROPOSAL 4

ADVISORY VOTE ON THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS

Our stockholders are entitled to vote to approve, on an advisory basis, the compensation, as disclosed in this Proxy Statement, of our Chief Executive Officer, Chief Financial Officer and the other executive officers appearing in the table entitled “Summary Compensation Table for Fiscal 2013” later in this Proxy Statement (collectively, the “Named Executive Officers”). This vote is not intended to address any specific item of compensation, but rather the overall compensation of our Named Executive Officers and the philosophy, policies and practices described in this Proxy Statement.

The compensation of our Named Executive Officers subject to the vote is disclosed in “Compensation Discussion and Analysis,” and the compensation tables and the related narrative disclosure contained in this Proxy Statement. As discussed in the “Compensation Discussion and Analysis” section of this Proxy Statement, the primary objectives of our executive compensation program are to align compensation with business objectives and performance and with the interests of our stockholders and to enable us to attract, retain and reward executive officers for extraordinary performance. In support of these objectives, our fiscal 2013 executive compensation program continues to reflect our decision to focus our proprietary resources and development and commercialization efforts exclusively on COMETRIQ® (cabozantinib), our wholly-owned inhibitor of multiple receptor tyrosine kinases.

The Board encourages our stockholders to read the disclosures set forth in the “Compensation Discussion and Analysis” section of this Proxy Statement to review the correlation between compensation and performance, as well as the compensation actions taken in 2013. The Board believes that our executive compensation program effectively aligns executive pay with our performance and results in the attraction and retention of highly talented executives.

Accordingly, the Board recommends that our stockholders cast a non-binding advisory vote “For” the following resolution:

“RESOLVED, that the compensation paid to the our Named Executive Officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion is hereby APPROVED.”

Required Vote and Board of Directors Recommendation

Advisory approval of Proposal 4 requires the affirmative vote of a majority of the shares present or represented by proxy and entitled to vote at the Annual Meeting. Abstentions will be counted toward the tabulation of votes cast on the proposal and will have the same effect as votes against this proposal. Broker non-votes will have no effect and will not be counted towards the vote total.

Our Board believes that approval of Proposal 4 is in our best interests and the best interests of our stockholders for the reasons stated above. Because the vote is advisory, it is not binding on the Board or on us. Nevertheless, the views expressed by our stockholders, whether through this vote or otherwise, are important to management and the Board and, accordingly, the Compensation Committee and Board intend to consider the results of this vote in making determinations in the future regarding executive compensation arrangements. Your vote will serve as an additional tool to guide the Compensation Committee and Board in continuing to improve the alignment of our executive compensation programs with business objectives and performance and with the interests of our stockholders.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF PROPOSAL 4.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the ownership of our common stock as of March 14, 2014, (except as noted) by: (i) each director and nominee for director; (ii) each of the executive officers named in the Summary Compensation Table; (iii) all executive officers and directors of Exelixis as a group; and (iv) all those known by us to be beneficial owners of more than five percent of our common stock.

	Beneficially Owned(1)
Name of Beneficial Owner	Number of Shares of Common Stock	Percentage of Total
Executive Officers and Directors
Michael M. Morrissey, Ph.D. (2)	1,738,560	*
Frank L. Karbe (3)	1,059,054	*
J. Scott Garland (4)	177,060	*
Gisela M. Schwab (5)	903,397	*
Pamela A. Simonton, J.D., LL.M. (6)	873,790	*
Charles Cohen, Ph.D. (7)	427,271	*
Carl B. Feldbaum, Esq. (8)	179,796	*
Alan M. Garber, M.D., Ph.D. (9)	213,206	*
Vincent T. Marchesi, M.D., Ph.D. (10)	246,254	*
Frank McCormick, Ph.D., FRS (11)	207,320	*
Stelios Papadopoulos, Ph.D. (12)	1,515,997	*
George Poste, D.V.M., Ph.D., FRS (13)	215,912	*
George A. Scangos, Ph.D. (14)	3,454,694	1.76
Lance Willsey, M.D. (15)	571,092	*
Jack L. Wyszomierski (16)	203,653	*
All current directors, executive officers as a group (17 persons) (17)	12,731,849	6.24

5% Stockholders

Entities Associated with FMR LLC (18)	27,630,658	14.2
245 Summer Street Boston, Massachusetts 02210

Wellington Management Company, LLP (19)	24,972,598	12.83
280 Congress Street Boston, MA 02210

Capital Research Global Investors (20)	22,565,030	11.59
333 South Hope Street Los Angeles, CA 90071

T. Rowe Price Associates, Inc. (21)	19,888,300	10.22
100 E. Pratt Street Baltimore, Maryland 21202

BlackRock, Inc. (22)	13,838,345	7.11
40 East 52nd Street New York, New York 10022

Eastern Capital Limited (23)	11,341,083	5.83
10 Market Street, # 773 Camana Bay Grand Cayman, KYI-9006 Cayman Islands

	Beneficially Owned(1)
Name of Beneficial Owner	Number of Shares of Common Stock	Percentage of Total

Meditor Group Ltd. (24)	10,533,384	5.41
16 Par la Ville Road Hamilton, Bermuda

The Vanguard Group (25)	10,137,461	5.21
100 Vanguard Blvd. Malvern, PA 19355

*	Less than one percent
(1)	This table is based upon information supplied by executive officers and directors and upon information gathered by us about principal stockholders known to us. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, we believe that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 194,625,353 shares outstanding on March 14, 2014, adjusted as required by rules promulgated by the SEC. The percentage of beneficial ownership as to any person as of a particular date is calculated by dividing the number of shares beneficially owned by such person, which includes the number of shares as to which such person has the right to acquire voting or investment power within 60 days of March 14, 2014, by the sum of the number of shares outstanding as of such date plus the number of shares as to which such person has the right to acquire voting or investment power within 60 days of March 14, 2014. Consequently, the denominator for calculating beneficial ownership percentages may be different for each beneficial owner.
(2)	Includes 101,671 shares held by Michael M. Morrissey and Meghan D. Morrissey, Trustees of the Morrissey Family Living Trust dated July 21, 1994, as amended. Also includes 1,624,750 shares Dr. Morrissey has the right to acquire pursuant to options exercisable within 60 days of March 14, 2014. Also includes 10,249 shares held by Mr. Morrissey under our 401(k) Retirement Plan, determined based upon information provided in plan statements.
(3)	Includes 5,440 shares held by a family member. Also includes 953,062 shares Mr. Karbe has the right to acquire pursuant to options exercisable within 60 days of March 14, 2014. Also includes 6,562 shares held by Mr. Karbe under our 401(k) Retirement Plan, determined based upon information provided in plan statements.
(4)	Includes 173,687 shares Mr. Garland has the right to acquire pursuant to options exercisable within 60 days of March 14, 2014. Also includes 3,373 shares held by Mr. Garland under our 401(k) Retirement Plan, determined based upon information provided in plan statements.
(5)	Includes 825,343 shares Dr. Schwab has the right to acquire pursuant to options exercisable and shares issuable upon vesting of restricted stock units within 60 days of March 14, 2014. Also includes 7,520 shares held by Dr. Schwab under our 401(k) Retirement Plan, determined based upon information provided in plan statements.
(6)	Includes 845,562 shares Ms. Simonton has the right to acquire pursuant to options exercisable within 60 days of March 14, 2014. Also includes 10,036 shares held by Ms. Simonton under our 401(k) Retirement Plan, determined based upon information provided in plan statements.
(7)	Includes 256,646 shares Dr. Cohen has the right to acquire pursuant to options exercisable within 60 days of March 14, 2014, 94,047 of which would be subject to repurchase by us, if so exercised.
(8)	Represents shares Mr. Feldbaum has the right to acquire pursuant to options exercisable within 60 days of March 14, 2014, 40,160 of which would be subject to repurchase by us, if so exercised.
(9)	Represents shares Dr. Garber has the right to acquire pursuant to options exercisable within 60 days of March 14, 2014, 50,217 of which would be subject to repurchase by us, if so exercised.
(10)	Includes 221,254 shares Dr. Marchesi has the right to acquire pursuant to options exercisable within 60 days of March 14, 2014, 67,503 of which would be subject to repurchase by us, if so exercised.

(11)	Represents shares Dr. McCormick has the right to acquire pursuant to options exercisable within 60 days of March 14, 2014, 57,053 of which would be subject to repurchase by us, if so exercised.
(12)	Includes 10,000 shares held by Fondation Santé, of which Dr. Papadopoulos is a co-trustee. Also includes 362,041 shares Dr. Papadopoulos has the right to acquire pursuant to options exercisable within 60 days of March 14, 2014, 98,094 of which would be subject to repurchase by us, if so exercised.
(13)	Represents shares Dr. Poste has the right to acquire pursuant to options exercisable within 60 days of March 14, 2014, 52,247 of which would be subject to repurchase by us, if so exercised.
(14)	Includes 8,963 shares held by Dr. Scangos and Leslie S. Wilson, as Trustees of The Jennifer Wilson Scangos Trust, and 8,963 shares held by Dr. Scangos and Leslie S. Wilson, as Trustees of The Katherine Wilson Scangos Trust. Also includes 2,156,684 shares Dr. Scangos has the right to acquire pursuant to options exercisable within 60 days of March 14, 2014, 23,765 of which would be subject to repurchase by us, if so exercised. Also includes 5,669 shares held by Dr. Scangos under our 401(k) Retirement Plan, determined based upon information provided in plan statements.
(15)	Includes 247,392 shares Dr. Willsey has the right to acquire pursuant to options exercisable within 60 days of March 14, 2014, 87,107 of which would be subject to repurchase by us, if so exercised.
(16)	Represents shares Mr. Wyszomierski has the right to acquire pursuant to options exercisable within 60 days of March 14, 2014, 54,303 of which would be subject to repurchase by us, if so exercised.
(17)	Total number of shares includes 3,345,992 shares of common stock held by our directors and executive officers as of March 14, 2014, and entities affiliated with such directors and executive officers. Also includes 9,385,857 shares our directors and executive officers have the right to acquire pursuant to options exercisable and shares issuable upon vesting of restricted stock units within 60 days of March 14, 2014, 624,496 of which would be subject to repurchase by us, if so exercised. Also includes 53,499 shares held by directors and executive officers under our 401(k) Retirement Plan, determined based upon information provided in plan statements.
(18)

Fidelity Management & Research Company and Fidelity SelectCo, LLC, together, Fidelity, are wholly owned subsidiaries of FMR LLC and the beneficial owners of 25,476,426 and 1,957,232, respectively, of the shares reported in the table as a result of acting as the investment adviser to various investment companies, or the Funds, including Fidelity Growth Company Fund which owns 14,668,924 of these shares. Each of FMR LLC and Edward C. Johnson 3rd, Chairman of FMR LLC, through their control of Fidelity and the Funds, has sole power to dispose of the shares. Neither FMR LLC nor Edward C. Johnson 3rd has the sole power to vote or direct the voting of the shares owned directly by the Funds, which power resides with the Funds’ boards of trustees. FMR LLC and Edward C. Johnson 3rd have sole power to vote 197,000 of the shares reflected in the table and not held by the Funds. The foregoing information is based solely on a Schedule 13G/A filed with the SEC on February 14, 2014, which provides information only as of December 31, 2013, and, consequently, the beneficial ownership of above-mentioned reporting persons may have changed between December 31, 2013, and March 14, 2014.

(19)	These shares are beneficially owned by various investors for which Wellington Management Company, LLP, or Wellington, serves as investment advisor. Wellington reported that it has shared dispositive power over all such shares and shared voting power over 15,460,017 of such shares. The foregoing information is based solely on a Schedule 13G/A filed with the SEC on February 14, 2014, which provides information only as of December 31, 2013, and, consequently, the beneficial ownership of above-mentioned reporting person may have changed between December 31, 2013, and March 14, 2014.
(20)	Capital Research Global Investors, a division of Capital Research and Management Company, or CRMC, is deemed to be the beneficial owner of these shares as a result of CRMC acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940, including SMALLCAP World Fund, Inc. and The New Economy Fund. The foregoing information is based solely on a Schedule 13G/A filed with the SEC on February 13, 2014, which provides information only as of December 31, 2013, and, consequently, the beneficial ownership of above-mentioned reporting person may have changed between December 31, 2013, and March 14, 2014. Subsequent to March 14, 2014, Capital Research Global Investors filed a Schedule 13G/A with the SEC indicating that it no longer beneficially owned any shares.

(21)	These shares are beneficially owned by various individual and institutional investors for which T. Rowe Price Associates, Inc., or Price Associates, serves as investment adviser. Price Associates reported that it has sole dispositive power over all such shares and sole voting power over 2,691,890 of such shares. The foregoing information is based solely on a Schedule 13G/A filed with the SEC on February 10, 2014, which provides information only as of January 31, 2014, and, consequently, the beneficial ownership of above-mentioned reporting person may have changed between January 31, 2014, and March 14, 2014.
(22)	Blackrock, Inc. reported that it has sole dispositive power over all such shares and sole voting power over 13,174,154 of such shares. The information is based solely on a Schedule 13G filed with the SEC on January 29, 2014, which provides information only as of December 31, 2013, and, consequently, the beneficial ownership of the above-mentioned reporting person may have changed between December 31, 2013, and March 14, 2014.
(23)	These shares are beneficially owned by Eastern Capital Limited, or Eastern Capital, Portfolio Services Ltd., or Portfolio Services, and Kenneth B. Dart. Eastern Capital is a direct wholly owned subsidiary of Portfolio Services, a holding company which owns all of the outstanding shares of Eastern Capital, and Mr. Dart is the beneficial owner of all of the outstanding shares Portfolio Services. Eastern Capital reported that it has shared voting and dispositive power over these shares with Portfolio Services and Mr. Dart. The foregoing information is based solely on a Schedule 13G filed with the SEC on August 17, 2012, which provides information only as of August 9, 2012, and, consequently, the beneficial ownership of above-mentioned reporting persons may have changed between August 9, 2012, and March 14, 2014.
(24)	These shares are beneficially owned by Meditor Group Ltd., or Meditor, and Meditor European Master Fund Ltd., or MEMF, an investment management client of Meditor. Meditor reported that it has shared voting and dispositive power over the shares with MEMF. The address of MEMF is 6 Front Street, Hamilton, Bermuda. The foregoing information is based solely on a Schedule 13G/A filed with the SEC on January 21, 2014, which provides information only as of December 31, 2013, and, consequently, the beneficial ownership of above-mentioned reporting person may have changed between December 31, 2013, and March 14, 2014.
(25)	The Vanguard Group reported that it has sole voting power over 262,869 of such shares, sole dispositive power over 9,885,992 of such shares and shared dispositive power over 251,469 of such shares. The foregoing information is based solely on a Schedule 13G filed with the SEC on February 12, 2014, which provides information only as of December 31, 2013, and, consequently, the beneficial ownership of above-mentioned reporting person may have changed between December 31, 2013, and March 14, 2014.

EXECUTIVE OFFICERS

The following chart sets forth certain information regarding our executive officers as of March 14, 2014:

Name	Age	Position
Michael M. Morrissey, Ph.D. (1)	53	President and Chief Executive Officer

Frank L. Karbe	45	Executive Vice President and Chief Financial Officer

J. Scott Garland	45	Executive Vice President and Chief Marketing Officer

Jeffrey J. Hessekiel, J.D.	45	Executive Vice President and General Counsel

Peter Lamb, Ph.D.	53	Executive Vice President, Discovery Research and Chief Scientific Officer

Gisela M. Schwab, M.D.	57	Executive Vice President and Chief Medical Officer

Pamela A. Simonton, J.D., LL.M.	64	Executive Vice President, Exelixis

(1)	Please see “Class III Nominees for Election for a Three-Year Term Expiring at the 2017 Annual Meeting” in this Proxy Statement for more information about Dr. Morrissey.

Frank L. Karbe has served as Executive Vice President and Chief Financial Officer since July 2007. From February 2004 to July 2007, Mr. Karbe served as Senior Vice President, Chief Financial Officer. From 1997 to January 2004, Mr. Karbe worked as an investment banker for Goldman Sachs & Co., where he served most recently as Vice President in the healthcare group focusing on corporate finance and mergers & acquisitions in the biotechnology industry. Prior to Goldman Sachs, Mr. Karbe held various positions in the finance department of The Royal Dutch/Shell Group in Europe. Since January 2009, Mr. Karbe has served as a member of the board of directors of Tekmira Pharmaceuticals Corporation, a publicly-held biopharmaceutical company. From July 2010 to December 2011, Mr. Karbe served as a member of the board of directors of our former subsidiary, TaconicArtemis GmbH (previously known as Artemis Pharmaceuticals GmbH). Mr. Karbe holds a Diplom Kaufmann from the WHU—Otto Beisheim Graduate School of Management, Koblenz, Germany (equivalent to a U.S. Masters of Business Administration).

J. Scott Garland has served as Executive Vice President and Chief Commercial Officer since October 2011. Prior to joining Exelixis, from April 2002 to October 2011, Mr. Garland held positions of increasing responsibility at Genentech, Inc., most recently serving as Vice President of Genentech’s Avastin franchise, where he led the U.S. sales and marketing efforts for the drug. Prior to that position, he served as Vice President, Hematology Marketing and Sales, overseeing the Rituxan franchise and as a Director on the Tarceva franchise. From July 1997 to April 2002, Mr. Garland held several positions within the sales and marketing division of Amgen, Inc. and from July 1991 to July 1995 served as a professional sales representative at Merck & Co., Inc. Mr. Garland has a Masters in Business Administration from Duke University’s Fuqua School of Business and B.A. from California Polytechnic University (San Luis Obispo).

Jeffrey J. Hessekiel, J.D., has served as Executive Vice President and General Counsel since February 2014. From November 2012 to February 2014, he held the position of Senior Counsel at Arnold & Porter LLP, where he advised emerging growth and public companies, primarily in the life sciences sector, on complex legal issues connected with strategic transactions, healthcare compliance programs and investigations, and regulatory matters. Mr. Hessekiel also served as Acting General Counsel of Achaogen, Inc. from May 2012 to November 2012, where he advised the executive management team on matters related to clinical and government contracts, litigation management and employment law. Prior to working at Achaogen, from December 2002 to May 2012, he held positions of increasing responsibility at Gilead Sciences, Inc., most recently as Chief Compliance & Quality Officer where he was responsible for the creation and management of Gilead’s Corporate Compliance & Quality department. From October 1998 to November 2002, Mr. Hessekiel held the position of Associate, working on both litigation and corporate matters for Wilson Sonsini Goodrich and Rosati PC. Mr. Hessekiel also worked as an Associate focusing on litigation matters for Heller Ehrman LLP from August 1996 to July 1998. Prior to joining Heller Ehrman LLP, Mr. Hessekiel also worked for several international non-governmental organizations. Mr. Hessekiel received his J.D. from The George Washington University Law School and is admitted to practice in California. Mr. Hessekiel received a B.A. in Political Science from Duke University.

Peter Lamb, Ph.D., has served as Executive Vice President and Chief Scientific Officer since September 2009. Previously, he served as Senior Vice President, Discovery Research and Chief Scientific Officer from January 2007 until September 2009, as Vice President, Discovery Pharmacology from December 2003 until January 2007 and as Senior Director, Molecular Pharmacology and Structural Biology from October 2000 until December 2003. Prior to joining Exelixis, from June 1992 until September 2000, Dr. Lamb held positions of increasing responsibility at Ligand Pharmaceuticals, most recently serving as Director of Transcription Research. During this time, he led teams that implemented novel drug discovery approaches that led to the identification of the first small molecule activators of cytokine receptors. Dr. Lamb has held post-doctoral research fellowships at the Carnegie Institution, Department of Embryology, with Dr. S.L. McKnight and the University of Oxford with Dr. N.J. Proudfoot, working in the field of gene regulation. He has authored numerous articles in the fields of gene expression, signal transduction and oncology, and is an author on multiple issued and pending U.S. patents. He has a Ph.D. in Molecular Biology from the ICRF/University of London and a B.A. in Biochemistry from the University of Cambridge.

Gisela M. Schwab, M.D., has served as Executive Vice President and Chief Medical Officer since January 2008. She joined Exelixis in 2006 as Senior Vice President and Chief Medical Officer. From 2002 to 2006, she held the position of Senior Vice President and Chief Medical Officer at Abgenix, Inc., a human antibody-based drug development company. She also served as Vice President, Clinical Development, at Abgenix from 1999 to 2001. Prior to working at Abgenix, from 1992 to 1999, she held positions of increasing responsibility at Amgen Inc., most recently as Director of Clinical Research and Hematology/Oncology Therapeutic Area Team Leader. Since August 2011, Dr. Schwab has served as a member of the board of directors of Topotarget A/S, a publicly-held biopharmaceutical company. Since June 2012 she has served as a member of the board of directors of Cellerant Therapeutics, Inc. a privately-held biopharmaceutical company. She received her Doctor of Medicine degree from the University of Heidelberg, trained at the University of Erlangen-Nuremberg and the National Cancer Institute and is board certified in internal medicine and hematology and oncology.

Pamela A. Simonton, J.D., LL.M., has served as Executive Vice President, Exelixis since February 2014, reporting to the President and Chief Executive Officer. Ms. Simonton’s duties include: (i) advising management on global patent strategies; (ii) assisting the President and Chief Executive Officer and other senior management with various corporate projects and activities; and (iii) serving as a director of Exelixis’ offshore entities. Ms. Simonton served as Executive Vice President and General Counsel from January 2008 through February 2014. From 2011 through February 2014, she was also responsible for leadership of the company’s business development activities as well as oversight of facilities operations. She served as Senior Vice President, Patents and Licensing from January 2004 until December 2007 and as Vice President of Corporate Technology Development from April 2000 through December 2003. From July 1996 to April 2000, Ms. Simonton served as Vice President, Licensing and Acquisitions for Bayer Corporation’s Pharmaceutical Division. From September 1994 to July 1996, Ms. Simonton served as Vice President of Patents and Licensing for Bayer’s Pharmaceutical Division, North America. Ms. Simonton is admitted to practice in California (RIHC), the District of Columbia and Florida and before the United States Patent and Trademark Office. Ms. Simonton holds a B.S. in Chemistry from Barry College, an M.S. in Physics from the University of Miami, a J.D. from Nova University and an LL.M. in Patent and Trade Regulation from The George Washington University Law School.

COMPENSATION OF EXECUTIVE OFFICERS

Compensation Discussion and Analysis

Executive Summary

We are committed to developing small molecule therapies for the treatment of cancer. Our two most advanced assets, COMETRIQ® (cabozantinib), our wholly-owned inhibitor of multiple receptor tyrosine kinases, and cobimetinib (GDC-0973/XL518), a potent, highly selective inhibitor of MEK, which we out-licensed to Genentech, Inc. (a wholly-owned member of the Roche Group), or Genentech, are currently the subject of six ongoing phase 3 pivotal trials, with top-line results from four of these pivotal trials expected in 2014.

Fiscal 2013 was a milestone year for Exelixis, following the approval of COMETRIQ (cabozantinib) by the FDA on November 29, 2012 for the treatment of progressive, metastatic medullary thyroid cancer, or MTC, in the United States. During 2013:

•

we commenced commercialization of COMETRIQ in the United States in late January 2013 for the treatment of progressive, metastatic MTC, thereby recognizing our first product revenues, which were $15.0 million in 2013. COMETRIQ received a National Comprehensive Cancer Network, or NCCN, category 1 compendia listing for MTC in January 2013;

•

we achieved full enrollment of patients in our COMET-1 trial, our phase 3 pivotal trial targeting the enrollment of 960 patients using COMETRIQ for the treatment of metastatic castration-resistant prostate cancer, or CRPC, in patients who have failed prior docetaxel therapy and have also failed prior abiraterone and/or enzalutamide therapies;

•

we continued our COMET-2 trial designed to enroll 246 patients with CRPC that is metastatic to the bone, who are suffering from moderate to severe bone pain despite optimized narcotic medication, and who have failed prior docetaxel therapy and have also failed prior abiraterone and/or enzalutamide therapies;

•	we initiated a phase 3 pivotal trial in metastatic renal cell cancer, or RCC;

•	we initiated a phase 3 pivotal trial in advanced hepatocellular cancer, or HCC;

•

we initiated a phase 2 clinical trial evaluating cabozantinib in combination with abiraterone and prednisone versus abiraterone and prednisone in patients with CRPC that is metastatic to the bone who have not been treated with chemotherapy.

•

initial clinical data from an investigator sponsored trial showing activity of cabozantinib in a small group of patients with non-small cell lung cancer who were positive for a RET fusion gene were published in March 2013. These data resulted in an NCCN category 2a compendia listing for cabozantinib for this population in October 2013;

•

the phase 3 pivotal trial evaluating the combination of cobimetinib with vemurafenib versus vemurafenib in previously untreated BRAFV600 mutation positive patients with unresectable locally advanced or metastatic melanoma was conducted by Roche and Genentech; and

•	we exercised an option under our co-development agreement with Genentech to co-promote cobimetinib in the United States.

We currently expect top-line data from four phase 3 pivotal trials in 2014, including two for metastatic CRPC (COMET-1 and COMET-2) and the final overall survival analysis of our phase 3 pivotal trial of cabozantinib in progressive, metastatic MTC. In addition, Roche and Genentech have announced that they expect top-line data from the phase 3 pivotal trial of cobimetinib and to file a new drug application (NDA) with the FDA, if the data are positive, in 2014. A successful outcome in any of these pivotal trials could have a significant positive impact on our business and create value for our stockholders. As a result, we believe 2014 will be a critically important year for the company, based on the broad progress made in 2013 in the pivotal trials for cabozantinb and cobimetinib.

In March 2014, the European Commission approved COMETRIQ for the treatment of adult patients with progressive, unresectable locally advanced or metastatic MTC. The European Commission granted conditional marketing authorization following a positive opinion from the European Committee for Medicinal Products for Human Use issued in December 2013. Similar to another drug approved in this setting, the approved indication for the European Union states that for patients in whom Rearranged during Transfection mutation status is not known or is negative, a possible lower benefit should be taken into account before individual treatment decisions.

We believe we are at unique position in our corporate history and in the biopharmaceutical industry as an independent biotechnology company with a wholly-owned drug that has been approved in its first indication in both the United States and the European Union and with a total of six ongoing phase 3 pivotal trials of two drug candidates. Compensation decisions for 2013 were significantly impacted by our growth from being a company solely focused on the early development of product candidates to one engaged broadly in late-stage development and product commercialization. With six ongoing phase 3 clinical trials ongoing (with top-line results from four of these pivotal trials expected in 2014) and our evolution into a commercial company, our Board and Compensation Committee felt it was critically important to provide incentives for our employees, including our executive officers, to remain with the company and strive for success in the areas of late-stage development and product commercialization to bring new therapies to patients with cancer and build value in the company. Further, our company had performed well in most of the areas determined to be important corporate, research and development and business goals for 2013, which performance is reflected in the 2013 compensation for our Named Executive Officers (the executive officers appearing in the Summary Compensation Table following this Compensation Discussion and Analysis).

The Board and Compensation Committee took the following key actions with respect to 2013 compensation for our Named Executive Officers:

•	Salaries for Named Executive Officers. Increased the 2013 base salaries of our Named Executive Officers by approximately 8—12% over base salaries for 2012.

•

Annual Bonuses. Determined to pay cash bonuses to our Named Executive Officers for 2013 performance at 100% of target bonus based on the Compensation Committee’s subjective assessment of the achievement of the corporate, research and development and business goals for our company in 2013, and the performance of our Named Executive Officers in the achievement of their respective departmental and individual goals.

•

Equity Incentive Compensation. Granted stock options to increase our Named Executive Officers equity ownership position in the company, including a portion as performance awards, to provide further incentives for our Named Executive Officers to remain with the company and deliver superior performance during 2014.

Objectives of the Compensation Program

The success of biotechnology companies is significantly influenced by the quality of their work forces, and we believe that it is critical to our business that we retain our highly qualified employees, including our executive officers in particular. Large pharmaceutical companies and strong local competitors aggressively recruit executives and other skilled employees, with the most critical positions at our company among those that are the most in demand by our competitors. In light of these circumstances, the overall objective of our compensation program is to support our business objectives by attracting, retaining and motivating the highest caliber of executives and other employees, and aligning their compensation with our business objectives and performance and with the interests of our stockholders. In order to evolve successfully into a global, integrated commercial pharmaceutical company, it will be necessary for us to have the appropriate personnel to execute our business plan and strategy. To this we intend to continue pursue the highest caliber of executives and other employees with applicable talent and expertise, particularly in the marketing and commercialization of pharmaceutical products, to strengthen our work force and maximize our success a commercial company. An example of this is the February 2014 hiring of Jeffrey J. Hessekiel, a veteran legal professional with more than a decade of corporate and commercial experience specific to the biopharmaceutical industry, to serve as our Executive Vice President and General Counsel.

As discussed in further detail below, our 2013 compensation program for our Named Executive Officers consisted of, and was intended to strike a balance among, the following three principal components:

•	Base Salary. We pay a base salary to each of our Named Executive Officers to provide an appropriate and competitive base level of current cash income.

•

Bonus. We establish target annual cash bonuses for our Named Executive Officers, based on the seniority of the applicable position, as an incentive to encourage superior performance. Actual cash bonuses are discretionary but generally follow guidelines that take into account the achievement against pre-established company, department and, in some cases personal, objectives.

•

Equity Incentive Compensation. We grant long-term equity incentive awards designed to ensure that incentive compensation is linked to our long-term performance, to align our Named Executive Officers’ performance objectives with the interests of our stockholders, and to provide strong incentives for our Named Executive Officers to remain with our company.

In addition, we have a Change in Control and Severance Benefit Plan in which all of our Named Executive Officers participate, as well as an employee stock purchase plan, a 401(k) Retirement Plan, and healthcare, dental and vision plans in which all of our employees are entitled to participate, including our Named Executive Officers.

The Compensation Committee has not established any formal policies or guidelines for allocating compensation between current and long-term incentive compensation, or between cash and non-cash compensation. The Compensation Committee uses its judgment to recommend to the Board for each Named Executive Officer a mix of current and long-term incentive compensation, and cash and non-cash compensation, that it believes appropriate to achieve the compensation and corporate objectives described above.

Role of the Compensation Committee and Executive Officers in Compensation Decisions

The Compensation Committee is responsible for recommending to the Board approval of the compensation packages offered to our Named Executive Officers. The Compensation Committee acts on behalf of the Board in discharging the Board’s responsibilities with respect to overseeing our compensation policies, plans and programs and establishing and reviewing general policies relating to compensation and benefits of our employees. The Compensation Committee also administers our 2011 Equity Incentive Plan and our other incentive plans.

For all executive compensation decisions, the Compensation Committee considers the recommendations of Dr. Morrissey, our Chief Executive Officer, other than with respect to himself, and Dr. Morrissey participates in the Compensation Committee’s deliberations about Named Executive Officer compensation matters other than his own. Dr. Morrissey, Laura Dillard, our Vice President, Human Resources, Pamela A. Simonton, Executive Vice President, Exelixis (serving as our Executive Vice President and General Counsel at such time), and James B. Bucher, our Vice President, Corporate Legal Affairs and Secretary, participated in discussions with the Compensation Committee in 2013 regarding the 2013 salary and equity compensation decisions for all employees other than our Named Executive Officers. Dr. Morrissey, Ms. Dillard, Mr. Hessekiel, our current Executive Vice President and General Counsel, and Mr. Bucher participated in discussions with the Compensation Committee in 2014 regarding 2013 bonus decisions for all employees other than our Named Executive Officers. Dr. Morrissey and Ms. Dillard participated in discussions with the Compensation Committee in 2013 and 2014 regarding the 2013 salary, equity and bonus decisions for our Named Executive Officers. None of these persons participated in the determination of his or her own compensation, nor did he or she participate in deliberations with respect thereto. Our Chief Executive Officer and other senior management also annually develop our research and development and other business goals, which are reviewed and, subject to their input, approved by the Compensation Committee and the Board. In determining Named Executive Officer compensation recommendations, our Chief Executive Officer solicited the input of, and received documentary support from, Ms. Dillard who was responsible for our human resources function in connection with compensation decisions for 2013. The Compensation Committee also received documentary support, including benchmark and industry data from third-party salary survey sources and a compensation consultant, both as provided by Ms. Dillard, with respect to base salaries, target annual cash bonuses and equity compensation. Except as described above, no other executive officers participated in the determination or recommendation of the amount or form of Named Executive Officer compensation.

The Compensation Committee retained the consulting firm Frederick W. Cook & Co., Inc. to compile benchmark and industry compensation data and to prepare an analysis of the compensation of our executive officers, which was provided to the Compensation Committee in August 2010. The Compensation Committee retained Frederick W. Cook & Co., Inc. in each of 2011, 2012 and 2013 principally to assist the Compensation Committee in establishing a new peer group for the Compensation Committee to use to benchmark executive officer compensation decisions. The Compensation Committee does not delegate any of its functions to others in determining executive compensation, and we do not currently engage any other consultants with respect to executive and/or director compensation matters, other than Radford, which was retained by our management to provide benchmark and industry compensation data for our senior management.

After the Compensation Committee finalizes its recommendations regarding compensation for our Named Executive Officers, the Compensation Committee presents its recommendations to the full Board for consideration and approval.

Compensation Committee Process

In setting the level of cash and equity compensation for our Named Executive Officers, the Compensation Committee typically considers various factors, including the performance of Exelixis and each Named Executive Officer during the prior year, the criticality of each Named Executive Officer’s skill set, each Named Executive Officer’s performance and expected future contributions, market and benchmark data for our industry and specific peer group, each Named Executive Officer’s tenure and the percentage of vested versus unvested options held by each Named Executive Officer, and the incentive value of the equity awards they hold. The Compensation Committee balances each of these factors against the company’s cash resources and equity award burn rate guidelines established by proxy advisory firms. When establishing each element of a Named Executive Officer’s compensation, the Compensation Committee also typically takes into consideration the Named Executive Officer’s historical cash and equity compensation as well as his or her total current and potential compensation.

The Compensation Committee believes that it is important when making its compensation decisions to be informed as to the current practices of comparable publicly held companies. To this end, the Compensation Committee reviews market and benchmark data, which include competitive information relating to compensation levels for comparable positions in the biotechnology and life sciences industries, as compared to the compensation levels of our Named Executive Officers.

In February 2013, Frederick W. Cook & Co., Inc. recommended to our Compensation Committee, and our Compensation Committee recommended, and our Board approved, a group of peer companies to be evaluated in connection with executive, employee and non-employee director compensation matters in 2013. This peer group consisted of 18 publicly-traded, U.S- based biotechnology/pharmaceutical companies that Frederick W. Cook & Co., Inc. determined to be appropriate. In developing the peer group, Frederick W. Cook & Co., Inc. selected companies that reflected the following qualitative characteristics: compete with Exelixis for labor and/or investment capital; have a generally comparable pay model; and are at a similar stage of development and have similar sales channels, with a focus on companies with an approved drug(s) and a sales force to reflect Exelixis’ situation, although companies with late stage candidates also were eligible for inclusion. This peer group varied from the peer group used to establish 2012 executive compensation, with two companies having been removed from the list due to the change in the relative the size of their market capitalization to our market capitalization (one had a market capitalization that was much larger than that of Exelixis and one had a market capitalization that was much smaller than that of Exelixis), and the addition of two new companies that each had one approved drug candidate. The market capitalizations of all of these companies ranged from 40% of, to 3.8 times, the market capitalization of Exelixis as of December 31, 2012.

The peer group used for determining 2013 compensation comprised the following companies:

Alkermes, Inc.	ImmunoGen, Inc.	Nektar Therapeutics
Arena Pharmaceuticals Inc.	Incyte Corp.	NPS Pharmaceuticals, Inc.
Ariad Pharmaceuticals Inc.	Intermune, Inc.	Questcor Pharmaceuticals, Inc.
AVEO Pharmaceuticals, Inc.	Ironwood Pharmaceuticals, Inc.	Rigel Pharmaceuticals Inc.
Dendreon Corporation	Isis Pharmaceuticals Inc.	Seattle Genetics Inc.
Genomic Health, Inc.	Lexicon Genetics Inc.	Theravance, Inc.

In the past, the Compensation Committee has benchmarked both cash compensation and equity compensation. The Compensation Committee has used Frederick W. Cook & Co., Inc. to assist it in establishing the peer group, and then our management has used Radford to provide the Compensation Committee with market compensation information using that peer group. Using this process, our Compensation Committee strives to ensure that our executive compensation program as a whole is competitive. Consistent with the Compensation Committee’s philosophy of maintaining compensation levels that attract and retain the highest caliber executives, the Compensation Committee generally targets total cash and equity compensation above the 50th percentile of the peer company market. In determining the amount and mix of compensation elements and whether each element provides the correct incentives and rewards for performance consistent with our short and long-term goals and objectives, the Compensation Committee relies on its judgment about each individual rather than adopting a formulaic approach to compensatory decisions. In September 2013, the Compensation Committee determined that it would not use a compensation consultant to establish or revise the peer group for 2014, and instead would work with management to assess and revise the peer group, if appropriate, as the company has reached a level such that little change is expected in the near term regarding the company’s status as compared to those in its current peer group, and the desire to reduce costs. The Compensation Committee also determined that it would revisit this approach in the future if the company’s status meaningfully changes.

The Compensation Committee also takes into account the advisory vote of the company’s stockholders on the compensation of the company’s Named Executive Officers in previous years. At our annual meetings of stockholders held in May 2012 and May 2013, our stockholders voted on whether to approve, on an advisory basis, the compensation of our Named Executive Officers as disclosed in our proxy statements for the respective annual meetings. Our stockholders approved the 2011 compensation of our Named Executive Officers in May 2012 by approximately 84% of the votes entitled to be cast, and the 2012 compensation of our Named Executive Officers in May 2013 by approximately 95% of the votes entitled to be cast. Our Compensation Committee considered these votes to be an endorsement of the Compensation Committee’s policies and practices and has continued to conduct its review of executive compensation generally consistent with past practice.

Elements of Compensation

Our executive compensation program consists of three principal components: base salary, annual cash bonuses, and equity incentive compensation. Our Named Executive Officers are also eligible to participate, on the same basis as other employees, in our 401(k) Retirement Plan, our employee stock purchase plan and our other benefit programs generally available to all employees. Our Named Executive Officers currently do not receive any perquisites.

Base Salary. The Compensation Committee annually reviews each Named Executive Officer’s base salary and generally sets salary based on the criticality of the Named Executive Officer’s skill set, the Named Executive

Officer’s performance and expected future contributions, the market and benchmark data for our industry and specific peer group, the Named Executive Officer’s tenure, and market pressures, with each of these factors balanced against consideration of our cash resources and other elements of the Named Executive Officer’s compensation.

Annual Cash Bonus. Our annual cash bonuses are intended to align the Named Executive Officers’ compensation with our business objectives and performance and with the interests of our stockholders and to enable us to retain and reward executive officers who demonstrate extraordinary performance. Annual cash bonuses are discretionary. Our Compensation Committee recommends bonus targets (expressed as a percentage of base salary) based on the seniority of the applicable position and takes into account the achievement of company-wide and, other than for our Chief Executive Officer, applicable department or personal performance objectives in determining actual cash bonuses. The bonus targets are reviewed annually by the Compensation Committee. The Compensation Committee does not rigidly follow percentage allocation or other guidelines related to the portion of each Named Executive Officer’s annual cash bonus that is tied to company-wide, department or personal performance components, but instead relies on a more discretionary approach based on the Compensation Committee’s assessment of each Named Executive Officer’s individual performance and department and company factors. Whether or not a bonus is paid for any year is within the discretion of our Board. The actual bonus awarded in any year, if any, may be more or less than the target, depending on individual performance and the achievement of our company-wide objectives, as well as other factors, including our cash resources.

The Compensation Committee has not yet established a policy to recover bonuses from our executive officers if the performance objectives that led to a bonus determination were to be restated, or found not to have been met to the extent originally believed by the Compensation Committee. As a public company, if we are required to restate our financial results due to our material noncompliance with any financial reporting requirements under the federal securities laws, as a result of misconduct, our Chief Executive Officer and Chief Financial Officer may be legally required to reimburse us for any bonus or other incentive-based or equity-based compensation they receive in accordance with the provisions of Section 304 of the Sarbanes-Oxley Act of 2002. Further, the Dodd-Frank Wall Street Reform and Consumer Protection Act, or Dodd-Frank Act, requires that the SEC promulgate rules that would require, in the event we are required to restate our financial statements, that we “claw back” any bonuses paid based on financial performance that would not have been paid based on the restated financial performance. Because our cash bonuses are discretionary and are generally awarded based on non-financial performance, we do not believe that any such rules would be applicable to us. The Compensation Committee and Board have in the past considered whether to adopt a “claw back” policy but determined not to take action until final rules have been promulgated by the SEC under the Dodd-Frank Act. We expect that the Compensation Committee and Board will re-evaluate the potential adoption of a “claw back” policy once such rules have been promulgated.

Equity Incentives. We have granted, and intend to continue to grant, stock options and restricted stock units, and potentially other types of equity incentive awards, to align our Named Executive Officers’ compensation with our long-term performance, thereby linking their compensation to the interests of our stockholders. The Compensation Committee believes that stock options are an effective equity-based tool to motivate our Named Executive Officers to aggressively pursue our long-term strategic goals because options only have value if our stock price increases over time. Stock options are also the most prevalent long-term incentive instrument at our peer companies. The Compensation Committee also believes that restricted stock units are a particularly effective retention tool, and that they also have incentive value since the value of restricted stock units increases as our stock price increases over time. Further, restricted stock units continue to have incentive value even in the event of a severe stock price decline, unlike stock options that can lose their incentive value in such an event. Restricted stock units are becoming an increasingly prevalent long-term incentive instrument at our peer companies. Because of the overall importance to our success of aggressively pursuing our strategic goals, as well as to preserve our cash resources, a significant portion of the Named Executive Officers’ total compensation typically has consisted of, and is expected to continue to consist of, long-term equity-based awards.

In 2012, the Compensation Committee and the Board determined that it would be appropriate to allow our executive officers to choose to take their 2012 equity incentive grants in the form of all stock options, rather than the proposed mixture of 75% stock options and 25% restricted stock units (with each restricted stock unit assigned an equivalence of three stock options). The Compensation Committee and the Board determined to allow our executive officers to make this election for a variety of reasons, including that it would provide additional incentive to any executive officer that perceived taking all of their equity grants in stock options as being of more value. All of our executive officers elected to have the equity awards be 100% stock options. As a result of this preference and perception by our executive officers, our Compensation Committee and Board determined to grant only stock options to the Named Executive Officers in 2013.

Change in Control and Severance Benefit Plan. We have adopted a Change in Control and Severance Benefit Plan, in which all of our Named Executive Officers participate, to maintain the competitiveness of our executive compensation program and to remove an executive’s potential personal bias against a takeover attempt. A description of this plan is included below under the heading “—Potential Payments Upon Termination or Change-in-Control.” This plan is a double-trigger plan, in which each plan participant receives benefits under the plan only if the plan participant is terminated without cause or resigns for good reason after a change in control, rather than a single-trigger plan, in which each plan participant would receive benefits under the plan if a change in control occurs or the plan participant resigns for any reason after a change in control. In assessing whether the plan should provide for a single or double trigger, we conducted an analysis of prevailing change in control practices at our peer companies at the time of adoption in 2005. We selected the double-trigger because it protects the plan participants from post-change in control events that are not related to the plan participants’ performance, encourages the plan participants to stay throughout a transition period in the event of a change in control and does not provide for benefits for a plan participant who remains with the surviving company in a comparable position.

Other Benefits. We have a 401(k) Retirement Plan in which substantially all of our employees, including our Named Executive Officers, are entitled to participate. Employees contribute their own funds, as salary deductions, on a pre-tax basis. Contributions may be made up to plan limits, subject to government limitations. We match 100% of the first 3% of employee contributions, in the form of Exelixis stock. Our employee stock purchase plan allows for qualified employees to purchase shares of our common stock at a price equal to the lower of 85% of the closing price at the beginning of the offering period or 85% of the closing price at the end of each six month purchase period. We provide health care, dental and vision benefits to all full-time employees, including our Named Executive Officers. These and other benefits are available to all employees, subject to applicable laws.

2013 Compensation Decisions

2013 Base Salaries. In February 2013, the Compensation Committee reviewed the base salaries of our Named Executive Officers and determined that in light of their performance in 2012 and the importance of these officers to the future of our company, the Compensation Committee would recommend to the Board that the base salary for each of the Named Executive Officers be increased by 8—10% over the base salary in 2012, with base salary increases approved by the Board as follows: Dr. Morrissey’s base salary increased by approximately 12%, rather than 10% as recommended by the Compensation Committee, due to Dr. Morrissey’s prior salary being below the 50th percentile of the peer group, which increase moved Dr. Morrissey’s salary to between the 50th and 75th percentile of our peer group, consistent with the philosophy of maintaining compensation levels that attract and retain the highest caliber executives; Mr. Karbe’s base salary increased by 9%; Dr. Schwab’s base salary increased by 10%; and each of Ms. Simonton’s and Mr. Garland’s base salary increased by 8%. In reaching this decision, the Compensation Committee did not apply a formula, but rather the Compensation Committee and the Board evaluated the team effort and achievements accomplished in 2012, the importance of retaining the Named Executive Officers, especially at this critical time for the company, and, in the case of Dr. Morrissey as noted above, Dr. Morrissey’s salary being low as compared to the peer group.

2013 Annual Cash Bonuses. In February 2013, the Compensation Committee recommended, and the Board approved, 2013 target bonus percentages for each Named Executive Officer at the same levels as in 2012 and

2011 (45% of base salary for each Named Executive Officer other than Dr. Morrissey, whose target bonus was 60% of base salary). The Compensation Committee’s decision regarding 2013 target bonuses was based on its subjective assessment that the percentage of base salaries previously established for 2012 and 2011 had functioned well and that there was no need to reassess the appropriate level of target bonus as a percentage of base salary, and its conclusion that these levels provided the appropriate level of potential cash bonus compensation. The target bonus amounts are intended to serve only as general guidelines for awarding actual bonuses and are not designed to set formulaic payout levels.

In connection with establishing the bonus program for 2013, the Compensation Committee reviewed the research and development and business goals as presented by management to the Compensation Committee and recommended them to the Board for approval. In February 2013 the Board reviewed these goals with the Compensation Committee and management and approved these goals as appropriate for 2013. Further, the Board determined to assess company and management performance against these goals, and determined the portion of annual target bonus to be paid to the Named Executive Officers based on company performance against these goals. These goals were many faceted, with the top ten of these being:

•	objectives related to our stock outperforming biotechnology indices by a specified percentage;

•	addressing regulatory questions from the European regulatory authorities regarding for COMETRIQ for the proposed indication of MTC;

•	goals relating to progressing COMETRIQ for the treatment of metastatic RCC and HCC;

•	goals relating to enrollment in our COMET-1 trial of COMETRIQ for the treatment of metastatic CRPC;

•	goals relating to enrollment in our COMET-2 trial of COMETRIQ for the treatment of metastatic CRPC;

•	COMETRIQ sales in the United States exceeding $10 million;

•	ensuring an uninterrupted supply of clinical and commercial COMETRIQ throughout 2013;

•	establishment of commercial compliance programs in accordance with applicable laws;

•	finance goals relating to tax and outstanding debt matters; and

•	goal to end 2013 with $350 million in cash.

During 2013, management reported periodically to the Compensation Committee and the Board on the status of the company’s performance against these goals, including in formal meetings in February, May, September and December 2013. In February 2014, the Compensation Committee and the Board evaluated our performance in relation to our 2013 goals, as well as the department and personal objectives applicable to each of the respective Named Executive Officers other than Dr. Morrissey, whose annual bonus is based solely on company performance goals. In particular, the Compensation Committee and the Board concluded that 2013 was a year of strong accomplishments, and noted, as measured against some objectives, we had over performed, especially with respect to the following:

•	executing the commercial launch of COMETRIQ in January 2013 for the treatment of progressive, metastatic MTC in the United States;

•	addressing regulatory questions from the European regulatory authorities regarding for COMETRIQ for the proposed indication of progressive, unresectable, locally advanced, or metastatic MTC;

•	the completion of enrollment in our COMET-1 trial of COMETRIQ for the treatment of metastatic CRPC;

•	progress with enrollment in our COMET-2 trial of COMETRIQ for the treatment of metastatic CRPC;

•	initiating, and commencing enrollment in, phase 3 pivotal trials of cabozantinib in advanced HCC and metastatic RCC; and

•	exceeding financial goals concerning COMETRIQ sales in the United States and the objective to end 2013 with at least $350 million in cash.

However, we did not fully perform on some of our other, lesser goals. The Compensation Committee did not assign any weighting of the specific company, departmental or personal goals in making its assessment of overall performance, but rather made its subjective assessment of performance against the goals on an overall basis. The Committee determined that each of the Named Executive Officers performed well in his or her respective area of responsibility and should share responsibility equally for the company’s performance in 2013. In February 2014, based on these factors and assessments, the Compensation Committee determined to recommend to the Board, and the Board approved, annual bonuses to the Named Executive Officers at 100% of their target annual bonuses. These bonuses are set forth in the Summary Compensation Table following this Compensation Discussion and Analysis.

2013 Equity Incentive Awards. In September 2013 the Compensation Committee engaged in the process of reviewing and reporting to the Board, and approving, the equity compensation awards for our Named Executive Officers for 2013. In doing so, the Compensation Committee:

•

reviewed the status of equity incentive awards held by the Named Executive Officers to assess the retention and incentive values of those awards and to determine the appropriate size and value of new equity incentive awards aimed towards retaining and incentivizing our Named Executive Officers during 2014, a critical year for our company;

•

determined to recommend the grant of only stock options rather than a mix of stock options and restricted stock units, as it had done in 2012, because in the prior year the executive officers were given the option to choose to have all equity grants be in the form of stock options rather than a mix of stock options and restricted stock units, and all executive officers had elected to do so;

•

determined to recommend the grant of 40% of the stock options to the Named Executive Officers as performance-based stock option awards, consistent with the mix of time-based and performance-based stock options granted in 2012; and

•	determined to target the 75th percentile for the grant of these equity awards, consistent with the equity award grants in 2013.

In September 2013, the Board accepted the Compensation Committee’s recommendations other than in the case of Dr. Morrissey. Dr. Morrissey’s grants were above the 75th percentile due to the critical role that he plays at the company and to the exceptional challenge he faces in executing on the company’s current and critical plans. The grants are reflected in the “Grants of Plan-Based Awards” table.

The Compensation Committee determined the 75th percentile of equity awards based upon compensation survey data received from Radford and presented to the Compensation Committee by management, based on of the peer group established by our Compensation Committee in February 2013. The Compensation Committee determined the appropriate allocation of 60% time-based vesting, and 40% performance-based vesting, based on its subjective determination that this was an appropriate allocation of both incentive for performance in the advancement of cabozantinib toward approval for the treatment of patients with metastatic RCC and metastatic CRPC as well as overall retentive value.

The stock options have an exercise price of $5.51 per share, the fair market value of our common stock on the date of grant, and expire seven years from the date of grant or earlier upon termination of service with us. The time-based stock options vest as to 1/4 of the original number of shares subject to the stock options on the one-year anniversary of the grant date and thereafter as to 1/48 of the original number of shares subject to the stock options on each monthly anniversary of the grant date. Vesting of the performance-based stock options are tied to performance goals set by the Compensation Committee as follows: (i) 50% of such performance-based stock options will vest if the Compensation Committee determines that top-line efficacy data received from the METEOR Phase 3 clinical trial of cabozantinib in metastatic RCC met its primary endpoint at a specified level, with such result to occur no later than a specified date; and (ii) 50% of such performance-based stock options will vest if the Compensation Committee confirms that cabozantinib is approved by the FDA or European Medicines Agency, or EMA, for the treatment of metastatic CRPC by a specified date. If the Compensation Committee has not concluded that a performance goal has been achieved by the specified date, the performance stock award with respect to that performance goal will be forfeited. We are not disclosing certain additional details with respect to the goals or deadlines because we believe that their disclosure might cause us competitive harm. The Compensation Committee believes the target deadlines it has established are achievable with an appropriate amount of diligent effort and expertise. However, our Compensation Committee believes that at the time the goals were set, there would be a substantial degree of difficulty in achieving the goals, particularly due to the inherent unpredictability of clinical trial outcomes and of regulatory approval processes. Vesting of these stock options will cease upon termination of service as an employee for any reason. The Named Executive Officers are party to our Change in Control and Severance Benefit Plan, which provides for acceleration of vesting of the award in the event of certain specified change in control events involving us, for the reasons discussed above.

Compensation of the Chief Executive Officer

The Compensation Committee and the Board considered the factors and criteria described under the heading “—2013 Compensation Decisions” above in determining Dr. Morrissey’s total compensation for 2013. The Board increased Dr. Morrissey’s base salary for 2013 by approximately12% over his 2012 base salary, in excess of the 10% recommended by the Compensation Committee, due to Dr. Morrissey’s salary being low as compared to the peer group. Consistent with the Compensation Committee’s recommendation, the Board set Dr. Morrissey’s target cash bonus at 60% of base salary, which was higher than the 45% target for the other Named Executive Officers due to his position as Chief Executive Officer of the company and the critical role he plays at the company. This percentage was unchanged from 2011 and 2012. This percentage is also consistent with industry practice and reflects Dr. Morrissey’s greater role in determining the course, and ability to influence the future, of the company. The Board, on the recommendation of the Compensation Committee, determined that Dr. Morrissey’s actual bonus would be 100% of target bonus for the reasons discussed above under the heading “—2013 Cash Bonuses.” Taking into account the Compensation Committee’s recommendation, the Board granted Dr. Morrissey a stock option to purchase 720,000 shares of our common stock with time-based vesting, and a performance stock award in the form of a stock option to purchase 480,000 shares with performance-based vesting, which was substantially larger than our other Named Executive Officers, given his position in the company and the other factors described above.

Accounting and Tax Considerations

Under Financial Accounting Standard Board ASC Topic 718, or ASC 718, we are required to estimate and record an expense for each award of equity compensation (including stock options and restricted stock units) over the vesting period of the award. As long as stock options and restricted stock units remain as the sole components of our long-term compensation program, we expect to record stock-based compensation expense on an ongoing basis according to ASC 718. The Compensation Committee has considered, and may in the future consider, the grant of restricted stock to our executive officers in lieu of stock option grants and/or restricted stock unit awards.

Section 162(m) of the Code limits our deduction for federal income tax purposes to not more than $1 million of compensation paid to certain executive officers in a calendar year. Compensation above $1 million may be deducted if it is “performance-based compensation.” Our Compensation Committee has not yet established a policy for determining which forms of incentive compensation awarded to our executive officers should be designated to qualify as “performance-based compensation.” To maintain flexibility in compensating our executive officers in a manner designed to promote our objectives, the Compensation Committee has not adopted a policy that requires all compensation to be deductible. However, the Compensation Committee intends to evaluate the effects of the compensation limits of Section 162(m) on any compensation it proposes to grant, and the Compensation Committee intends to provide future compensation in a manner consistent with our best interests and those of our stockholders.

Conclusion

It is the opinion of the Compensation Committee that the aforementioned compensation policies and elements provide the necessary incentives to properly align our performance and the interests of our stockholders while maintaining progressive, balanced and competitive executive compensation practices that enable us to attract and retain the highest caliber of executives. The Compensation Committee further believes that the aforementioned policies and elements support the company’s objective of aggressively managing its expenses to preserve cash resources and ensure that those resources are appropriately dedicated towards the aggressive development of COMETRIQ, while not compromising the company’s ability to retain its key executives.

Compensation Policies and Practices as They Relate to Risk Management

In 2013, the Compensation Committee reviewed our compensation policies and practices and concluded that the mix and design of these policies and practices are not reasonably likely to encourage our employees to take excessive risks. In connection with its evaluation, the Compensation Committee considered, among other things, the structure, philosophy and design characteristics of our primary incentive compensation plans and programs in light of our risk management and governance procedures, as well as other factors that may calibrate or balance potential risk-taking incentives. Based on this assessment, the Compensation Committee concluded that risks arising from our compensation policies and practices for all employees, including executive officers, are not reasonably likely to have a material adverse effect on us.

Summary of Compensation

The following table shows for the fiscal years ended December 27, 2013, December 28, 2012, and December 30, 2011 (referred to as years 2013, 2012 and 2011, respectively), compensation awarded to or paid to, or earned by, the following five executive officers of Exelixis, which we refer to as our Named Executive Officers.

Summary Compensation Table for Fiscal 2013

Name and Principal Position	Year(1)	Salary ($)	Bonus ($)(2)	Stock Awards ($)(3)	Option Awards ($)(4)	All Other Compensation ($)(5)	Total ($)
Michael M. Morrissey, Ph.D.	2013	684,003	420,000		3,713,760	7,650	4,825,413
President and Chief	2012	618,682	438,286	—	2,280,412	7,500	3,344,880
Executive Officer	2011	601,909	216,687	—	1,535,085	4,900	2,358,581

Frank L. Karbe	2013	472,759	216,453		928,440	7,650	1,625,302
Executive Vice President	2012	438,249	232,981	—	697,738	—	1,368,968
And Chief Financial Officer	2011	426,368	115,119	—	511,695	5,231	1,058,413

J. Scott Garland(6)	2013	396,218	181,084		773,700	7,650	1,358,652
Executive Vice President and	2012	370,032	197,770	—	697,738	7,500	1,273,040
Chief Commercial Officer	2011	58,154	147,200	—	668,760	—	874,114

Gisela M. Schwab, M.D.	2013	467,353	214,356		1,237,920	7,650	1,927,279
Executive Vice President	2012	430,058	269,869	—	697,738	7,500	1,405,165
And Chief Medical Officer	2011	418,399	112,968	68,750	383,771	4,900	988,788

Pamela A. Simonton, J.D., LL.M.	2013	423,900	193,736		696,330	7,650	1,321,616
Executive Vice President, Exelixis	2012	395,884	209,485	—	697,738	7,500	1,310,607
	2011	367,376	103,991	—	511,695	4,900	987,962

(1)	The compensation reflected in the Summary Compensation Table reflects a 52-week period for each of fiscal 2013, 2012 and 2011.
(2)	Bonuses for services rendered during the indicated fiscal years by the Named Executive Officers are included in the Bonus column. While the Compensation Committee has established general guidelines related to bonus target amounts and the portion of each Named Executive Officer’s annual cash bonus that is tied to company-wide, department or personal performance components, the Compensation Committee exercises broad discretion in determining the amount of cash bonuses and does not attempt to quantify the level of achievement of corporate goals or the extent to which each Named Executive Officer or his or her department contributed to the overall success of Exelixis. Whether or not a bonus is paid for any year is within the discretion of the Board or Compensation Committee upon delegation by the Board. Accordingly, we do not consider these annual bonuses to be Non-Equity Incentive Plan Compensation.
(3)	The amount shown in this column reflects the aggregate grant date fair value in the indicated fiscal year for restricted stock unit awards as computed in accordance with ASC 718 which uses the fair market value based on the date of grant and typically vests this expense over approximately four years. The assumptions used to calculate the value of restricted stock unit awards are set forth in Note 11 of the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended December 27, 2013, filed with the SEC on February 20, 2014.
(4)

Amounts shown in this column reflect the aggregate grant date fair value in the indicated fiscal years for option awards as computed in accordance with ASC 718. The assumptions used to calculate the value of option awards are set forth in Note 11 of the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended December 27, 2013, filed with the SEC on February 20, 2014. The grant date fair values presented in the table for the performance-based option awards assume achievement of the highest level of performance conditions. There can be no assurance that the stock option awards will ever be exercised (in which case no value will actually be realized by the executive) or that the value on exercise will be equal to the ASC 718 value shown in this column.

(5)	The amounts in this column consist of matching contributions made by us under our tax-qualified 401(k) Retirement Plan, which provides for broad-based employee participation.
(6)	Mr. Garland joined Exelixis in October 2011. Pursuant to the terms of his offer letter, Mr. Garland received a sign-on bonus of $50,000 and a stock option to purchase 200,000 shares of our common stock.

Grants of Plan-Based Awards

The following table shows for the fiscal year ended December 27, 2013, certain information regarding grants of plan-based awards to the Named Executive Officers:

Grants of Plan-Based Awards in Fiscal 2013

		Estimated Future Payouts Under Equity Incentive Plan Awards(1)			All Other Option Awards: Number of Securities Underlying Options (#)(2)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Option Awards ($)(3)
	Grant Date	Threshold	Target	Maximum
Michael M. Morrissey, Ph.D.	9/18/2013				720,000	5.51	2,228,256
	9/18/2013	240,000	480,000	480,000		5.51	1,485,504

Frank L. Karbe	9/18/2013				180,000	5.51	557,064
	9/18/2013	60,000	120,000	120,000		5.51	371,376

J. Scott Garland.	9/18/2013				150,000	5.51	464,220
	9/18/2013	50,000	100,000	100,000		5.51	309,480

Gisela M. Schwab, M.D.	9/18/2013				240,000	5.51	742,752
	9/18/2013	80,000	160,000	160,000		5.51	495,168

Pamela A. Simonton, J.D., LL.M.	9/18/2013				135,000	5.51	417,798
	9/18/2013	45,000	90,000	90,000		5.51	278,532

(1)	Each performance stock award was granted pursuant to Section 6(c)(i) of our 2011 Equity Plan and is a performance-based stock option. Vesting of the performance-based stock options are tied to performance goals set by the Compensation Committee as follows: (i) 50% of such performance-based stock options will vest if the Compensation Committee determines that top-line efficacy data received from the METEOR Phase 3 clinical trial of cabozantinib in metastatic RCC met its primary endpoint at a specified level, with such result to occur no later than a specified date; and (ii) 50% of such performance-based stock options will vest if the Compensation Committee confirms that cabozantinib is approved by the FDA or EMA for the treatment of metastatic CRPC by a specified date. If the Compensation Committee has not concluded that a performance goal has been achieved by the specified date, the performance stock award with respect to that performance goal will be forfeited. Each stock award expires seven years from the date of grant or earlier upon termination of service and is subject to vesting acceleration as described under the caption “—Potential Payments Upon Termination or Change-in-Control” below.
(2)

Each option award was granted pursuant to Section 5 of our 2011 Equity Plan and vests as to 1/4th of the original number of shares subject to the option on the one-year anniversary of the grant date and thereafter as to 1/48th of the original number of shares subject to the option on each monthly anniversary of the grant date. Each stock award expires seven years from the date of grant or earlier upon termination of service and is subject to vesting acceleration as described under the caption “—Potential Payments Upon Termination or Change-in-Control” below.

(3)	Amounts shown in this column reflect the aggregate grant date fair value in fiscal year 2013 for the option award as computed in accordance with ASC 718. The assumptions used to calculate the value of option award are set forth in Note 11 of the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended December 27, 2013, filed with the SEC on February 20, 2014. There can be no assurance that the stock option award will ever be exercised (in which case no value will actually be realized by the executive) or that the value on exercise will be equal to the ASC 718 value shown in this column.

Compensation Arrangements

Change in Control and Severance Benefit Plan. Each of our Named Executive Officers is a participant in our Change in Control and Severance Benefit Plan, a description of which is included below under the heading “—Potential Payments Upon Termination or Change-in-Control.” The Change in Control and Severance Benefit Plan supersedes all severance and stock option vesting acceleration arrangements between Exelixis and the Named Executive Officers, including all such arrangements originally provided for under their respective offer letters or employment agreements; provided, however, that as described below under the heading “—Potential Payments Upon Termination or Change-in-Control,” we have entered into an employment agreement with Ms. Simonton that provides for certain alternative severance benefits to Ms. Simonton in the event of a termination without cause not in connection with a change in control transaction.

Annual Cash Bonuses. Each year the Compensation Committee considers payment of annual cash bonuses to Named Executive Officers for services rendered in the past year. While the Compensation Committee has established general guidelines related to bonus target amounts and the portion of each Named Executive Officer’s annual cash bonus that is tied to company-wide, department or personal performance components, the Compensation Committee exercises broad discretion in determining the amount of cash bonuses and does not attempt to quantify the level of achievement of corporate goals or the extent to which each Named Executive Officer or his or her department contributed to the overall success of Exelixis. Accordingly, we do not consider these bonuses to be “Non-Equity Incentive Plan Compensation” within the meaning of SEC rules. The bonus targets for the year ended December 27, 2013, were $420,000 for Dr. Morrissey, $216,454 for Mr. Karbe, $181,084 for Mr. Garland, $214,356 for Dr. Schwab and $193,735 for Ms. Simonton. Whether or not a bonus is paid for any year is within the discretion of the Board or Compensation Committee upon delegation by the Board. The actual bonus awarded in any year, if any, may be more or less than the target, depending on individual performance and the achievement of our company-wide objectives. In awarding bonuses, the Compensation Committee also reviews total cash compensation (base salary and bonus) awarded to similarly situated executive officers at our peer companies. The actual cash bonus award earned for the year ended December 27, 2013, for each Named Executive Officer is set forth in the Summary Compensation Table above. For a description of the bonuses to Named Executive Officers under our compensation program, see “—Compensation Discussion and Analysis” above.

Stock Awards and Option Awards. Our 2011 Equity Plan provides for the grant of restricted stock units and compensatory stock options to our Named Executive Officers and other employees. In 2013, we granted a combination of time-based and performance-based stock options to our Named Executive Officers to keep our management team focused on certain shorter-term objectives that we believe will further our longer-term business strategy.

The exercise price for both the time-based stock options and performance-based stock options granted on September 18, 2013, is $5.51, the closing price of Exelixis’ common stock on the grant date. The time-based options granted vest as to 1/4th of the original number of shares subject to the option on September 18, 2014, and thereafter as to 1/48th of the original number of shares subject to the option on each monthly anniversary thereafter until fully vested on September 18, 2017. Vesting of the performance-based stock options are tied to performance goals set by the Compensation Committee as follows: (i) 50% of such performance-based stock options will vest if the Compensation Committee determines that top-line efficacy data received from the METEOR Phase 3 clinical trial of cabozantinib in metastatic RCC met its primary endpoint at a specified level, with such result to occur no later than a specified date; and (ii) 50% of such performance-based stock options will vest if the Compensation Committee confirms that cabozantinib is approved by the FDA or EMA for the treatment of metastatic CRPC by a specified date. If the Compensation Committee has not concluded that a performance goal has been achieved by the specified date, the performance stock award with respect to that performance goal will be forfeited.

The time-based stock options and performance-based stock options expire on September 17, 2020, unless they are forfeited or expire earlier upon termination of continuous service. As a general matter, the vested portion of options granted to our Named Executive Officers will expire three months after each Named Executive Officer’s termination of continuous service, subject to extension in certain termination situations as described under “—Potential Payments Upon Termination or Change-in-Control” below.

Events that can accelerate the vesting of Exelixis’ stock options and restricted stock units are also described below under “—Potential Payments Upon Termination or Change-in-Control”. For more information regarding grants of restricted stock units and stock options to our Named Executive Officers, please see “—Compensation Discussion and Analysis” above.

Employment Agreement with Pamela A. Simonton, J.D., LL.M. We entered into an employment agreement with Ms. Simonton on September 19, 2013 for a term of three years. Pursuant to the terms of the agreement, Ms. Simonton maintained her annual base salary in effect immediately prior to entering into the employment agreement. Ms. Simonton’s salary is subject to annual review and adjustment by the Compensation Committee or the Board in accordance with general policies as in effect from time to time. In the event that Ms. Simonton’s position is changed from full-time to part-time, her salary shall be adjusted to a prorated amount. Ms. Simonton is entitled to maintain her participation in the 2011 Equity Plan, Change in Control and Severance Benefit Plan and our discretionary cash and/or stock bonus programs, and is entitled to participate in all company employee benefit programs generally available to our employees. In determining the amount of the discretionary bonus for Ms. Simonton, the same criteria used for determining cash and/or stock bonus payments to other Names Executive Officers shall be utilized so that Ms. Simonton is treated consistently with her peers. The employment agreement also includes provisions covering potential payments to Ms. Simonton upon termination of employment or in connection with certain change in control transactions, as described below under the heading “—Potential Payments Upon Termination or Change-in-Control.”

Other Compensatory Arrangements. Please see “Compensation Discussion and Analysis—Elements of Compensation—Other Benefits” above for a description of other executive compensatory arrangements, including our 401(k) Retirement Plan and other benefits.

Outstanding Equity Awards at Fiscal Year–End

The following table shows certain information regarding outstanding equity awards at December 27, 2013, for the Named Executive Officers.

Outstanding Equity Awards at December 27, 2013

		Option Awards							Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#)(1)	Number of Securities Underlying Unexercised Options (#)(1)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)		Market Value of Shares or Units of Stock That Have Not Vested ($)(3)
		Exercisable	Unexercisable
Michael M. Morrissey, Ph.D.	12/13/2004	100,000	0				8.92	12/12/2014
	12/12/2005	300,000	0				8.90	12/11/2015
	12/8/2006	200,000	0				8.99	12/7/2016
	12/6/2007	200,000	0				9.91	12/5/2017
	12/16/2008	50,000	0				5.04	12/15/2018
	2/26/2009	25,000	0				4.42	2/25/2019
	12/9/2009	300,000	0				7.18	12/8/2019
	12/9/2009								3,125	(4)	18,531
	9/28/2011	243,750	206,250	(5)			5.50	9/27/2018
	9/21/2012	125,625	276,375	(6)			5.555	9/20/2019
	9/21/2012				268,000	(7)	5.555	9/20/2019
	9/18/2013	0	720,000	(8)			5.51	9/17/2020
	9/18/2013				480,000	(9)	5.51	9/17/2020

Frank L. Karbe	2/15/2004	200,000	0				8.00	2/14/2014
	2/24/2004	25,000	0				8.18	2/23/2014
	12/13/2004	85,000	0				8.92	12/12/2014
	12/12/2005	200,000	0				8.90	12/11/2015
	12/8/2006	100,000	0				8.99	12/7/2016
	7/9/2007	60,000	0				11.93	7/8/2017
	12/6/2007	100,000	0				9.91	12/5/2017
	12/16/2008	50,000	0				5.04	12/15/2018
	2/26/2009	25,000	0				4.42	2/25/2019
	12/9/2009	187,500	0				7.18	12/8/2019
	12/9/2009								1,954	(4)	11,587
	9/28/2011	81,250	68,750	(5)			5.50	9/27/2018
	9/21/2012	38,437	84,563	(6)			5.555	9/20/2019
	9/21/2012				82,000	(7)	5.555	9/20/2019
	9/18/2013	0	180,000	(8)			5.51	9/17/2020
	9/18/2013				120,000	(9)	5.51	9/17/2020

J. Scott Garland	10/20/2011	108,333	91,667	(10)			5.47	10/19/2018
	9/21/2012	38,437	84,563	(6)			5.555	9/20/2019
	9/21/2012				82,000	(7)	5.555	9/20/2019
	9/18/2013	0	150,000	(8)			5.51	9/17/2020
	9/18/2013				100,000	(9)	5.51	9/17/2020

		Option Awards							Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#)(1)	Number of Securities Underlying Unexercised Options (#)(1)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)		Market Value of Shares or Units of Stock That Have Not Vested ($)(3)
		Exercisable	Unexercisable

Gisela M. Schwab, M.D.	9/1/2006	175,000	0				9.73	8/31/2016
	12/8/2006	44,000	0				8.99	12/7/2016
	12/6/2007	200,000	0				9.91	12/5/2017
	12/16/2008	50,000	0				5.04	12/15/2018
	2/26/2009	25,000	0				4.42	2/25/2019
	12/9/2009	210,000	0				7.18	12/8/2019
	12/9/2009								2,188	(4)	12,975
	9/28/2011	60,937	51,563	(5)			5.50	9/27/2018
	9/28/2011								6,250	(11)	37,063
	9/21/2012	38,437	84,563	(6)			5.555	9/20/2019
	9/21/2012				82,000	(7)	5.555	9/20/2019
	9/18/2013	0	240,000	(8)			5.51	9/17/2020
	9/18/2013				160,000	(9)	5.51	9/17/2020

Pamela A. Simonton, J.D., LL.M.	12/13/2004	70,000	0				8.92	12/12/2014
	12/12/2005	200,000	0				8.90	12/11/2015
	12/8/2006	75,000	0				8.99	12/7/2016
	12/6/2007	100,000	0				9.91	12/5/2017
	12/16/2008	50,000	0				5.04	12/15/2018
	2/26/2009	25,000	0				4.42	2/25/2019
	12/9/2009	180,000	0				7.18	12/8/2019
	12/9/2009								1,875	(4)	11,119
	9/28/2011	81,250	68,750	(5)			5.50	9/27/2018
	9/21/2012	38,437	84,563	(6)			5.555	9/20/2019
	9/21/2012				82,000	(7)	5.555	9/20/2019
	9/18/2013	0	135,000	(8)			5.51	9/17/2020
	9/18/2013				90,000	(9)	5.51	9/17/2020

(1)

Option awards granted prior to January 26, 2010, were issued under our 2000 Equity Plan, expire ten years from the date of grant or earlier upon termination of service and vest as to 1/4th of the original number of shares subject to the option on the one-year anniversary of the vesting commencement date and thereafter as to 1/48th of the original number of shares subject to the option on each monthly anniversary of the vesting commencement date. Option awards granted after May 18, 2011, were issued under our 2011 Equity Plan, are either subject to time-based vesting or performance-based vesting and expire seven years from the date of grant or earlier upon termination of continuous service. Option awards granted after May 18, 2011 and subject to time-based vesting, vest as to 1/4th of the original number of shares subject to the option on the one-year anniversary of the vesting commencement date and thereafter as to 1/48th of the original number of shares subject to the option on each monthly anniversary of the vesting commencement date. Option awards granted after May 18, 2011 and subject to performance-based vesting, vest in full, in part or not at all based on achievement of certain goals set by the Compensation Committee as described below in Footnotes 7 and 9. There were no option awards granted to Named Executive Officers between January 26, 2010 and May 18, 2011. Vesting of all options issued to our Named Executive Officers are subject to acceleration as described under the caption “—Potential Payments Upon Termination or Change-in-Control” below.

(2)

Restricted stock unit awards granted prior to January 26, 2010, were issued under our 2000 Equity Plan and generally vest as to 1/4th of the original number of shares subject to the restricted stock unit award on the first established restricted stock unit vesting date following the one year anniversary of the grant date and thereafter as to 1/16th of the original number of shares subject to the restricted stock unit award on each succeeding restricted stock unit vesting date, until fully-vested. We have established February 15th, May15th, August 15th and November 15th as restricted stock unit vesting dates. Restricted stock unit awards granted after May 18, 2011, were issued under our 2011 Equity Plan and generally vest as to 1/4th of the original number of shares subject to the restricted stock unit award on the first established restricted stock unit vesting date following the one year anniversary of the grant date and thereafter as to 1/4th of the original number of shares subject to the restricted stock unit award on each anniversary of the first established restricted stock unit vesting date following the one year anniversary of the grant date, until fully-vested. There were no restricted stock unit awards granted to Named Executive Officers between January 26, 2010 and May 18, 2011. Vested shares will be delivered to the Named Executive Officer on the applicable vesting date, provided that delivery may be delayed pursuant to the terms of the award agreement. Vesting of all restricted stock unit awards issued to our Named Executive Officers is subject to acceleration as described under the caption “—Potential Payments Upon Termination or Change-in-Control” below.

(3)	For purposes of determining market value, we assumed a stock price of $5.93, the closing sale price per share of our common stock on December 27, 2013, the last business day of our last fiscal year.
(4)

Restricted stock units vest as to 1/16th of the original number of shares subject to the restricted stock unit award on each May 15th, August 15th, November 15th and February 15th, with a final vesting date of February 15, 2014 (assuming that such restricted stock units are not accelerated).

(5)

Options vest as to 1/48th of the original number of shares subject to the option on each monthly anniversary of the vesting commencement date with a final vesting date of September 28, 2015 (assuming that such options are not accelerated).

(6)

Options vest as to 1/48th of the original number of shares subject to the option on each monthly anniversary of the vesting commencement date with a final vesting date of September 21, 2016 (assuming that such options are not accelerated).

(7)	Options are tied to performance goals set by the Compensation Committee related to the performance of cabozantinib in two phase 3 pivotal clinical trials for the treatment of patients with metastatic CRPC and will vest in full, in part or not at all based on achievement or non-achievement of such goals by a specified date. If the Compensation Committee concludes that a performance goal has been met by a specified date, the portion of the option award tied to that performance goal will vest. However, if the Compensation Committee does not conclude that the performance goal has been achieved by the specified date, the portion of the option award tied to that performance goal will be forfeited.
(8)

Options were granted pursuant to Section 5 of our 2011 Equity Plan and vest as to 1/4th of the original number of shares subject to the option on the one-year anniversary of the vesting commencement date and thereafter as to 1/48th of the original number of shares subject to the option on each monthly anniversary of the vesting commencement date with a final vesting date of September 18, 2017 (assuming that such options are not accelerated).

(9)	Options were granted as performance stock awards pursuant to Section 6(c)(i) of our 2011 Equity Plan. Vesting of the performance-based stock options are tied to performance goals set by the Compensation Committee as follows: (i) 50% of such performance-based stock options will vest if the Compensation Committee determines that top-line efficacy data received from the METEOR Phase 3 clinical trial of cabozantinib in metastatic RCC met its primary endpoint at a specified level, with such result to occur no later than a specified date; and (ii) 50% of such performance-based stock options will vest if the Compensation Committee confirms that cabozantinib is approved by the FDA or EMA for the treatment of metastatic CRPC by a specified date. If the Compensation Committee has not concluded that a performance goal has been achieved by the specified date, the performance stock award with respect to that performance goal will be forfeited.
(10)

Options vest as to 1/48th of the original number of shares subject to the option on each monthly anniversary of the vesting commencement date with a final vesting date of October 20, 2015 (assuming that such options are not accelerated).

(11)

Restricted stock units vest as to 1/4th of the original number of shares subject to the restricted stock unit award on each November 15th with a final vesting date of November 15, 2015 (assuming that such restricted stock units are not accelerated).

Option Exercises and Stock Vested Table

The following table includes certain information with respect to vested stock awards held by the Named Executive Officers during the fiscal year ended December 27, 2013. No stock options held by Named Executive Officers were exercised during the fiscal year ended December 27, 2013.

Stock Vested in Fiscal 2013

	Stock Awards
Name	Number of Shares Acquired on Vesting(#)		Value Realized on Vesting($)(3)
Michael M. Morrissey, Ph.D.	12,500	(1)	60,969

Frank L. Karbe	7,812	(1)	38,103

J. Scott Garland	—		—

Gisela M. Schwab, M.D.	8,750	(1)	42,678
	3,125	(2)	16,531

Pamela A. Simonton, J.D., LL.M.	7,500	(1)	36,581

(1)

The restricted stock unit award was granted on December 9, 2009, and vested as to 1/16th of the original number of shares subject to the restricted stock unit award on February 15, 2013, May 15, 2013, August 15, 2013, and November 15, 2013.

(2)	The restricted stock unit award was granted on September 28, 2011, and vested as to 1/4th of the original number of shares subject to the restricted stock unit award on November 15, 2013.
(3)	“Value Realized on Vesting” is based on the fair market value of our common stock on the applicable vesting date and does not necessarily reflect proceeds actually received by the Named Executive Officers. The market value of these awards is based on the closing price of Exelixis’ common stock on the applicable vesting dates.

Potential Payments Upon Termination or Change-in-Control

Change in Control and Severance Benefit Plan

In December 2005, the Board, upon recommendation of the Compensation Committee, adopted a Change in Control and Severance Benefit Plan that provides for certain severance benefits to our officers in connection with specified termination events. Eligible plan participants may include any employee having a rank of vice president or above, which includes the Named Executive Officers. We amended our Change in Control and Severance Benefit Plan in December 2008 and again in December 2010 to bring the plan into compliance with Section 409A of the Code and other rules governing such plans.

If a Named Executive Officer’s employment terminates due to an involuntary termination without cause or a constructive termination (a “Covered Termination”) during a period starting one month prior to and ending 13 months following a change in control (a “Change in Control Termination”), then the Named Executive Officer would be entitled to the following benefits under the plan:

•

a cash payment paid in installments pursuant to our regularly scheduled payroll periods equal to the sum of the Named Executive Officer’s base salary and target bonus for (i) 18 months for Named Executive Officers (other than the Chief Executive Officer) and (ii) 24 months for the Chief Executive Officer;

•

the vesting of up to all of the Named Executive Officer’s options and restricted stock units will accelerate in full and the exercise period of such options will be extended to the later of (i) 12 months after the change in control and (ii) the post-termination exercise period provided for in the applicable option agreement; the plan also provides that any reacquisition or repurchase rights held by us in respect of common stock issued or issuable pursuant to any stock awards granted under our 2000 Equity Plan and 2011 Equity Plan shall lapse;

•

payment of COBRA premiums, or the cash equivalent thereof, for any health, dental or vision plan sponsored by Exelixis for a period of up to (i) 18 months for Named Executive Officers (other than the Chief Executive Officer) and (ii) 24 months for the Chief Executive Officer; and

•

payment of outplacement services for (i) 18 months for Named Executive Officers (other than the Chief Executive Officer), subject to a $30,000 limit and (ii) 24 months for the Chief Executive Officer, subject to a $50,000 limit.

In the event of a Covered Termination of Drs. Morrissey or Schwab or Messrs. Karbe or Garland that is not also a Change in Control Termination, such Named Executive Officer would be entitled to receive a cash severance benefit under the plan equal to six months of base salary paid in installments pursuant to our regularly scheduled payroll periods. In such circumstances, we would also pay for a period of up to six months such Named Executive Officer’s COBRA premiums, or the cash equivalent thereof, for any health, dental or vision plan that we sponsored and that the Named Executive Officer is enrolled in. However, such Named Executive Officer would not be entitled to any vesting acceleration benefits by virtue of such termination.

The payments and benefits described above are subject to certain reductions and offsets if, for example, the Named Executive Officer received other severance benefits from us pursuant to a written employment agreement. In addition, if any of the severance benefits payable under the plan would constitute a “parachute payment” subject to the excise tax imposed by Section 4999 of the Code, a Named Executive Officer may receive a reduced amount of the affected severance benefits (the plan does not provide for the gross up of any excise taxes imposed by Section 4999 of the Code). No Named Executive Officer would receive benefits under the plan if (i) the Named Executive Officer has entered into an individually negotiated employment agreement that provides for severance or change in control benefits, (ii) the Named Executive Officer voluntarily terminates employment with us to accept employment with another entity that is controlled by us or is otherwise affiliated with us or (iii) the Named Executive Officer does not confirm in writing that he or she is subject to agreements with us relating to proprietary and confidential information. In addition, as a general matter, to be eligible to receive benefits under the plan and if requested by Exelixis, a Named Executive Officer must execute a general waiver and release of claims, and such release must become effective in accordance with its terms.

Employment Agreement with Pamela A. Simonton, J.D., LL.M.

We entered into an employment agreement with Ms. Simonton on September 19, 2013 for a term of three years. The employment agreement provides that Ms. Simonton’s employment is “at will”; provided however, that if her employment with the company is terminated by us without “cause,” including because of “disability,” we shall pay her the following severance benefits: cash severance equal to her base salary at the time of termination (calculated on a full-time employment basis) for the remainder of the term; payment by Exelixis of the full amount of COBRA premiums on behalf of Ms. Simonton and her eligible dependents under our group health plan for a period equal to the lesser of the balance of the term or until she obtains coverage under another group health plan; and, under certain circumstances, accelerated vesting of her equity awards and extension of stock option exercisability until July 31, 2017. If Ms. Simonton’s employment is terminated during the term due to a Covered Termination or a Change in Control Termination as those terms are defined in the Change in Control and Severance Benefit Plan, in lieu of any severance benefits under the employment agreement, Ms. Simonton will be entitled to receive all of the rights and benefits provided under the Change in Control and Severance Benefit Plan. As a condition of receiving any severance benefits under the employment agreement, Ms. Simonton must sign a release agreement releasing Exelixis and all affiliated or related entities and individuals from known and unknown claims, and such release must become effective according to its terms. Additional information regarding Ms. Simonton’s employment agreement is set forth under the heading “—Compensation Arrangements—Employment Agreement with Pamela A. Simonton, J.D., LL.M.” above.

2000 Equity Plan and 2011 Equity Plan

Pursuant to both our 2000 Equity Plan and 2011 Equity Plan, in the event of an asset sale, merger or consolidation in which we are not the surviving corporation, or a reverse merger in which we are the surviving corporation but our common stock is converted by virtue of the merger into other property, then any surviving or acquiring corporation may assume outstanding stock awards or substitute similar stock awards for those under the plan. If any surviving or acquiring corporation refuses to assume such outstanding stock awards or substitute similar stock awards, stock awards held by participants whose service has not terminated will be accelerated in full. In addition, if any person, entity or group acquires beneficial ownership of more than 50% of our combined voting power, then stock awards held by participants whose service has not terminated will be accelerated in full.

The following table sets forth the potential severance payments and benefits under our Change in Control and Severance Benefit Plan to which Drs. Morrissey and Schwab and Messrs. Karbe and Garland would be entitled in connection with specified termination events, as if such Named Executive Officers’ employment terminated as of December 27, 2013, the last business day of our last fiscal year. In addition, the table sets forth the amounts to which such Named Executive Officers would be entitled under our 2000 Equity Plan and our 2011 Equity Plan either (i) in connection with a change in control transaction in which the successor corporation did not assume or substitute outstanding stock awards, or (ii) an entity or group acquired more than 50% of our combined voting power, in each case, as of December 27, 2013. There are no other agreements, arrangements or plans that entitle any of the above-mentioned Named Executive Officers to severance, perquisites or other enhanced benefits upon termination of employment, other than certain extensions of the termination date to avoid violation of registration requirements under the Securities Act of 1933, as amended, or for such Named Executive Officer’s death or disability.

Potential Payments Upon Termination or Change-in-Control Table

(Named Executive Officers other than Pamela A. Simonton, J.D., LL.M.)

Name	Benefit	Change in Control and Severance Benefit Plan		2000 Equity Plan / 2011 Equity Plan
		Involuntary Termination Without Cause or Constructive Termination in Connection with a Change of Control ($)(1)	Involuntary Termination Without Cause or Constructive Termination Not in Connection with a Change in Control ($)(2)	Certain Change of Control Transactions without Termination ($)(3)
Michael M. Morrissey, Ph.D.	Base Salary	1,400,000	350,000
	Bonus	840,000
	Vesting Acceleration(4)	815,359		815,359
	COBRA Payments	37,892	9,473
	Outplacement Services	50,000
Benefit Total		3,143,251	359,473	815,359
Frank L. Karbe	Base Salary	721,511	240,504
	Bonus	324,680
	Vesting Acceleration(4)	229,611		229,611
	COBRA Payments	28,419	9,473
	Outplacement Services	30,000
Benefit Total		1,334,221	249,977	229,611
J. Scott Garland.	Base Salary	603,613	201,204
	Bonus	271,626
	Vesting Acceleration(4)	209,628		209,628
	COBRA Payments	48,169	16,056
	Outplacement Services	30,000
Benefit Total		1,163,036	217,260	209,628
Gisela M. Schwab, M.D	Base Salary	714,521	238,174
	Bonus	321,534
	Vesting Acceleration(4)	302,671		302,671
	COBRA Payments	31,195	10,398
	Outplacement Services	30,000
Benefit Total		1,399,921	248,572	302,671

(1)	These benefits would be payable under the Change in Control and Severance Benefit Plan if the involuntary termination without cause or constructive termination occurred during a period starting one month prior to and ending 13 months following the change in control.
(2)	These benefits would be payable under the Change in Control and Severance Benefit Plan if the involuntary termination without cause occurred more than one month before the change in control or if the involuntary termination without cause or a constructive termination occurred more than 13 months following the change in control.
(3)	These benefits would be payable under the 2000 Equity Plan and/or 2011 Equity Plan if either (i) a successor corporation does not assume outstanding stock awards in a change of control transaction or (ii) a person, entity or group acquires beneficial ownership of more than 50% of our combined voting power, and, in each case, the Named Executive Officers do not terminate employment in connection with such a transaction or event.
(4)

Assumes that the triggering event occurred on December 27, 2013, the last day of our last fiscal year, when the closing sale price per share of our common stock was $5.93. The amount of the vesting acceleration is determined by: (i) aggregating for all accelerated options, the amount equal to (A) the excess of $5.93 over the relevant exercise price of the option, multiplied by (B) the number of shares underlying unvested options at such exercise price as of December 27, 2013, and (ii) aggregating for all accelerated restricted stock units, the amount equal to (X) $5.93 multiplied by (Y) the number of shares underlying the unvested restricted stock units. There can be no assurance that a similar triggering event would produce the same or similar results as those estimated if such event occurs on any other date or at a time when our closing sale price is different.

The following table sets forth the potential severance payments and benefits under our Change in Control and Severance Benefit Plan and under Ms. Simonton’s employment agreement to which Ms. Simonton would be entitled in connection with certain termination events, as if Ms. Simonton’s employment terminated as of December 27, 2013, the last business day of our last fiscal year. In addition, the table sets forth the amounts to which Ms. Simonton would be entitled under our 2000 Equity Plan and our 2011 Equity Plan either (i) in connection with a change in control transaction in which the successor corporation did not assume or substitute outstanding stock awards, or (ii) an entity or group acquired more than 50% of our combined voting power, in each case, as of December 27, 2013. There are no other agreements, arrangements or plans that entitle Ms. Simonton to severance, perquisites or other enhanced benefits upon termination of employment, other than certain extensions of the termination date to avoid violation of registration requirements under the Securities Act of 1933, as amended, or for her death or disability.

Potential Payments Upon Termination or Change-in-Control Table

(Pamela A. Simonton, J.D., LL.M.)

Name	Benefit	Change in Control and Severance Benefit Plan	Employment Agreement	2000 Equity Plan / 2011 Equity Plan
		Involuntary Termination Without Cause or Constructive Termination in Connection with a Change of Control ($)(1)	Termination Without Cause Not in Connection with a Change in Control	Certain Change of Control Transactions without Termination ($)(2)
Pamela A. Simonton, J.D., LL.M.	Base Salary	645,785	1,173,994
	Bonus	290,603
	Vesting Acceleration(3)	197,642	197,642	197,642
	COBRA Payments	15,338	27,884
	Outplacement Services	30,000
Benefit Total		1,179,368	1,399,520	197,642

(1)	These benefits would be payable under the Change in Control and Severance Benefit Plan if the involuntary termination without cause or constructive termination occurred during a period starting one month prior to and ending 13 months following the change in control.
(2)	These benefits would be payable under the 2000 Equity Plan and/or 2011 Equity Plan if either (i) a successor corporation does not assume outstanding stock awards in a change of control transaction or (ii) a person, entity or group acquires beneficial ownership of more than 50% of our combined voting power, and, in each case, Ms. Simonton does not terminate employment in connection with such a transaction or event.
(3)	Assumes that the triggering event occurred on December 27, 2013, the last day of our last fiscal year, when the closing sale price per share of our common stock was $5.93. The amount of the vesting acceleration is determined by: (i) aggregating for all accelerated options, the amount equal to (A) the excess of $5.93 over the relevant exercise price of the option, multiplied by (B) the number of shares underlying unvested options at such exercise price as of December 27, 2013, and (ii) aggregating for all accelerated restricted stock units, the amount equal to (X) $5.93 multiplied by (Y) the number of shares underlying the unvested restricted stock units. There can be no assurance that a similar triggering event would produce the same or similar results as those estimated if such event occurs on any other date or at a time when our closing sale price is different.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Indemnification Agreements

As permitted by Delaware law, our Certificate of Incorporation provides that no director will be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for:

•	any breach of duty of loyalty to us or our stockholders;

•	acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

•	unlawful payment of dividends or unlawful stock repurchases or redemptions; or

•	any transaction from which the director derived an improper personal benefit.

Our Bylaws provide that we will indemnify our directors and executive officers and may indemnify our other officers and employees and other agents to the fullest extent permitted by law. We believe that indemnification under our Bylaws covers at least negligence and gross negligence on the part of indemnified parties. Our Bylaws also permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in such capacity, regardless of whether the Bylaws would permit indemnification.

We have entered into agreements to indemnify our directors and executive officers, in addition to the indemnification provided for in our Bylaws. These agreements, among other things, indemnify our directors and executive officers for certain expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by any such person in any action or proceeding, including any action by Exelixis, arising out of such person’s services as a director or executive officer with respect to Exelixis, any of our subsidiaries or any other company or enterprise to which the person provides services at our request. We believe that these provisions and agreements are necessary to attract and retain qualified persons as directors and executive officers.

Policies and Procedures with Respect to Related Party Transactions

The Board recognizes that related party transactions can present a heightened risk of potential or actual conflicts of interests. In December 2006, the Board adopted a Statement of Policy with respect to transactions entered into with related parties. Under this policy, the Audit Committee has been tasked with responsibility to review and approve related party transactions. The policy provides that management shall present related party transactions to the Audit Committee for approval. The policy does not prevent management from entering into any related party transaction without prior approval of the Audit Committee, so long as such related party transaction is thereafter presented to the Audit Committee for ratification. If ratification is not forthcoming, then management shall make all reasonable efforts to cancel or annul such transaction.

Under the policy, a “related party” includes: any senior officer (including each executive officer or officer subject to Section 16 of the Securities Exchange Act of 1934, as amended) or director of Exelixis; a person who is an immediate family member of a senior officer, director or director nominee; a security holder who is known to own of record or beneficially more than 5% percent of any class of our securities; a person who is an immediate family member of such security holder; or an entity which is owned or controlled by one of the aforementioned persons, or an entity in which one of the aforementioned persons has a substantial ownership interest in or control over such entity.

All related party transactions shall be disclosed in our applicable filings with the SEC as required under SEC rules.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors and executive officers and persons who own more than ten percent of a registered class of our equity securities to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and other equity securities of Exelixis. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.

To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, during the fiscal year ended December 27, 2013, all Section 16(a) filing requirements applicable to our officers, directors and greater than ten percent beneficial owners were complied with.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of brokers with account holders who are stockholders will be “householding” proxy materials. A single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report, please notify your broker or direct your written request to Investor Relations, Exelixis, Inc., 210 East Grand Avenue, South San Francisco, California 94080 or contact Exelixis, Inc., Investor Relations at (650) 837-7000. Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request “householding” of their communications should contact their broker.

FORM 10-K

A copy of our Annual Report on Form 10-K for the fiscal year ended December 27, 2013, including the consolidated financial statements, schedules and list of exhibits, and any particular exhibit specifically requested, is available without charge upon written request to: Investor Relations, Exelixis, Inc., 210 East Grand Avenue, South San Francisco, California 94080.

OTHER MATTERS

The Board knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors

JAMES B. BUCHER
Vice President, Corporate Legal Affairs and Secretary

South San Francisco, California

April 17, 2014

APPENDIX A

EXELIXIS, INC.

2014 EQUITY INCENTIVE PLAN

ADOPTED BY THE BOARD OF DIRECTORS: FEBRUARY 28, 2014

AMENDED BY THE COMPENSATION COMMITTEE: APRIL 14, 2014

APPROVED BY THE STOCKHOLDERS: [MAY 28, 2014]

1.	GENERAL.

(a) Successor to and Continuation of Prior Plans. The Plan is intended as the successor to and continuation of the Exelixis, Inc. 2011 Equity Incentive Plan and the Exelixis, Inc. 2000 Non-Employee Directors’ Stock Option Plan (collectively, the “Prior Plans”). Following the Effective Date, no additional stock awards may be granted under the Prior Plans. Any unallocated shares remaining available for grant under the Prior Plans as of 12:01 a.m. Pacific time on the Effective Date (the “Prior Plans’ Available Reserve”) will cease to be available under the Prior Plans at such time and will be added to the Share Reserve (as further described in Section 3(a) below) and be then immediately available for grant and issuance pursuant to Stock Awards granted under the Plan. In addition, from and after 12:01 a.m. Pacific time on the Effective Date, all outstanding stock awards granted under the Prior Plans, the Exelixis, Inc. 2000 Equity Incentive Plan, as amended and restated (the “2000 Plan”) or the Exelixis, Inc. 2010 Inducement Award Plan (the “Inducement Plan”) will remain subject to the terms of the Prior Plans, the 2000 Plan or the Inducement Plan, as applicable; provided, however, that any shares subject to outstanding stock awards granted under the Prior Plans, the 2000 Plan or the Inducement Plan that (i) expire or terminate for any reason prior to exercise or settlement, (ii) are forfeited, cancelled or otherwise returned to the Company because of the failure to meet a contingency or condition required for the vesting of such shares, or (iii) other than with respect to outstanding options and stock appreciation rights granted under the Prior Plans, the 2000 Plan or the Inducement Plan with respect to which the exercise or strike price is at least one hundred percent (100%) of the Fair Market Value of the Common Stock subject to the option or stock appreciation right on the date of grant (the “Prior Plans’ Appreciation Awards”), are reacquired or withheld (or not issued) by the Company to satisfy a tax withholding obligation in connection with a stock award (collectively, the “Prior Plans’ Returning Shares”) will immediately be added to the Share Reserve (as further described in Section 3(a) below) as and when such shares become Prior Plans’ Returning Shares and become available for issuance pursuant to Awards granted hereunder. All Awards granted on or after 12:01 a.m. Pacific time on the Effective Date will be subject to the terms of this Plan.

(b) Eligible Award Recipients. Employees, Directors and Consultants are eligible to receive Awards.

(c) Available Awards. The Plan provides for the grant of the following types of Awards: (i) Incentive Stock Options, (ii) Nonstatutory Stock Options, (iii) Stock Appreciation Rights, (iv) Restricted Stock Awards, (v) Restricted Stock Unit Awards, (vi) Performance Stock Awards, (vii) Performance Cash Awards, and (viii) Other Stock Awards.

(d) Purpose. The Plan, through the granting of Awards, is intended to help the Company secure and retain the services of eligible award recipients, provide incentives for such persons to exert maximum efforts for the success of the Company and any Affiliate and provide a means by which the eligible recipients may benefit from increases in value of the Common Stock.

2.	ADMINISTRATION.

(a) Administration by Board. The Board will administer the Plan. The Board may delegate administration of the Plan to a Committee or Committees, as provided in Section 2(c).

(b) Powers of Board. The Board will have the power, subject to, and within the limitations of, the express provisions of the Plan:

(i) To determine (A) who will be granted Awards; (B) when and how each Award will be granted; (C) what type of Award will be granted; (D) the provisions of each Award (which need not be identical), including when a person will be permitted to exercise or otherwise receive cash or Common Stock under the Award; (E) the number of shares of Common Stock subject to, or the cash value of, an Award; and (F) the Fair Market Value applicable to a Stock Award.

(ii) To construe and interpret the Plan and Awards granted under it, and to establish, amend and revoke rules and regulations for administration of the Plan and Awards. The Board, in the exercise of these powers, may correct any defect, omission or inconsistency in the Plan or in any Award Agreement, in a manner and to the extent it will deem necessary or expedient to make the Plan or Award fully effective.

(iii) To settle all controversies regarding the Plan and Awards granted under it.

(iv) To accelerate, in whole or in part, the time at which an Award may be exercised or vest (or at which cash or shares of Common Stock may be issued).

(v) To suspend or terminate the Plan at any time. Except as otherwise provided in the Plan or an Award Agreement, suspension or termination of the Plan will not impair a Participant’s rights under his or her then-outstanding Award without his or her written consent except as provided in subsection (viii) below.

(vi) To amend the Plan in any respect the Board deems necessary or advisable, including, without limitation, by adopting amendments relating to Incentive Stock Options and certain nonqualified deferred compensation under Section 409A of the Code and/or to make the Plan or Awards granted under the Plan compliant with the requirements for Incentive Stock Options or exempt from or compliant with the requirements for nonqualified deferred compensation under Section 409A of the Code, subject to the limitations, if any, of applicable law. However, if required by applicable law or listing requirements, and except as provided in Section 9(a) relating to Capitalization Adjustments, the Company will seek stockholder approval of any amendment of the Plan that (A) materially increases the number of shares of Common Stock available for issuance under the Plan, (B) materially expands the class of individuals eligible to receive Awards under the Plan, (C) materially increases the benefits accruing to Participants under the Plan, (D) materially reduces the price at which shares of Common Stock may be issued or purchased under the Plan, or (E) materially expands the types of Awards available for issuance under the Plan. Except as provided in the Plan (including Section 2(b)(viii)) or an Award Agreement, no amendment of the Plan will impair a Participant’s rights under an outstanding Award without the Participant’s written consent.

(vii) To submit any amendment to the Plan for stockholder approval, including, but not limited to, amendments to the Plan intended to satisfy the requirements of (A) Section 162(m) of the Code regarding the exclusion of performance-based compensation from the limit on corporate deductibility of compensation paid to Covered Employees, (B) Section 422 of the Code regarding incentive stock options or (C) Rule 16b-3.

(viii) To approve forms of Award Agreements for use under the Plan and to amend the terms of any one or more Awards, including, but not limited to, amendments to provide terms more favorable to the Participant than previously provided in the Award Agreement, subject to any specified limits in the Plan that are not subject to Board discretion; provided, however, that a Participant’s rights under any Award will not be impaired by any such amendment unless (A) the Company requests the consent of the affected Participant, and (B) such Participant consents in writing. Notwithstanding the foregoing, (1) a Participant’s rights will not be deemed to have been impaired by any such amendment if the Board, in its sole discretion, determines that the amendment, taken as a whole, does not materially impair the Participant’s rights, and (2) subject to the limitations of applicable law, if any, the Board may amend the terms of any one or more Awards without the affected Participant’s consent (A) to maintain the qualified status of the Award as an Incentive Stock Option under Section 422 of the Code; (B) to change the terms of an Incentive Stock Option, if such change results in impairment of the Award solely because it impairs the qualified status of the Award as an Incentive Stock Option under Section 422 of the Code; (C) to clarify the manner of exemption from, or to bring the Award into compliance with, Section 409A of the Code; or (D) to comply with other applicable laws or listing requirements.

(ix) Generally, to exercise such powers and to perform such acts as the Board deems necessary or expedient to promote the best interests of the Company and that are not in conflict with the provisions of the Plan or Awards.

(x) To adopt such procedures and sub-plans as are necessary or appropriate to permit participation in the Plan by Employees, Directors or Consultants who are foreign nationals or employed outside the United States (provided that Board approval will not be necessary for immaterial modifications to the Plan or any Award Agreement that are required for compliance with the laws of the relevant foreign jurisdiction).

(c) Delegation to Committee.

(i) General. The Board may delegate some or all of the administration of the Plan to a Committee or Committees. If administration of the Plan is delegated to a Committee, the Committee will have, in connection with the administration of the Plan, the powers theretofore possessed by the Board that have been delegated to the Committee, including the power to delegate to a subcommittee of the Committee any of the administrative powers the Committee is authorized to exercise (and references in this Plan to the Board will thereafter be to the Committee or subcommittee, as applicable). Any delegation of administrative powers will be reflected in resolutions, not inconsistent with the provisions of the Plan, adopted from time to time by the Board or Committee (as applicable). The Committee may, at any time, abolish the subcommittee and/or revest in the Committee any powers delegated to the subcommittee. The Board may retain the authority to concurrently administer the Plan with the Committee and may, at any time, revest in the Board some or all of the powers previously delegated.

(ii) Section 162(m) and Rule 16b-3 Compliance. The Committee may consist solely of two or more Outside Directors, in accordance with Section 162(m) of the Code, or solely of two or more Non-Employee Directors, in accordance with Rule 16b-3.

(d) Delegation to an Officer. The Board may delegate to one or more Officers the authority to do one or both of the following (i) designate Employees who are not Officers to be recipients of Options and SARs (and, to the extent permitted by applicable law, other Stock Awards) and, to the extent permitted by applicable law, the terms of such Awards, and (ii) determine the number of shares of Common Stock to be subject to such Stock Awards granted to such Employees; provided, however, that the Board resolutions regarding such delegation will specify the total number of shares of Common Stock that may be subject to the Stock Awards granted by such Officer and that such Officer may not grant a Stock Award to himself or herself. Any such Stock Awards will be granted on the form of Award Agreement most recently approved for use by the Committee or the Board, unless otherwise provided in the resolutions approving the delegation authority. The Board may not delegate authority to an Officer who is acting solely in the capacity of an Officer (and not also as a Director) to determine the Fair Market Value pursuant to Section 13(w)(iii) below.

(e) Effect of Board’s Decision. All determinations, interpretations and constructions made by the Board in good faith will not be subject to review by any person and will be final, binding and conclusive on all persons.

(f) Repricing; Cancellation and Re-Grant of Stock Awards. Neither the Board nor any Committee will have the authority to (i) reduce the exercise, purchase or strike price of any outstanding Option or SAR under the Plan, or (ii) cancel any outstanding Option or SAR that has an exercise price or strike price greater than the then-current Fair Market Value of the Common Stock in exchange for cash or other Stock Awards under the Plan, unless the stockholders of the Company have approved such an action within 12 months prior to such an event.

3.	SHARES SUBJECT TO THE PLAN.

(a) Share Reserve.

(i) Subject to Section 9(a) relating to Capitalization Adjustments, the aggregate number of shares of Common Stock that may be issued pursuant to Stock Awards from and after the Effective Date will not exceed (A) [            ]1 shares (which number is the sum of (i) the number of shares [(            )]2 subject to the Prior Plans’ Available Reserve and (ii) an additional 12,000,000 new shares) plus (B) the Prior Plans’ Returning Shares, if any, which become available for grant under this Plan from time to time (such aggregate number of shares described in (A) and (B) above, the “Share Reserve”).

(ii) For clarity, the Share Reserve in this Section 3(a) is a limitation on the number of shares of Common Stock that may be issued pursuant to the Plan. Accordingly, this Section 3(a) does not limit the granting of Stock Awards except as provided in Section 7(a). Shares may be issued in connection with a merger or acquisition as permitted by NASDAQ Listing Rule 5635(c) or, if applicable, NYSE Listed Company Manual Section 303A.08, AMEX Company Guide Section 711 or other applicable rule, and such issuance will not reduce the number of shares available for issuance under the Plan.

(iii) Subject to Section 3(b), the number of shares of Common Stock available for issuance under the Plan will be reduced by: (A) one share for each share of Common Stock issued pursuant to an Option or SAR with respect to which the exercise or strike price is at least 100% of the Fair Market Value of the Common Stock subject to the Option or SAR on the date of grant; and (B) 1.55 shares for each share of Common Stock issued pursuant to a Full Value Award.

(b) Reversion of Shares to the Share Reserve.

(i) Shares Available For Subsequent Issuance. If (A) any shares of Common Stock subject to a Stock Award are not issued because such Stock Award or any portion thereof expires or otherwise terminates without all of the shares covered by such Stock Award having been issued or is settled in cash (i.e., the Participant receives cash rather than stock), (B) any shares of Common Stock issued pursuant to a Stock Award are forfeited back to or repurchased by the Company because of the failure to meet a contingency or condition required for the vesting of such shares, or (C) with respect to a Full Value Award, any shares of Common Stock are reacquired or withheld (or not issued) by the Company to satisfy a tax withholding obligation in connection with such Full Value Award, such shares will again become available for issuance under the Plan (collectively, the “2014 Plan Returning Shares”). For each (1) 2014 Plan Returning Share subject to a Full Value Award or (2) Prior Plans’ Returning Share subject to a stock award other than a Prior Plans’ Appreciation Award, the number of shares of Common Stock available for issuance under the Plan will increase by 1.55 shares.

(ii) Shares Not Available For Subsequent Issuance. Any shares of Common Stock reacquired or withheld (or not issued) by the Company to satisfy the exercise or purchase price of a Stock Award will no longer be available for issuance under the Plan, including any shares subject to a Stock Award that are not delivered to a Participant because such Stock Award is exercised through a reduction of shares subject to such Stock Award (i.e., “net exercised”). In addition, any shares reacquired or withheld (or not issued) by the Company to satisfy a tax withholding obligation in connection with an Option or Stock Appreciation Right or a Prior Plans’ Appreciation Award, or any shares repurchased by the Company on the open market with the proceeds of the exercise or strike price of an Option or Stock Appreciation Right or a Prior Plans’ Appreciation Award will no longer be available for issuance under the Plan.

(c) Incentive Stock Option Limit. Subject to the Share Reserve and Section 9(a) relating to Capitalization Adjustments, the aggregate maximum number of shares of Common Stock that may be issued pursuant to the exercise of Incentive Stock Options will be 66,000,000 shares of Common Stock.

[1]	To be completed on the Effective Date.
[2]	To be completed on the Effective Date.

(d) Section 162(m) Limitations. Subject to the Share Reserve and Section 9(a) relating to Capitalization Adjustments, at such time as the Company may be subject to the applicable provisions of Section 162(m) of the Code, the following limitations will apply.

(i) A maximum of 5,000,000 shares of Common Stock subject to Options, SARs and Other Stock Awards whose value is determined by reference to an increase over an exercise or strike price of at least 100% of the Fair Market Value on the date any such Stock Award is granted may be granted to any one Participant during any one calendar year. Notwithstanding the foregoing, if any additional Options, SARs or Other Stock Awards whose value is determined by reference to an increase over an exercise or strike price of at least 100% of the Fair Market Value on the date the Stock Award is granted are granted to any Participant during any calendar year, compensation attributable to the exercise of such additional Stock Awards will not satisfy the requirements to be considered “qualified performance-based compensation” under Section 162(m) of the Code unless such additional Stock Award is approved by the Company’s stockholders.

(ii) A maximum of 5,000,000 shares of Common Stock subject to Performance Stock Awards may be granted to any one Participant during any one calendar year (whether the grant, vesting or exercise is contingent upon the attainment during the Performance Period of the Performance Goals).

(iii) A maximum of $10,000,000 subject to Performance Cash Awards may be granted to any one Participant during any one calendar year.

(e) Source of Shares. The stock issuable under the Plan will be shares of authorized but unissued or reacquired Common Stock, including shares repurchased by the Company on the open market or otherwise.

4.	ELIGIBILITY.

(a) Eligibility for Specific Stock Awards. Incentive Stock Options may be granted only to employees of the Company or a “parent corporation” or “subsidiary corporation” thereof (as such terms are defined in Sections 424(e) and 424(f) of the Code). Stock Awards other than Incentive Stock Options may be granted to Employees, Directors and Consultants; provided, however, that Stock Awards may not be granted to Employees, Directors and Consultants who are providing Continuous Service only to any “parent” of the Company, as such term is defined in Rule 405, unless (i) the stock underlying such Stock Awards is treated as “service recipient stock” under Section 409A of the Code (for example, because the Stock Awards are granted pursuant to a corporate transaction such as a spin off transaction) or (ii) the Company, in consultation with its legal counsel, has determined that such Stock Awards are otherwise exempt from or alternatively comply with the distribution requirements of Section 409A of the Code.

(b) Ten Percent Stockholders. A Ten Percent Stockholder will not be granted an Incentive Stock Option unless the exercise price of such Option is at least 110% of the Fair Market Value on the date of grant and the Option is not exercisable after the expiration of five years from the date of grant.

5.	PROVISIONS RELATING TO OPTIONS AND STOCK APPRECIATION RIGHTS.

Each Option or SAR will be in such form and will contain such terms and conditions as the Board deems appropriate. All Options will be separately designated Incentive Stock Options or Nonstatutory Stock Options at the time of grant, and, if certificates are issued, a separate certificate or certificates will be issued for shares of Common Stock purchased on exercise of each type of Option. If an Option is not specifically designated as an Incentive Stock Option, or if an Option is designated as an Incentive Stock Option but some portion or all of the Option fails to qualify as an Incentive Stock Option under the applicable rules, then the Option (or portion thereof) will be a Nonstatutory Stock Option. The provisions of separate Options or SARs need not be identical;

provided, however, that each Award Agreement will conform to (through incorporation of provisions hereof by reference in the applicable Award Agreement or otherwise) the substance of each of the following provisions:

(a) Term. Subject to the provisions of Section 4(b) regarding Ten Percent Stockholders, no Option or SAR will be exercisable after the expiration of seven years from the date of its grant or such shorter period specified in the Award Agreement.

(b) Exercise Price. Subject to the provisions of Section 4(b) regarding Ten Percent Stockholders, the exercise or strike price of each Option or SAR will be not less than 100% of the Fair Market Value of the Common Stock subject to the Option or SAR on the date the Award is granted. Notwithstanding the foregoing, an Option or SAR may be granted with an exercise or strike price lower than 100% of the Fair Market Value of the Common Stock subject to the Award if such Award is granted pursuant to an assumption of or substitution for another option or stock appreciation right pursuant to a Corporate Transaction and in a manner consistent with the provisions of Section 409A of the Code and, if applicable, Section 424(a) of the Code. Each SAR will be denominated in shares of Common Stock equivalents.

(c) Purchase Price for Options. The purchase price of Common Stock acquired pursuant to the exercise of an Option may be paid, to the extent permitted by applicable law and as determined by the Board in its sole discretion, by any combination of the methods of payment set forth below. The Board will have the authority to grant Options that do not permit all of the following methods of payment (or that otherwise restrict the ability to use certain methods) and to grant Options that require the consent of the Company to use a particular method of payment. The permitted methods of payment are as follows:

(i) by cash, check, bank draft or money order payable to the Company;

(ii) pursuant to a program developed under Regulation T as promulgated by the Federal Reserve Board that, prior to the issuance of the stock subject to the Option, results in either the receipt of cash (or check) by the Company or the receipt of irrevocable instructions to pay the aggregate exercise price to the Company from the sales proceeds;

(iii) by delivery to the Company (either by actual delivery or attestation) of shares of Common Stock;

(iv) if an Option is a Nonstatutory Stock Option, by a “net exercise” arrangement pursuant to which the Company will reduce the number of shares of Common Stock issuable upon exercise by the largest whole number of shares with a Fair Market Value that does not exceed the aggregate exercise price; provided, however, that the Company will accept a cash or other payment from the Participant to the extent of any remaining balance of the aggregate exercise price not satisfied by such reduction in the number of whole shares to be issued. Shares of Common Stock will no longer be subject to an Option and will not be exercisable thereafter to the extent that (A) shares issuable upon exercise are used to pay the exercise price pursuant to the “net exercise,” (B) shares are delivered to the Participant as a result of such exercise, and (C) shares are withheld to satisfy tax withholding obligations; or

(v) in any other form of legal consideration that may be acceptable to the Board and specified in the applicable Award Agreement.

(d) Exercise and Payment of a SAR. To exercise any outstanding SAR, the Participant must provide written notice of exercise to the Company in compliance with the provisions of the Award Agreement evidencing such SAR. The appreciation distribution payable on the exercise of a SAR will be not greater than an amount equal to the excess of (A) the aggregate Fair Market Value (on the date of the exercise of the SAR) of a number of shares of Common Stock equal to the number of Common Stock equivalents in which the Participant is vested under such SAR, and with respect to which the Participant is exercising the SAR on such date, over (B) the aggregate strike price of the number of Common Stock equivalents with respect to which the Participant is exercising the SAR on such date. The appreciation distribution may be paid in Common Stock, in cash, in any combination of the two or in any other form of consideration, as determined by the Board and contained in the Award Agreement evidencing such SAR.

(e) Transferability of Options and SARs. The Board may, in its sole discretion, impose such limitations on the transferability of Options and SARs as the Board will determine. In the absence of such a determination by the Board to the contrary, the following restrictions on the transferability of Options and SARs will apply:

(i) Restrictions on Transfer. An Option or SAR will not be transferable except by will or by the laws of descent and distribution (and pursuant to Sections 5(e)(ii) and 5(e)(iii) below) and will be exercisable during the lifetime of the Participant only by the Participant. The Board may permit transfer of the Option or SAR in a manner that is not prohibited by applicable tax and securities laws. Except as explicitly provided in the Plan, neither an Option nor a SAR may be transferred for consideration.

(ii) Domestic Relations Orders. Subject to the approval of the Board or a duly authorized Officer, an Option or SAR may be transferred pursuant to the terms of a domestic relations order, official marital settlement agreement or other divorce or separation instrument as permitted by Treasury Regulations Section 1.421-1(b)(2). If an Option is an Incentive Stock Option, such Option may be deemed to be a Nonstatutory Stock Option as a result of such transfer.

(iii) Beneficiary Designation. Subject to the approval of the Board or a duly authorized Officer, a Participant may, by delivering written notice to the Company, in a form approved by the Company (or the designated broker), designate a third party who, upon the death of the Participant, will thereafter be entitled to exercise the Option or SAR and receive the Common Stock or other consideration resulting from such exercise. In the absence of such a designation, upon the death of the Participant, the executor or administrator of the Participant’s estate will be entitled to exercise the Option or SAR and receive the Common Stock or other consideration resulting from such exercise. However, the Company may prohibit designation of a beneficiary at any time, including due to any conclusion by the Company that such designation would be inconsistent with the provisions of applicable laws.

(f) Vesting Generally. The total number of shares of Common Stock subject to an Option or SAR may vest and become exercisable in periodic installments that may or may not be equal. The Option or SAR may be subject to such other terms and conditions on the time or times when it may or may not be exercised (which may be based on the satisfaction of Performance Goals or other criteria) as the Board may deem appropriate. The vesting provisions of individual Options or SARs may vary. The provisions of this Section 5(f) are subject to any Option or SAR provisions governing the minimum number of shares of Common Stock as to which an Option or SAR may be exercised.

(g) Termination of Continuous Service. Except as otherwise provided in the applicable Award Agreement or other agreement between the Participant and the Company or an Affiliate, if a Participant’s Continuous Service terminates (other than for Cause and other than upon the Participant’s death or Disability), the Participant may exercise his or her Option or SAR (to the extent that the Participant was entitled to exercise such Option or SAR as of the date of termination of Continuous Service), but only within such period of time ending on the earlier of (i) the date three months following such termination of Continuous Service (or such longer or shorter period specified in the Award Agreement), and (ii) the expiration of the term of the Option or SAR as set forth in the Award Agreement. If, after termination of Continuous Service, the Participant does not exercise his or her Option or SAR (as applicable) within the applicable time frame, the Option or SAR (as applicable) will terminate.

(h) Extension of Termination Date. Except as otherwise provided in the applicable Award Agreement or other agreement between the Participant and the Company or an Affiliate, if the exercise of an Option or SAR following the termination of the Participant’s Continuous Service (other than for Cause and other than upon the Participant’s death or Disability) would be prohibited at any time solely because the issuance of shares of Common Stock would violate the registration requirements under the Securities Act, then the Option or SAR will terminate on the earlier of (i) the expiration of a total period of time (that need not be consecutive) equal to the applicable post-termination exercise period after the termination of the Participant’s Continuous Service during which the exercise of the Option or SAR would not be in violation of such registration requirements, or (ii) the expiration of the term of the Option or SAR as set forth in the applicable Award Agreement. In addition, unless otherwise provided in a Participant’s Award Agreement, if the sale of any Common Stock received upon exercise of an Option or SAR following the termination of the Participant’s Continuous Service (other than for Cause) would violate the Company’s insider trading policy, then the Option or SAR will terminate on the earlier of (i) the expiration of a period of time (that need not be consecutive) equal to the applicable post-termination exercise period after the termination of the Participant’s Continuous Service during which the sale of the Common Stock received upon exercise of the Option or SAR would not be in violation of the Company’s insider trading policy, or (ii) the expiration of the term of the Option or SAR as set forth in the applicable Award Agreement.

(i) Disability of Participant. Except as otherwise provided in the applicable Award Agreement or other agreement between the Participant and the Company or an Affiliate, if a Participant’s Continuous Service terminates as a result of the Participant’s Disability, the Participant may exercise his or her Option or SAR (to the extent that the Participant was entitled to exercise such Option or SAR as of the date of termination of Continuous Service), but only within such period of time ending on the earlier of (i) the date 12 months following such termination of Continuous Service (or such longer or shorter period specified in the Award Agreement), and (ii) the expiration of the term of the Option or SAR as set forth in the Award Agreement. If, after termination of Continuous Service, the Participant does not exercise his or her Option or SAR (as applicable) within the applicable time frame, the Option or SAR (as applicable) will terminate.

(j) Death of Participant. Except as otherwise provided in the applicable Award Agreement or other agreement between the Participant and the Company or an Affiliate, if (i) a Participant’s Continuous Service terminates as a result of the Participant’s death, or (ii) the Participant dies within the period (if any) specified in the Award Agreement for exercisability after the termination of the Participant’s Continuous Service (for a reason other than death), then the Participant’s Option or SAR may be exercised (to the extent that the Participant was entitled to exercise such Option or SAR as of the date of death) by the Participant’s estate, by a person who acquired the right to exercise the Option or SAR by bequest or inheritance or by a person designated to exercise the Option or SAR upon the Participant’s death, but only within such period of time ending on the earlier of (i) the date 18 months following the date of death (or such longer or shorter period specified in the Award Agreement), and (ii) the expiration of the term of such Option or SAR as set forth in the Award Agreement. If, after the Participant’s death, the Option or SAR (as applicable) is not exercised within the applicable time frame, the Option or SAR (as applicable) will terminate.

(k) Termination for Cause. Except as explicitly provided otherwise in a Participant’s Award Agreement or other individual written agreement between the Participant and the Company or an Affiliate, if a Participant’s Continuous Service is terminated for Cause, the Participant’s Option or SAR will terminate immediately upon such termination of Continuous Service, and the Participant will be prohibited from exercising his or her Option or SAR from and after the time of such termination of Continuous Service.

(l) Non-Exempt Employees. If an Option or SAR is granted to an Employee who is a non-exempt employee for purposes of the Fair Labor Standards Act of 1938, as amended, the Option or SAR will not be first exercisable for any shares of Common Stock until at least six months following the date of grant of the Option or SAR (although the Award may vest prior to such date). Consistent with the provisions of the Worker Economic Opportunity Act, (i) if such non-exempt employee dies or suffers a Disability, (ii) upon a Corporate Transaction in which such Option or SAR is not assumed, continued, or substituted, (iii) upon a Change in Control, or (iv) upon the Participant’s retirement (as such term may be defined in the Participant’s Award Agreement, in another agreement between the Participant and the Company or an Affiliate, or, if no such definition, in accordance with the Company’s then current employment policies and guidelines), the vested portion of any Options and SARs may be exercised earlier than six months following the date of grant. The foregoing provision is intended to operate so that any income derived by a non-exempt employee in connection with the exercise or vesting of an Option or SAR will be exempt from his or her regular rate of pay. To the extent permitted and/or required for compliance with the Worker Economic Opportunity Act to ensure that any income derived by a non-exempt employee in connection with the exercise, vesting or issuance of any shares under any other Stock Award will be exempt from the employee’s regular rate of pay, the provisions of this Section 5(l) will apply to all Stock Awards and are hereby incorporated by reference into such Stock Award Agreements.

6.	PROVISIONS OF STOCK AWARDS OTHER THAN OPTIONS AND SARS.

(a) Restricted Stock Awards. Each Restricted Stock Award Agreement will be in such form and will contain such terms and conditions as the Board deems appropriate. To the extent consistent with the Company’s bylaws, at the Board’s election, shares of Common Stock underlying a Restricted Stock Award may be (i) held in book entry form subject to the Company’s instructions until any restrictions relating to the Restricted Stock Award lapse, or (ii) evidenced by a certificate, which certificate will be held in such form and manner as determined by the Board. The terms and conditions of Restricted Stock Award Agreements may change from time to time, and the terms and conditions of separate Restricted Stock Award Agreements need not be identical. Each Restricted Stock Award Agreement will conform to (through incorporation of the provisions hereof by reference in the agreement or otherwise) the substance of each of the following provisions:

(i) Consideration. A Restricted Stock Award may be awarded in consideration for (A) cash, check, bank draft or money order payable to the Company, (B) past services to the Company or an Affiliate, or (C) any other form of legal consideration (including future services) that may be acceptable to the Board, in its sole discretion, and permissible under applicable law.

(ii) Vesting. Shares of Common Stock awarded under the Restricted Stock Award Agreement may be subject to forfeiture to the Company in accordance with a vesting schedule to be determined by the Board.

(iii) Termination of Participant’s Continuous Service. If a Participant’s Continuous Service terminates, the Company may receive through a forfeiture condition or a repurchase right any or all of the shares of Common Stock held by the Participant as of the date of termination of Continuous Service under the terms of the Restricted Stock Award Agreement.

(iv) Transferability. Rights to acquire shares of Common Stock under the Restricted Stock Award Agreement will be transferable by the Participant only upon such terms and conditions as are set forth in the Restricted Stock Award Agreement, as the Board will determine in its sole discretion, so long as Common Stock awarded under the Restricted Stock Award Agreement remains subject to the terms of the Restricted Stock Award Agreement.

(v) Dividends. A Restricted Stock Award Agreement may provide that any dividends paid on Restricted Stock will be subject to the same vesting and forfeiture restrictions as apply to the shares subject to the Restricted Stock Award to which they relate.

(b) Restricted Stock Unit Awards. Each Restricted Stock Unit Award Agreement will be in such form and will contain such terms and conditions as the Board deems appropriate. The terms and conditions of Restricted Stock Unit Award Agreements may change from time to time, and the terms and conditions of separate Restricted Stock Unit Award Agreements need not be identical. Each Restricted Stock Unit Award Agreement will conform to (through incorporation of the provisions hereof by reference in the Agreement or otherwise) the substance of each of the following provisions:

(i) Consideration. At the time of grant of a Restricted Stock Unit Award, the Board will determine the consideration, if any, to be paid by the Participant upon delivery of each share of Common Stock subject to the Restricted Stock Unit Award. The consideration to be paid (if any) by the Participant for each share of Common Stock subject to a Restricted Stock Unit Award may be paid in any form of legal consideration that may be acceptable to the Board, in its sole discretion, and permissible under applicable law.

(ii) Vesting. At the time of the grant of a Restricted Stock Unit Award, the Board may impose such restrictions on or conditions to the vesting of the Restricted Stock Unit Award as it, in its sole discretion, deems appropriate.

(iii) Payment. A Restricted Stock Unit Award may be settled by the delivery of shares of Common Stock, their cash equivalent, any combination thereof or in any other form of consideration, as determined by the Board and contained in the Restricted Stock Unit Award Agreement.

(iv) Additional Restrictions. At the time of the grant of a Restricted Stock Unit Award, the Board, as it deems appropriate, may impose such restrictions or conditions that delay the delivery of the shares of Common Stock (or their cash equivalent) subject to a Restricted Stock Unit Award to a time after the vesting of such Restricted Stock Unit Award.

(v) Dividend Equivalents. Dividend equivalents may be credited in respect of shares of Common Stock covered by a Restricted Stock Unit Award, as determined by the Board and contained in the Restricted Stock Unit Award Agreement. At the sole discretion of the Board, such dividend equivalents may be converted into additional shares of Common Stock covered by the Restricted Stock Unit Award in such manner as determined by the Board. Any additional shares covered by the Restricted Stock Unit Award credited by reason of such dividend equivalents will be subject to all of the same terms and conditions of the underlying Restricted Stock Unit Award Agreement to which they relate.

(vi) Termination of Participant’s Continuous Service. Except as otherwise provided in the applicable Restricted Stock Unit Award Agreement, such portion of the Restricted Stock Unit Award that has not vested will be forfeited upon the Participant’s termination of Continuous Service.

(c) Performance Awards.

(i) Performance Stock Awards. A Performance Stock Award is a Stock Award (covering a number of shares not in excess of that set forth in Section 3(d)(ii)) that is payable (including that may be granted, vest or be exercised) contingent upon the attainment during a Performance Period of certain Performance Goals. A Performance Stock Award may, but need not, require the Participant’s completion of a specified period of Continuous Service. The length of any Performance Period, the Performance Goals to be achieved during the Performance Period, and the measure of whether and to what degree such Performance Goals have been attained will be conclusively determined by the Committee (or, if not required for compliance with Section 162(m) of the Code, the Board or the Committee), in its sole discretion. In addition, to the extent permitted by applicable law and the applicable Award Agreement, the Board may determine that cash may be used in payment of Performance Stock Awards.

(ii) Performance Cash Awards. A Performance Cash Award is a cash award (for a dollar value not in excess of that set forth in Section 3(d)(iii)) that is payable contingent upon the attainment during a Performance Period of certain Performance Goals. A Performance Cash Award may, but need not, require the Participant’s completion of a specified period of Continuous Service. The length of any Performance Period, the Performance Goals to be achieved during the Performance Period, and the measure of whether and to what degree such Performance Goals have been attained will be conclusively determined by the Committee (or, if not required for compliance with Section 162(m) of the Code, the Board or the Committee), in its sole discretion. The Board may specify the form of payment of Performance Cash Awards, which may be cash or other property, or may provide for a Participant to have the option for his or her Performance Cash Award, or such portion thereof as the Board may specify, to be paid in whole or in part in cash or other property.

(iii) Committee and Board Discretion. The Committee (or, if not required for compliance with Section 162(m) of the Code, the Board or the Committee) retains the discretion to reduce or eliminate the compensation or economic benefit due upon the attainment of any Performance Goals and to define the manner of calculating the Performance Criteria it selects to use for a Performance Period.

(iv) Section 162(m) Compliance. Unless otherwise permitted in compliance with Section 162(m) of the Code with respect to an Award intended to qualify as “performance-based compensation” thereunder, the Committee will establish the Performance Goals applicable to, and the formula for calculating the amount payable under, the Award no later than the earlier of (A) the date 90 days after the commencement of the applicable Performance Period, and (B) the date on which 25% of the Performance Period has elapsed, and in any event at a time when the achievement of the applicable Performance Goals remains substantially uncertain. Prior to the payment of any compensation under an Award intended to qualify as “performance-based compensation” under Section 162(m) of the Code, the Committee will certify the extent to which any Performance Goals and any other material terms under such Award have been satisfied (other than in cases where the Performance Goals relate solely to the increase in the value of the Common Stock). Notwithstanding satisfaction or any completion of any Performance Goals, shares subject to Options, cash or other benefits granted, issued, retainable and/or vested under an Award on account of satisfaction of such Performance Goals may be reduced by the Committee on the basis of any further considerations as the Committee, in its sole discretion, will determine.

(d) Other Stock Awards. Other forms of Stock Awards valued in whole or in part by reference to, or otherwise based on, Common Stock, including the appreciation in value thereof (e.g., options or stock appreciation rights with an exercise price or strike price less than 100% of the Fair Market Value of the Common Stock at the time of grant) may be granted either alone or in addition to Stock Awards granted under Section 5 and this Section 6. Subject to the provisions of the Plan, the Board will have sole and complete authority to determine the persons to whom and the time or times at which such Other Stock Awards will be granted, the number of shares of Common Stock (or the cash equivalent thereof) to be granted pursuant to such Other Stock Awards and all other terms and conditions of such Other Stock Awards.

7.	COVENANTS OF THE COMPANY.

(a) Availability of Shares. The Company will keep available at all times the number of shares of Common Stock reasonably required to satisfy then-outstanding Stock Awards.

(b) Securities Law Compliance. The Company will seek to obtain from each regulatory commission or agency having jurisdiction over the Plan the authority required to grant Stock Awards and to issue and sell shares of Common Stock upon exercise of the Stock Awards; provided, however, that this undertaking will not require the Company to register under the Securities Act the Plan, any Stock Award or any Common Stock issued or issuable pursuant to any such Stock Award. If, after reasonable efforts and at a reasonable cost, the Company is unable to obtain from any such regulatory commission or agency the authority that counsel for the Company deems necessary for the lawful issuance and sale of Common Stock under the Plan, the Company will be relieved from any liability for failure to issue and sell Common Stock upon exercise of such Stock Awards unless and until such authority is obtained. A Participant will not be eligible for the grant of an Award or the subsequent issuance of cash or Common Stock pursuant to the Award if such grant or issuance would be in violation of any applicable securities law.

(c) No Obligation to Notify or Minimize Taxes. The Company will have no duty or obligation to any Participant to advise such holder as to the time or manner of exercising a Stock Award. Furthermore, the Company will have no duty or obligation to warn or otherwise advise such holder of a pending termination or expiration of an Award or a possible period in which the Award may not be exercised. The Company has no duty or obligation to minimize the tax consequences of an Award to the holder of such Award.

8.	MISCELLANEOUS.

(a) Use of Proceeds from Sales of Common Stock. Proceeds from the sale of shares of Common Stock issued pursuant to Stock Awards will constitute general funds of the Company.

(b) Corporate Action Constituting Grant of Awards. Corporate action constituting a grant by the Company of an Award to any Participant will be deemed completed as of the date of such corporate action, unless otherwise determined by the Board, regardless of when the instrument, certificate, or letter evidencing the Award is communicated to, or actually received or accepted by, the Participant. In the event that the corporate records (e.g., Board consents, resolutions or minutes) documenting the corporate action constituting the grant contain terms (e.g., exercise price, vesting schedule or number of shares) that are inconsistent with those in the Award Agreement or related grant documents as a result of a clerical error in the papering of the Award Agreement or related grant documents, the corporate records will control and the Participant will have no legally binding right to the incorrect terms in the Award Agreement or related grant documents.

(c) Stockholder Rights. No Participant will be deemed to be the holder of, or to have any of the rights of a holder with respect to, any shares of Common Stock subject to an Award unless and until (i) such Participant has satisfied all requirements for exercise of, or the issuance of shares of Common Stock under, the Award pursuant to its terms, and (ii) the issuance of the Common Stock subject to such Award has been entered into the books and records of the Company.

(d) No Employment or Other Service Rights. Nothing in the Plan, any Award Agreement or any other instrument executed thereunder or in connection with any Award granted pursuant thereto will confer upon any Participant any right to continue to serve the Company or an Affiliate in the capacity in effect at the time the Award was granted or will affect the right of the Company or an Affiliate to terminate (i) the employment of an Employee with or without notice and with or without cause, (ii) the service of a Consultant pursuant to the terms of such Consultant’s agreement with the Company or an Affiliate, or (iii) the service of a Director pursuant to the bylaws of the Company or an Affiliate, and any applicable provisions of the corporate law of the state in which the Company or the Affiliate is incorporated, as the case may be.

(e) Change in Time Commitment. In the event a Participant’s regular level of time commitment in the performance of his or her services for the Company or any Affiliate is reduced (for example, and without limitation, if the Participant is an Employee of the Company and the Employee has a change in status from a full-time Employee to a part-time Employee) after the date of grant of any Award to the Participant, the Board has the right in its sole discretion to (x) make a corresponding reduction in the number of shares or cash amount subject to any portion of such Award that is scheduled to vest or become payable after the date of such change in time commitment, and (y) in lieu of or in combination with such a reduction, extend the vesting or payment schedule applicable to such Award. In the event of any such reduction, the Participant will have no right with respect to any portion of the Award that is so reduced or extended.

(f) Incentive Stock Option Limitations. To the extent that the aggregate Fair Market Value (determined at the time of grant) of Common Stock with respect to which Incentive Stock Options are exercisable for the first time by any Optionholder during any calendar year (under all plans of the Company and any Affiliates) exceeds $100,000 (or such other limit established in the Code) or otherwise does not comply with the rules governing Incentive Stock Options, the Options or portions thereof that exceed such limit (according to the order in which they were granted) or otherwise do not comply with such rules will be treated as Nonstatutory Stock Options, notwithstanding any contrary provision of the applicable Option Agreement(s).

(g) Investment Assurances. The Company may require a Participant, as a condition of exercising or acquiring Common Stock under any Award, (i) to give written assurances satisfactory to the Company as to the Participant’s knowledge and experience in financial and business matters and/or to employ a purchaser representative reasonably satisfactory to the Company who is knowledgeable and experienced in financial and business matters and that he or she is capable of evaluating, alone or together with the purchaser representative, the merits and risks of exercising the Award; and (ii) to give written assurances satisfactory to the Company stating that the Participant is acquiring Common Stock subject to the Award for the Participant’s own account and not with any present intention of selling or otherwise distributing the Common Stock. The foregoing requirements, and any assurances given pursuant to such requirements, will be inoperative if (A) the issuance of the shares upon the exercise or acquisition of Common Stock under the Stock Award has been registered under a then currently effective registration statement under the Securities Act, or (B) as to any particular requirement, a determination is made by counsel for the Company that such requirement need not be met in the circumstances under the then applicable securities laws. The Company may, upon advice of counsel to the Company, place legends on stock certificates issued under the Plan as such counsel deems necessary or appropriate in order to comply with applicable securities laws, including, but not limited to, legends restricting the transfer of the Common Stock.

(h) Withholding Obligations. Unless prohibited by the terms of an Award Agreement, the Company may, in its sole discretion, satisfy any federal, state or local tax withholding obligation relating to an Award by any of the following means or by a combination of such means: (i) causing the Participant to tender a cash payment; (ii) withholding shares of Common Stock from the shares of Common Stock issued or otherwise issuable to the Participant in connection with the Stock Award; provided, however, that no shares of Common Stock are withheld with a value exceeding the minimum amount of tax required to be withheld by law (or such lesser amount as may be necessary to avoid classification of the Stock Award as a liability for financial accounting purposes); (iii) withholding cash from an Award settled in cash; (iv) withholding payment from any amounts otherwise payable to the Participant; or (v) by such other method as may be set forth in the Award Agreement.

(i) Electronic Delivery. Any reference herein to a “written” agreement or document will include any agreement or document delivered electronically, filed publicly at www.sec.gov (or any successor website thereto) or posted on the Company’s intranet (or other shared electronic medium controlled by the Company to which the Participant has access).

(j) Deferrals. To the extent permitted by applicable law, the Board, in its sole discretion, may determine that the delivery of Common Stock or the payment of cash, upon the exercise, vesting or settlement of all or a portion of any Award may be deferred and may establish programs and procedures for deferral elections to be made by Participants. Deferrals by Participants will be made in accordance with Section 409A of the Code. Consistent with Section 409A of the Code, the Board may provide for distributions while a Participant is still an employee or otherwise providing services to the Company. The Board is authorized to make deferrals of Awards and determine when, and in what annual percentages, Participants may receive payments, including lump sum payments, following the Participant’s termination of Continuous Service, and implement such other terms and conditions consistent with the provisions of the Plan and in accordance with applicable law.

(k) Compliance with Section 409A of the Code. To the extent that the Board determines that any Award granted hereunder is subject to Section 409A of the Code, the Award Agreement evidencing such Award will incorporate the terms and conditions necessary to avoid the consequences specified in Section 409A(a)(1) of the Code. To the extent applicable, the Plan and Award Agreements will be interpreted in accordance with Section 409A of the Code. Notwithstanding anything to the contrary in this Plan (and unless the Award Agreement specifically provides otherwise), if the shares of Common Stock are publicly traded and a Participant holding an Award that constitutes “deferred compensation” under Section 409A of the Code is a “specified employee” for purposes of Section 409A of the Code, no distribution or payment of any amount will be made upon a “separation from service” before a date that is six months following the date of such Participant’s “separation from service” (as defined in Section 409A of the Code without regard to alternative definitions thereunder) or, if earlier, the date of the Participant’s death.

(l) Clawback/Recovery. All Awards granted under the Plan will be subject to recoupment in accordance with any clawback policy that the Company is required to adopt pursuant to the listing standards of any national securities exchange or association on which the Company’s securities are listed or as is otherwise required by the Dodd-Frank Wall Street Reform and Consumer Protection Act or other applicable law. In addition, the Board may impose such other clawback, recovery or recoupment provisions in an Award Agreement as the Board determines necessary or appropriate, including but not limited to a reacquisition right in respect of previously acquired shares of Common Stock or other cash or property upon the occurrence of Cause. No recovery of compensation under such a clawback policy will be an event giving rise to a right to resign for “good reason” or “constructive termination” (or similar term) under any agreement with the Company.

9.	ADJUSTMENTS UPON CHANGES IN COMMON STOCK; OTHER CORPORATE EVENTS.

(a) Capitalization Adjustments. In the event of a Capitalization Adjustment, the Board will appropriately and proportionately adjust: (i) the class(es) and maximum number of securities subject to the Plan pursuant to Section 3(a), (ii) the class(es) and maximum number of securities that may be issued pursuant to the exercise of Incentive Stock Options pursuant to Section 3(c), (iii) the class(es) and maximum number of securities that may be awarded to any person pursuant to Section 3(d), and (iv) the class(es) and number of securities and price per share of stock subject to outstanding Stock Awards. The Board will make such adjustments, and its determination will be final, binding and conclusive.

(b) Dissolution or Liquidation. Except as otherwise provided in the Stock Award Agreement, in the event of a dissolution or liquidation of the Company, all outstanding Stock Awards (other than Stock Awards consisting of vested and outstanding shares of Common Stock not subject to a forfeiture condition or the Company’s right of repurchase) will terminate immediately prior to the completion of such dissolution or liquidation, and the shares of Common Stock subject to the Company’s repurchase rights or subject to a forfeiture condition may be repurchased or reacquired by the Company notwithstanding the fact that the holder of such Stock Award is providing Continuous Service, provided, however, that the Board may, in its sole discretion, cause some or all Stock Awards to become fully vested, exercisable and/or no longer subject to repurchase or forfeiture (to the extent such Stock Awards have not previously expired or terminated) before the dissolution or liquidation is completed but contingent on its completion.

(c) Corporate Transaction. The provisions of this Section 9(c) will apply to Stock Awards in the event of a Corporate Transaction unless otherwise provided in the instrument evidencing the Stock Award or any other written agreement between the Company or any Affiliate and the Participant or in any director compensation policy of the Company or unless otherwise expressly provided by the Board at the time of grant of a Stock Award.

(i) Stock Awards May Be Assumed. In the event of a Corporate Transaction, any surviving corporation or acquiring corporation (or the surviving or acquiring corporation’s parent company) may assume or continue any or all Stock Awards outstanding under the Plan or may substitute similar stock awards for Stock Awards outstanding under the Plan (including but not limited to, awards to acquire the same consideration paid to the stockholders of the Company pursuant to the Corporate Transaction), and any reacquisition or repurchase rights held by the Company in respect of Common Stock issued pursuant to Stock Awards may be assigned by the Company to the successor of the Company (or the successor’s parent company, if any), in connection with such Corporate Transaction. A surviving corporation or acquiring corporation (or its parent) may choose to assume or continue only a portion of a Stock Award or substitute a similar stock award for only a portion of a Stock Award, or may choose to assume or continue the Stock Awards held by some, but not all Participants. The terms of any assumption, continuation or substitution will be set by the Board.

(ii) Stock Awards Held by Current Participants. In the event of a Corporate Transaction in which the surviving corporation or acquiring corporation (or its parent company) does not assume or continue such outstanding Stock Awards or substitute similar stock awards for such outstanding Stock Awards, then with respect to Stock Awards that have not been assumed, continued or substituted and that are held by Participants whose Continuous Service has not terminated prior to the effective time of the Corporate Transaction (referred to as the “Current Participants”), the vesting of such Stock Awards (and, with respect to Options and Stock Appreciation Rights, the time when such Stock Awards may be exercised) will be accelerated in full to a date prior to the effective time of such Corporate Transaction (contingent upon the effectiveness of the Corporate Transaction) as the Board will determine (or, if the Board does not determine such a date, to the date that is five days prior to the effective time of the Corporate Transaction), and such Stock Awards will terminate if not exercised (if applicable) at or prior to the effective time of the Corporate Transaction, and any reacquisition or repurchase rights held by the Company with respect to such Stock Awards will lapse (contingent upon the effectiveness of the Corporate Transaction).

(iii) Stock Awards Held by Current Participants in Certain Control Acquisitions. In the event of a Control Acquisition that was not approved by the Board prior to the consummation of such transaction, then with respect to Stock Awards that are held by Current Participants, the vesting of such Stock Awards (and, with respect to Options and Stock Appreciation Rights, the time when such Stock Awards may be exercised) will be accelerated in full to a date prior to the effective time of such Control Acquisition (contingent upon the effectiveness of the Control Acquisition) as the Board will determine (or, if the Board does not determine such a date, to the date that is five days prior to the effective time of the Control Acquisition) and any reacquisition or repurchase rights held by the Company with respect to such Stock Awards will lapse (contingent upon the effectiveness of the Control Acquisition).

(iv) Stock Awards Held by Persons other than Current Participants. In the event of a Corporate Transaction in which the surviving corporation or acquiring corporation (or its parent company) does not assume or continue such outstanding Stock Awards or substitute similar stock awards for such outstanding Stock Awards, then with respect to Stock Awards that have not been assumed, continued or substituted and that are held by persons other than Current Participants, such Stock Awards will terminate if not exercised (if applicable) prior to the effective time of the Corporate Transaction; provided, however, that any reacquisition or repurchase rights held by the Company with respect to such Stock Awards will not terminate and may continue to be exercised notwithstanding the Corporate Transaction.

(v) Payment for Stock Awards in Lieu of Exercise. Notwithstanding the foregoing, in the event a Stock Award will terminate if not exercised prior to the effective time of a Corporate Transaction, the Board may provide, in its sole discretion, that the holder of such Stock Award may not exercise such Stock Award but instead will receive a payment, in such form as may be determined by the Board, equal in value to the excess, if any, of (A) the value of the property the Participant would have received upon the exercise of the Stock Award immediately prior to the effective time of the Corporate Transaction (including, at the discretion of the Board, any unvested portion of such Stock Award), over (B) any exercise price payable by such holder in connection with such exercise. For clarity, this payment may be zero if the value of the property is equal to or less than the exercise price. Payments under this provision may be delayed to the same extent that payment of consideration to the holders of the Company’s Common Stock in connection with the Corporate Transaction is delayed as a result of escrows, earn outs, holdbacks or any other contingencies.

(d) Change in Control. The provisions of this Section 9(d) will apply to Stock Awards in the event of a Change in Control unless otherwise provided in the instrument evidencing the Stock Award or any other written agreement between the Company or any Affiliate and the Participant or in any director compensation policy of the Company or unless otherwise expressly provided by the Board at the time of grant of a Stock Award.

(i) If a Change in Control occurs and within one month before, as of, or within thirteen months after, the effective time of such Change in Control a Participant’s Continuous Service terminates due to an involuntary termination (not including death or Disability) without Cause or due to a voluntary termination with Good Reason, then the vesting of such Stock Awards (and, with respect to Options and Stock Appreciation Rights, the time when such Stock Awards may be exercised) will be accelerated in accordance with the vesting schedule applicable to such Stock Awards as if such Participant’s Continuous Service had continued for twelve months following the date of termination of Continuous Service. Such vesting acceleration will occur on the date of termination of such Participant’s Continuous Service, or if later, the effective date of the Change in Control (if the Participant’s termination of Continuous Service occurs prior to the Change in Control).

(ii) If any payment or benefit a Participant will or may receive from the Company or otherwise (a “280G Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then any such 280G Payment (a “Payment”) will be equal to the Reduced Amount. The “Reduced Amount” will be either (x) the largest portion of the Payment that would result in no portion of the Payment (after reduction) being subject to the Excise Tax or (y) the largest portion, up to and including the total, of the Payment, whichever amount (i.e., the amount determined by clause (x) or by clause (y)), after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in the Participant’s receipt, on an after-tax basis, of the greater economic benefit notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in a Payment is required pursuant to the preceding sentence and the Reduced Amount is determined pursuant to clause (x) of the preceding sentence, the reduction will occur in the manner (the “Reduction Method”) that results in the greatest economic benefit for the Participant. If more than one method of reduction will result in the same economic benefit, the items so reduced will be reduced pro rata (the “Pro Rata Reduction Method”).

Notwithstanding any provision of the foregoing paragraph to the contrary, if the Reduction Method or the Pro Rata Reduction Method would result in any portion of the Payment being subject to taxes pursuant to Section 409A of the Code that would not otherwise be subject to taxes pursuant to Section 409A of the Code, then the Reduction Method and/or the Pro Rata Reduction Method, as the case may be, will be modified so as to avoid the imposition of taxes pursuant to Section 409A of the Code as follows: (A) as a first priority, the modification will preserve to the greatest extent possible, the greatest economic benefit for the Participant as determined on an after-tax basis; (B) as a second priority, Payments that are contingent on future events (e.g., being terminated without Cause), will be reduced (or eliminated) before Payments that are not contingent on future events; and (C) as a third priority, Payments that are “deferred compensation” within the meaning of Section 409A of the Code will be reduced (or eliminated) before Payments that are not deferred compensation within the meaning of Section 409A of the Code.

If a Participant receives a Payment for which the Reduced Amount was determined pursuant to clause (x) of the first paragraph of this Section 9(d)(ii) and the Internal Revenue Service determines thereafter that some portion of the Payment is subject to the Excise Tax, the Participant agrees to promptly return to the Company a sufficient amount of the Payment (after reduction pursuant to clause (x) of the first paragraph of this Section 9(d)(ii)) so that no portion of the remaining Payment is subject to the Excise Tax. For the avoidance of doubt, if the Reduced Amount was determined pursuant to clause (y) of the first paragraph of this Section 9(d)(ii), the Participant will have no obligation to return any portion of the Payment pursuant to the preceding sentence.

Unless the Participant and the Company agree on an alternative accounting firm or law firm, the accounting firm engaged by the Company for general tax compliance purposes as of the day prior to the effective date of the Change in Control will perform the foregoing calculations. If the accounting firm so engaged by the Company is serving as accountant or auditor for the individual, entity or group effecting the Change in Control, the Company will appoint a nationally recognized accounting or law firm to make the determinations required hereunder. The Company will bear all expenses with respect to the determinations by such accounting or law firm required to be made hereunder.

The Company will use commercially reasonable efforts to cause the accounting or law firm engaged to make the determinations hereunder to provide its calculations, together with detailed supporting documentation, to the Participant and the Company within 15 calendar days after the date on which the Participant’s right to a 280G Payment becomes reasonably likely to occur (if requested at that time by the Participant or the Company) or such other time as requested by the Participant or the Company.

10.	TERMINATION OR SUSPENSION OF THE PLAN.

(a) The Board may suspend or terminate the Plan at any time. No Incentive Stock Option will be granted after the tenth anniversary of the earlier of (i) the date the Plan is adopted by the Board, or (ii) the date the Plan is approved by the stockholders of the Company. No Awards may be granted under the Plan while the Plan is suspended or after it is terminated.

(b) No Impairment of Rights. Suspension or termination of the Plan will not impair rights and obligations under any Award granted while the Plan is in effect except with the written consent of the affected Participant or as otherwise permitted in the Plan.

11.	EFFECTIVE DATE OF PLAN.

This Plan will become effective on the Effective Date.

12.	CHOICE OF LAW.

The laws of the State of California will govern all questions concerning the construction, validity and interpretation of this Plan, without regard to that state’s conflict of laws rules.

13.	DEFINITIONS. As used in the Plan, the following definitions will apply to the capitalized terms indicated below:

(a) “Affiliate” means, at the time of determination, any “parent” or “subsidiary” of the Company as such terms are defined in Rule 405. The Board will have the authority to determine the time or times at which “parent” or “subsidiary” status is determined within the foregoing definition.

(b) “Award” means a Stock Award or a Performance Cash Award.

(c) “Award Agreement” means a written agreement between the Company and a Participant evidencing the terms and conditions of an Award.

(d) “Board” means the Board of Directors of the Company.

(e) “Capitalization Adjustment” means any change that is made in, or other events that occur with respect to, the Common Stock subject to the Plan or subject to any Stock Award after the Effective Date without the receipt of consideration by the Company through merger, consolidation, reorganization, recapitalization, reincorporation, stock dividend, dividend in property other than cash, large nonrecurring cash dividend, stock split, reverse stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or any similar equity restructuring transaction, as that term is used in Statement of Financial Accounting Standards Board Accounting Standards Codification Topic 718 (or any successor thereto). Notwithstanding the foregoing, the conversion of any convertible securities of the Company will not be treated as a Capitalization Adjustment.

(f) “Cause” will have the meaning ascribed to such term in any written agreement between the Participant and the Company defining such term and, in the absence of such agreement, such term will mean, with respect to a Participant, the occurrence of any of the following events: (i) such Participant’s conviction of, or plea of no contest with respect to, any crime involving fraud, dishonesty or moral turpitude; (ii) such Participant’s attempted commission of or participation in a fraud or act of dishonesty against the Company that results in (or might have reasonably resulted in) material harm to the business of the Company; (iii) such Participant’s intentional, material violation of any contract or agreement between the Participant and the Company or any statutory duty the Participant owes to the Company; or (iv) such Participant’s conduct that constitutes gross misconduct, insubordination, incompetence or habitual neglect of duties and that results in (or might have reasonably resulted in) material harm to the business of the Company. The determination that a termination of a Participant’s Continuous Service is for Cause will not be made unless and until there will have been delivered to such Participant a copy of a resolution duly adopted by the affirmative vote of at least a majority of the Board at a meeting of the Board called and held for such purpose (after reasonable notice to such Participant and an opportunity for such Participant, together with such Participant’s counsel, to be heard before the Board), finding that in the good faith opinion of the Board, such Participant was guilty of the conduct constituting “Cause” and specifying the particulars. Any determination by the Company that the Continuous Service of a Participant was terminated with or without Cause for the purposes of outstanding Awards held by such Participant will have no effect upon any determination of the rights or obligations of the Company or such Participant for any other purpose.

(g) “Change in Control” means the consummation, in a single transaction or in a series of related transactions, of any one or more of the following events:

(i) a sale, lease or other disposition of all or substantially all of the assets of the Company;

(ii) an acquisition by any Exchange Act Person of the beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act, or comparable successor rule) of securities of the Company representing at least 50% of the combined voting power entitled to vote in the election of Directors other than by virtue of a merger, consolidation or similar transaction;

(iii) a merger, consolidation or similar transaction in which the Company is not the surviving corporation; or

(iv) a reverse merger, consolidation or similar transaction in which the Company is the surviving corporation but the shares of Common Stock outstanding immediately preceding the merger, consolidation or similar transaction are converted by virtue of the merger, consolidation or similar transaction into other property, whether in the form of securities, cash or otherwise.

Notwithstanding the foregoing definition or any other provision of this Plan, the term Change in Control will not include a sale of assets, merger or other transaction effected exclusively for the purpose of changing the domicile of the Company.

(h) “Code” means the Internal Revenue Code of 1986, as amended, including any applicable regulations and guidance thereunder.

(i) “Committee” means a committee of one or more Directors to whom authority has been delegated by the Board in accordance with Section 2(c).

(j) “Common Stock” means the common stock of the Company.

(k) “Company” means Exelixis, Inc., a Delaware corporation.

(l) “Consultant” means any person, including an advisor, who is (i) engaged by the Company or an Affiliate to render consulting or advisory services and is compensated for such services, or (ii) serving as a member of the board of directors of an Affiliate and is compensated for such services. However, service solely as a Director, or payment of a fee for such service, will not cause a Director to be considered a “Consultant” for purposes of the Plan. Notwithstanding the foregoing, a person is treated as a Consultant under this Plan only if a Form S-8 Registration Statement under the Securities Act is available to register either the offer or the sale of the Company’s securities to such person.

(m) “Continuous Service” means that the Participant’s service with the Company or an Affiliate, whether as an Employee, Director or Consultant, is not interrupted or terminated. A change in the capacity in which the Participant renders service to the Company or an Affiliate as an Employee, Director or Consultant or a change in the Entity for which the Participant renders such service, provided that there is no interruption or termination of the Participant’s service with the Company or an Affiliate, will not terminate a Participant’s Continuous Service; provided, however, that if the Entity for which a Participant is rendering services ceases to qualify as an Affiliate, as determined by the Board, in its sole discretion, such Participant’s Continuous Service will be considered to have terminated on the date such Entity ceases to qualify as an Affiliate. For example, a change in status from an Employee of the Company to a Consultant of an Affiliate or to a Director will not constitute an interruption of Continuous Service. To the extent permitted by law, the Board or the chief executive officer of the Company, in that party’s sole discretion, may determine whether Continuous Service will be considered interrupted in the case of (i) any leave of absence approved by the Board or chief executive officer, including sick leave, military leave or any other personal leave, or (ii) transfers between the Company, an Affiliate, or their successors. Notwithstanding the foregoing, a leave of absence will be treated as Continuous Service for purposes of vesting in a Stock Award only to such extent as may be provided in the Company’s leave of absence policy, in the written terms of any leave of absence agreement or policy applicable to the Participant, or as otherwise required by law.

(n) “Corporate Transaction” means the consummation, in a single transaction or in a series of related transactions, of any one or more of the following events:

(i) a sale, lease or other disposition of all or substantially all of the assets of the Company;

(ii) an acquisition by any Exchange Act Person of the beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act, or comparable successor rule) of securities of the Company representing at least 50% of the combined voting power entitled to vote in the election of Directors (a “Control Acquisition”);

(iii) a merger, consolidation or similar transaction in which the Company is not the surviving corporation; or

(iv) a reverse merger, consolidation or similar transaction in which the Company is the surviving corporation but the shares of Common Stock outstanding immediately preceding the merger, consolidation or similar transaction are converted by virtue of the merger, consolidation or similar transaction into other property, whether in the form of securities, cash or otherwise.

(o) “Covered Employee” will have the meaning provided in Section 162(m)(3) of the Code.

(p) “Director” means a member of the Board.

(q) “Disability” means, with respect to a Participant, the inability of such Participant to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or that has lasted or can be expected to last for a continuous period of not less than 12 months, as provided in Sections 22(e)(3) and 409A(a)(2)(c)(i) of the Code, and will be determined by the Board on the basis of such medical evidence as the Board deems warranted under the circumstances.

(r) “Effective Date” means the effective date of this Plan document, which is the date of the annual meeting of stockholders of the Company held in 2014, provided this Plan is approved by the Company’s stockholders at such meeting.

(s) “Employee” means any person employed by the Company or an Affiliate. However, service solely as a Director, or payment of a fee for such services, will not cause a Director to be considered an “Employee” for purposes of the Plan.

(t) “Entity” means a corporation, partnership, limited liability company or other entity.

(u) “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

(v) “Exchange Act Person” means any natural person, Entity or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act), except that “Exchange Act Person” will not include (i) the Company or any Subsidiary of the Company, (ii) any employee benefit plan of the Company or any Subsidiary of the Company or any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any Subsidiary of the Company, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, (iv) an Entity Owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their Ownership of stock of the Company; or (v) any natural person, Entity or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act) that, as of the Effective Date, is the Owner, directly or indirectly, of securities of the Company representing more than 50% of the combined voting power of the Company’s then outstanding securities.

(w) “Fair Market Value” means, as of any date, the value of the Common Stock determined as follows:

(i) If the Common Stock is listed on any established stock exchange or traded on any established market, the Fair Market Value of a share of Common Stock will be, unless otherwise determined by the Board, the closing sales price for such stock as quoted on such exchange or market (or the exchange or market with the greatest volume of trading in the Common Stock) on the date of determination, as reported in a source the Board deems reliable.

(ii) Unless otherwise provided by the Board, if there is no closing sales price for the Common Stock on the date of determination, then the Fair Market Value will be the closing selling price on the last preceding date for which such quotation exists.

(iii) In the absence of such markets for the Common Stock, the Fair Market Value will be determined by the Board in good faith and in a manner that complies with Sections 409A and 422 of the Code.

(x) “Full Value Award” means a Stock Award that is not an Option or SAR with respect to which the exercise or strike price is at least 100% of the Fair Market Value of the Common Stock subject to the Option or SAR on the date of grant.

(y) “Good Reason” means that one or more of the following are undertaken by the Company without the Participant’s express written consent:

(i) reduction of such Participant’s rate of compensation as in effect immediately prior to a Change in Control by greater than 10%, except to the extent the compensation of other similarly situated persons are accordingly reduced;

(ii) failure to provide a package of welfare benefit plans that, taken as a whole, provide substantially similar benefits to those in which such Participant is entitled to participate immediately prior to a Change in Control (except that such Participant’s contributions may be raised to the extent of any cost increases imposed by third parties) or any action by the Company that would adversely affect such Participant’s participation or reduce such Participant’s benefits under any of such plans;

(iii) a change in such Participant’s responsibilities, authority, titles or offices resulting in diminution of position, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith that is remedied by the Company promptly after notice thereof is given by such person;

(iv) a request that such Participant relocate to a worksite that is more than 50 miles from such Participant’s prior worksite, unless such person accepts such relocation opportunity;

(v) a material reduction in duties;

(vi) a failure or refusal of any successor company to assume the obligations of the Company under an agreement with such Participant; or

(vii) a material breach by the Company of any of the material provisions of an agreement with such Participant.

Notwithstanding the foregoing, a Participant will have “Good Reason” for his or her resignation only if: (a) such Participant notifies the Company in writing, within 30 days after the occurrence of one of the foregoing event(s), specifying the event(s) constituting Good Reason and that he or she intends to terminate his or her employment no earlier than 30 days after providing such notice; (b) the Company does not cure such condition within 30 days following its receipt of such notice or states unequivocally in writing that it does not intend to attempt to cure such condition; and (c) the Participant resigns from employment within 30 days following the end of the period within which the Company was entitled to remedy the condition constituting Good Reason but failed to do so.

(z) “Incentive Stock Option” means an option granted pursuant to Section 5 that is intended to be, and that qualifies as, an “incentive stock option” within the meaning of Section 422 of the Code.

(aa) “Non-Employee Director” means a Director who either (i) is not a current employee or officer of the Company or an Affiliate, does not receive compensation, either directly or indirectly, from the Company or an Affiliate for services rendered as a consultant or in any capacity other than as a Director (except for an amount as to which disclosure would not be required under Item 404(a) of Regulation S-K promulgated pursuant to the Securities Act (“Regulation S-K”)), does not possess an interest in any other transaction for which disclosure would be required under Item 404(a) of Regulation S-K, and is not engaged in a business relationship for which disclosure would be required pursuant to Item 404(b) of Regulation S-K; or (ii) is otherwise considered a “non-employee director” for purposes of Rule 16b-3.

(bb) “Nonstatutory Stock Option” means any option granted pursuant to Section 5 that does not qualify as an Incentive Stock Option.

(cc) “Officer” means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act.

(dd) “Option” means an Incentive Stock Option or a Nonstatutory Stock Option to purchase shares of Common Stock granted pursuant to the Plan.

(ee) “Option Agreement” means a written agreement between the Company and an Optionholder evidencing the terms and conditions of an Option grant. Each Option Agreement will be subject to the terms and conditions of the Plan.

(ff) “Optionholder” means a person to whom an Option is granted pursuant to the Plan or, if applicable, such other person who holds an outstanding Option.

(gg) “Other Stock Award” means an award based in whole or in part by reference to the Common Stock which is granted pursuant to the terms and conditions of Section 6(d).

(hh) “Other Stock Award Agreement” means a written agreement between the Company and a holder of an Other Stock Award evidencing the terms and conditions of an Other Stock Award grant. Each Other Stock Award Agreement will be subject to the terms and conditions of the Plan.

(ii) “Outside Director” means a Director who either (i) is not a current employee of the Company or an “affiliated corporation” (within the meaning of Treasury Regulations promulgated under Section 162(m) of the Code), is not a former employee of the Company or an “affiliated corporation” who receives compensation for prior services (other than benefits under a tax-qualified retirement plan) during the taxable year, has not been an officer of the Company or an “affiliated corporation,” and does not receive remuneration from the Company or an “affiliated corporation,” either directly or indirectly, in any capacity other than as a Director, or (ii) is otherwise considered an “outside director” for purposes of Section 162(m) of the Code.

(jj) “Own,” “Owned,” “Owner,” “Ownership” A person or Entity will be deemed to “Own,” to have “Owned,” to be the “Owner” of, or to have acquired “Ownership” of securities if such person or Entity, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares voting power, which includes the power to vote or to direct the voting, with respect to such securities.

(kk) “Participant” means a person to whom an Award is granted pursuant to the Plan or, if applicable, such other person who holds an outstanding Stock Award.

(ll) “Performance Cash Award” means an award of cash granted pursuant to the terms and conditions of Section 6(c)(ii).

(mm) “Performance Criteria” means the one or more criteria that the Committee (or, if not required for compliance with Section 162(m) of the Code, the Board or the Committee) will select for purposes of establishing the Performance Goals for a Performance Period. The Performance Criteria that will be used to establish such Performance Goals may be based on any one of, or combination of, the following as determined by the Committee (or Board, if applicable): (1) earnings (including earnings per share and net earnings); (2) earnings before interest, taxes and depreciation; (3) earnings before interest, taxes, depreciation and amortization; (4) total stockholder return; (5) return on equity or average stockholder’s equity; (6) return on assets, investment, or capital employed; (7) stock price; (8) margin (including gross margin); (9) income (before or after taxes); (10) operating income; (11) operating income after taxes; (12) pre-tax profit; (13) operating cash flow; (14) sales or revenue targets; (15) increases in revenue or product revenue; (16) expenses and cost reduction goals; (17) improvement in or attainment of working capital levels; (18) economic value added (or an equivalent metric); (19) market share; (20) cash flow; (21) cash flow per share; (22) share price performance; (23) debt reduction; (24) implementation or completion of projects or processes; (25) customer satisfaction; (26) stockholders’ equity; (27) capital expenditures; (28) debt levels; (29) operating profit or net operating profit; (30) workforce diversity; (31) growth of net income or operating income; (32) billings; and (33) to the extent that an Award is not intended to comply with Section 162(m) of the Code, other measures of performance selected by the Committee or Board.

(nn) “Performance Goals” means, for a Performance Period, the one or more goals established by the Committee (or, if not required for compliance with Section 162(m) of the Code, the Board or the Committee) for the Performance Period based upon the Performance Criteria. Performance Goals may be based on a Company-wide basis, with respect to one or more business units, divisions, Affiliates, or business segments, and in either absolute terms or relative to the performance of one or more comparable companies or the performance of one or more relevant indices. Unless specified otherwise by the Committee (or, if not required for compliance with Section 162(m) of the Code, the Board or the Committee) (i) in the Award Agreement at the time the Award is granted or (ii) in such other document setting forth the Performance Goals at the time the Performance Goals are established, the Committee (or Board, if applicable) will appropriately make adjustments in the method of calculating the attainment of Performance Goals for a Performance Period as follows: (1) to exclude restructuring and/or other nonrecurring charges; (2) to exclude exchange rate effects, as applicable, for non-U.S. dollar denominated Performance Goals; (3) to exclude the effects of changes to generally accepted accounting principles; (4) to exclude the effects of any statutory adjustments to corporate tax rates; and (5) to exclude the effects of any “extraordinary items” as determined under generally accepted accounting principles.

(oo) “Performance Period” means the period of time selected by the Committee (or, if not required for compliance with Section 162(m) of the Code, the Board or the Committee) over which the attainment of one or more Performance Goals will be measured for the purpose of determining a Participant’s right to and the payment of a Performance Stock Award or a Performance Cash Award. Performance Periods may be of varying and overlapping duration, at the sole discretion of the Committee (or Board, if applicable).

(pp) “Performance Stock Award” means a Stock Award granted under the terms and conditions of Section 6(c)(i).

(qq) “Plan” means this Exelixis, Inc. 2014 Equity Incentive Plan.

(rr) “Restricted Stock Award” means an award of shares of Common Stock which is granted pursuant to the terms and conditions of Section 6(a).

(ss) “Restricted Stock Award Agreement” means a written agreement between the Company and a holder of a Restricted Stock Award evidencing the terms and conditions of a Restricted Stock Award grant. Each Restricted Stock Award Agreement will be subject to the terms and conditions of the Plan.

(tt) “Restricted Stock Unit Award” means a right to receive shares of Common Stock which is granted pursuant to the terms and conditions of Section 6(b).

(uu) “Restricted Stock Unit Award Agreement” means a written agreement between the Company and a holder of a Restricted Stock Unit Award evidencing the terms and conditions of a Restricted Stock Unit Award grant. Each Restricted Stock Unit Award Agreement will be subject to the terms and conditions of the Plan.

(vv) “Rule 16b-3” means Rule 16b-3 promulgated under the Exchange Act or any successor to Rule 16b-3, as in effect from time to time.

(ww) “Rule 405” means Rule 405 promulgated under the Securities Act.

(xx) “Securities Act” means the Securities Act of 1933, as amended.

(yy) “Stock Appreciation Right” or “SAR” means a right to receive the appreciation on Common Stock that is granted pursuant to the terms and conditions of Section 5.

(zz) “Stock Appreciation Right Agreement” means a written agreement between the Company and a holder of a Stock Appreciation Right evidencing the terms and conditions of a Stock Appreciation Right grant. Each Stock Appreciation Right Agreement will be subject to the terms and conditions of the Plan.

(aaa) “Stock Award” means any right to receive Common Stock granted under the Plan, including an Incentive Stock Option, a Nonstatutory Stock Option, a Stock Appreciation Right, a Restricted Stock Award, a Restricted Stock Unit Award, a Performance Stock Award or any Other Stock Award.

(bbb) “Stock Award Agreement” means a written agreement between the Company and a Participant evidencing the terms and conditions of a Stock Award grant. Each Stock Award Agreement will be subject to the terms and conditions of the Plan.

(ccc) “Subsidiary” means, with respect to the Company, (i) any corporation of which more than 50% of the outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether, at the time, stock of any other class or classes of such corporation will have or might have voting power by reason of the happening of any contingency) is at the time, directly or indirectly, Owned by the Company, and (ii) any partnership, limited liability company or other entity in which the Company has a direct or indirect interest (whether in the form of voting or participation in profits or capital contribution) of more than 50%.

(ddd) “Ten Percent Stockholder” means a person who Owns (or is deemed to Own pursuant to Section 424(d) of the Code) stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or any Affiliate.

Exelixis, Inc.

IMPORTANT ANNUAL MEETING INFORMATION
Electronic Voting Instructions
Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet or telephone must be received by 11:59 p.m., Eastern Time, on May 27, 2014.
Vote by Internet
• Go to www.investorvote.com/EXEL
• Or scan the QR code with your smartphone
• Follow the steps outlined on the secure website
Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone • Follow the instructions provided by the recorded message

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Annual Meeting Proxy Card

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals — The Board of Directors recommends a vote FOR all the nominees listed in Proposal 1 and FOR Proposals 2 through 4.

1. To elect the four Class III nominees for director named in the accompanying Proxy Statement to hold office until the 2017 Annual Meeting of Stockholders

	For	Against	Abstain		For	Against	Abstain		For	Against	Abstain	+
01 - Michael M. Morrissey, Ph.D.	☐	☐	☐	02 - Stelios Papadopoulos, Ph.D.	☐	☐	☐	03 - George A. Scangos, Ph.D.	☐	☐	☐
04 - Lance Willsey, M.D.	☐	☐	☐

	For	Against	Abstain		For	Against	Abstain
2. To ratify the selection of Ernst & Young LLP as Exelixis’ independent registered public accounting firm for the fiscal year ending January 2, 2015.	☐	☐	☐	3. To approve the Exelixis, Inc. 2014 Equity Incentive Plan.	☐	☐	☐
4. To approve, on an advisory basis, the compensation of Exelixis’ named executive officers.	☐	☐	☐

B	Non-Voting Items

Change of Address — Please print your new address below.	Comments — Please print your comments below.	Meeting Attendance
		Mark the box to the right if you plan to attend the Annual Meeting.	☐

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

¢	1 U P X	+

01TCIC

Important notice regarding the Internet availability of proxy materials for the 2014 Annual Meeting of Stockholders.

The Proxy Statement and the 2013 Annual Report to Stockholders are available at:

http://exel-annualstockholdermeeting.com

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — EXELIXIS, INC.

PROXY SOLICITED BY THE BOARD OF DIRECTORS

FOR THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 28, 2014

The undersigned hereby appoints Michael M. Morrissey, Frank L. Karbe and James B. Bucher, and each of them, as attorneys and proxies of the undersigned, with full power of substitution, to vote all of the shares of stock of Exelixis, Inc. that the undersigned may be entitled to vote at the Annual Meeting of Stockholders of Exelixis, Inc. to be held at the offices of Exelixis, Inc. at 210 East Grand Avenue, South San Francisco, CA 94080 on Wednesday, May 28, 2014, at 8:00 a.m. (local time), and at any and all postponements, continuations and adjournments thereof, with all powers that the undersigned would possess if personally present, upon and in respect of the following matters and in accordance with the following instructions, with discretionary authority as to any and all other matters that may properly come before the meeting.

UNLESS A CONTRARY DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED “FOR” ALL NOMINEES LISTED IN PROPOSAL 1 AND “FOR” PROPOSALS 2 THROUGH 4, AS MORE SPECIFICALLY DESCRIBED IN THE PROXY STATEMENT. IF SPECIFIC INSTRUCTIONS ARE INDICATED, THIS PROXY WILL BE VOTED IN ACCORDANCE THEREWITH.

(Continued and to be marked, dated and signed, on the other side)